                                  SCHEDULE 14C
                                 (RULE 14c-101)

                 INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14c INFORMATION

                INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

[ ]  Preliminary Information Statement          [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14c-5(d)(2))
[X]  Definitive Information Statement

                            LEGEND PROPERTIES, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant As Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

     [ ]  No Fee required.

     [X]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
          COMMON STOCK, $.01 PAR VALUE PER SHARE
     ---------------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:
          1,233,228
     ---------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          $0.50
     ---------------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:
          $616,614
     ---------------------------------------------------------------------------
     (5)  Total fee paid:
          $124.00
     ---------------------------------------------------------------------------

[X]  Fee previously paid with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
          $124.00
     ---------------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:
          SCHEDULE 14C
     ---------------------------------------------------------------------------
     (3)  Filing Party:
          LEGEND PROPERTIES, INC.
     ---------------------------------------------------------------------------
     (4)  Date Filed:
          FEBRUARY 18, 2000
     ---------------------------------------------------------------------------

                            LEGEND PROPERTIES, INC.
                                3755 7th Terrace
                                   Suite 301
                           Vero Beach, Florida 32960


                                                                  August 9, 2000


To Our Stockholders:


     You are cordially invited to attend a special meeting of stockholders of Legend Properties, Inc. (the "Company" or "Legend") to be held on Thursday, August 31, 2000, at 9:00 a.m., local time, at the Company's offices located at 3755 7th Terrace, Suite 301, Vero Beach, Florida. The purpose of the special meeting is to consider and vote upon a merger that, if approved and subsequently consummated, will result in the public stockholders of Legend receiving $.50 in cash per share for their stock and Legend becoming a privately-owned company.


     If approved by Legend's stockholders, the merger would be accomplished pursuant to an Agreement and Plan of Merger as follows: LP Acquisition Corp., a newly-formed Delaware corporation organized at the direction of RGI Holdings, Inc., would merge with and into Legend, with Legend being the surviving corporation in the merger. If the merger is consummated, each outstanding share of common stock, $.01 par value, of Legend, other than shares held by RGI Holdings, will be canceled and converted automatically into the right to receive $.50 in cash, payable to the holder thereof, without interest. As a result of the merger, Legend will become a privately-held company that is owned by RGI Holdings.

     A special committee of the board of directors of Legend, consisting of three independent directors, was formed to investigate, consider and evaluate the proposed merger and possible strategic alternatives to maximize stockholder value. The special committee has unanimously recommended to Legend's board of directors that the merger and related agreements be approved. In connection with its evaluation of the proposed merger and certain possible strategic alternatives, the special committee engaged Josephthal & Co. Inc. to act as its financial advisor. Josephthal has rendered its written opinion that, as of January 5, 2000, based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the cash merger consideration of $.50 per share to be received in the merger is fair from a financial point of view to the public stockholders of the Company. The written opinion of Josephthal, dated as of January 5, 2000, is attached as Appendix B to the enclosed information statement and should be read carefully and in its entirety by the stockholders.

     THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS BELIEVE THAT THE TERMS OF THE MERGER ARE SUBSTANTIVELY AND PROCEDURALLY FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND UNANIMOUSLY RECOMMEND THAT THE STOCKHOLDERS APPROVE THE MERGER.

     Approval of the merger at the special meeting will require the affirmative vote of holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting. RGI Holdings, which, as of the record date, held of record approximately 80% of the outstanding shares of common stock, has expressed its intention to vote its shares for approval of the merger. The affirmative vote of RGI Holdings will be sufficient under Delaware law to approve the merger. Accordingly, we are not soliciting proxies in connection with the special meeting and you are requested not to send us a proxy. If the merger is approved by the stockholders, the closing of the merger will occur as soon after the special meeting as all of the other conditions to closing the merger are satisfied.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     The accompanying information statement provides you with a summary of the proposed merger and additional information about the parties involved and their interests. Please give all this information your careful attention. You are cordially invited to attend the special meeting in person to ask questions and vote your shares. Thank you.

                                          /s/ Peter J. Henn
                                          PETER J. HENN
                                          President and Chief Executive Officer

                            LEGEND PROPERTIES, INC.
                                3755 7th Terrace
                                   Suite 301
                           Vero Beach, Florida 32960

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON AUGUST 31, 2000


To the Stockholders of
Legend Properties, Inc.


     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Legend Properties, Inc., a Delaware corporation (the "Company"), will be held at 9:00 a.m., local time, on Thursday, August 31, 2000, at the Company's offices located at 3755 7th Terrace, Suite 301, Vero Beach, Florida, for the following purposes:


        1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, providing for the merger of LP Acquisition Corp., a Delaware corporation, with and into the Company, with the Company being the surviving corporation. In the merger, each outstanding share of the Company's common stock, $.01 par value, other than shares held by RGI Holdings, Inc., the sole stockholder of LP Acquisition Corp., will be converted into the right to receive $.50 in cash, without interest. The merger agreement is more fully described in the accompanying information statement and is attached as Appendix A to the information statement.

        2. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.


     The board of directors has determined that only stockholders of record at the close of business on August 4, 2000 are entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof. The stock transfer books of the Company will not be closed prior to the meeting.


     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     YOUR SHARES OF COMMON STOCK MAY BE VOTED AT THE MEETING ONLY IF YOU ARE PRESENT AT THE MEETING IN PERSON OR BY VALID PROXY. WE ARE NOT SOLICITING PROXIES IN CONNECTION WITH THE MEETING AND REQUEST THAT YOU DO NOT SEND PROXIES TO US.

                                          By Order of the Board of Directors

                                          /s/ Peter J. Henn
                                          Peter J. Henn
                                          President and Chief Executive Officer

Vero Beach, Florida

August 9, 2000

                            LEGEND PROPERTIES, INC.
                                3755 7th Terrace
                                   Suite 301
                           Vero Beach, Florida 32960
                         ------------------------------

                             INFORMATION STATEMENT
                         ------------------------------

                        SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON AUGUST 31, 2000


     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INTRODUCTION


     This information statement is being furnished to the stockholders of Legend Properties, Inc., a Delaware corporation (the "Company" or "Legend"), in connection with the special meeting of stockholders to be held on Thursday, August 31, 2000 at 9:00 a.m., local time, at the Company's offices located at 3755 7th Terrace, Suite 301, Vero Beach, Florida, and at any adjournments or postponements thereof. The date of this information statement is August 9, 2000, and this information statement and the foregoing Notice of Special Meeting of Stockholders are first being mailed to stockholders of Legend on or about August 9, 2000.


     The special meeting has been called to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, which is attached to this information statement as Appendix A. Pursuant to the merger agreement, LP Acquisition Corp. ("Acquisition Corp."), a newly-formed Delaware corporation organized at the direction of RGI Holdings, Inc., a Washington corporation, will be merged with and into Legend. In the merger, each outstanding share of common stock (the "Common Stock"), $.01 par value, of Legend (other than shares held by RGI Holdings) will be canceled and converted automatically into the right to receive $.50 in cash, payable to the holder thereof, without interest. Acquisition Corp. has been organized at the direction of RGI Holdings, the sole stockholder of Acquisition Corp., which currently holds approximately 80% of Legend's issued and outstanding common stock. After the merger, Legend will become a privately held company wholly-owned by RGI Holdings, and the public stockholders will no longer own an equity interest in Legend. The current executive officers of Legend will retain their positions with Legend. The aggregate consideration payable in the merger, excluding fees and expenses, is approximately $617,000.

     Because certain directors of Legend are subject to conflicts of interest in evaluating the merger, the board of directors appointed a special committee of disinterested directors to consider and make recommendations with respect to the merger and possible strategic alternatives to maximize stockholder value. The special committee and the board believe that the terms of the merger are substantively and procedurally fair to, and in the best interests of, the Company's stockholders and unanimously recommend that the stockholders approve the merger. See "SPECIAL FACTORS -- Conflicts of Interest -- The Special Committee's and the Board's Recommendation."

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     Approval of the merger at the special meeting will require the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting. RGI Holdings, which, as of the record date, held of record 5,057,646, or approximately 80%, of the outstanding shares of Legend's common stock has expressed its intention to vote its shares for approval of the merger. Holders of 1,233,228, or approximately 20%, of the outstanding shares of common stock remain uncommitted with respect to how they will vote on the merger. The affirmative vote of RGI Holdings will be sufficient under Delaware law to approve the merger. Accordingly, we are not soliciting proxies in connection with the special meeting and you are requested not to send us a proxy. This information statement is being furnished to stockholders solely to provide them with certain information in accordance with the requirements of Delaware law and the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including Regulation 14C. The consummation of the merger is subject to a number of conditions, and, accordingly, there can be no assurance that the merger will be consummated.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     You are cordially invited to attend the special meeting in person to ask questions and vote your shares. Please do not send in stock certificates now. After the merger is completed, we will send you written instructions for exchanging your common stock certificates for the cash to which you are entitled.

     YOU ARE URGED TO READ AND CONSIDER CAREFULLY THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT AND TO CONSULT WITH YOUR PERSONAL FINANCIAL AND TAX ADVISORS.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Introduction................................................     i
Summary.....................................................     1
The Special Meeting.........................................     9
  General...................................................     9
  Record Date and Quorum Requirement........................     9
  Voting Procedures; Required Vote..........................     9
  Effective Time............................................    10
Special Factors.............................................    11
  Background of the Merger..................................    11
  The Special Committee's and the Board's Recommendation....    14
  Opinion of the Financial Advisor..........................    17
  Engagement of Josephthal..................................    27
  Purpose and Reasons of the Affiliates for the Merger......    27
  Position of the Affiliates as to Fairness of the Merger...    28
  Conflicts of Interest.....................................    28
  Certain Effects of the Merger.............................    29
  Conduct of Legend's Business After the Merger.............    29
  Certain Forward Looking Information.......................    29
The Merger..................................................    30
  Conversion of Securities..................................    30
  Cash-out of Legend Stock Options..........................    30
  Transfer of Shares........................................    31
  Conditions................................................    31
  Representations and Warranties............................    32
  Covenants.................................................    32
  Nonsolicitation Covenant..................................    34
  Indemnification and Insurance.............................    35
  Expenses..................................................    35
  Termination, Amendment and Waiver.........................    36
  Termination Fee...........................................    36
  Funding of Merger Consideration...........................    37
  Expenses of the Transaction...............................    37
  Regulatory Approvals......................................    37
  Accounting Treatment......................................    37
Rights of Dissenting Stockholders...........................    37
Federal Income Tax Consequences.............................    38
Business of the Company.....................................    42
  Business Operations.......................................    42
  Description of Projects...................................    43
  Other Information.........................................    46
  Properties................................................    47
  Legal Proceedings.........................................    47
Selected Consolidated Financial Data........................    49
Management's Discussion and Analysis of Results of
  Operations and Financial Condition........................    50
  Overview..................................................    50
  Results of Operations.....................................    50
  Factors Affecting Legend's Business Plan..................    60
Certain Forward Looking Information.........................    64

                                                              PAGE
                                                              ----
Management..................................................    66
  Directors and Executive Officers of Legend................    66
  Executive and Director Compensation.......................    67
Principal Stockholders and Stock Ownership..................    70
Certain Information Concerning LP Acquisition Corp., RGI
  Holdings and other Affiliates.............................    71
Certain Transactions........................................    76
  Consulting and Other Fees.................................    76
  Receivables...............................................    76
  Payables..................................................    77
  Indemnity.................................................    77
Market Prices of Common Stock and Dividends.................    78
Disclosure Regarding Forward-Looking Statements.............    78
Independent Public Accountants..............................    78
Other Business..............................................    78
Documents Incorporated by Reference.........................    78
Available Information.......................................    79
Index to Consolidated Financial Statements..................   F-1
Independent Auditors' Report................................   F-2

APPENDIX A -- Agreement and Plan of Merger
APPENDIX B -- Opinion of Josephthal & Co. Inc.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Information Statement. Please refer to the more detailed information contained elsewhere or incorporated by reference in this Information Statement. You are urged to read this Information Statement and its appendices in their entirety before voting.


Date, Time and Place of the
  Special Meeting.......... The special meeting of Legend will be held on
                            Thursday, August 31, 2000, at 9:00 a.m., local time, at our offices located at 3755 7th Terrace, Suite 301, Vero Beach, Florida.



Purpose of the Special
Meeting.................... At the special meeting, our stockholders will consider and vote on a proposal to approve the merger agreement which is attached to this information statement as Appendix A. Under the merger agreement, Acquisition Corp., a newly-formed Delaware corporation, will merge with and into Legend, with Legend as the surviving corporation in the merger, and each outstanding share of our common stock, other than shares held by RGI Holdings, the sole stockholder of Acquisition Corp. will be converted automatically into the right to receive $.50 in cash without interest. See "THE MERGER" beginning on page 30.



Record Date and Quorum..... Our board of directors has fixed the close of business on August 4, 2000 as the record date for determining stockholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Each holder of record of common stock at the close of business on the record date is entitled to one vote for each share then held on each matter submitted to a vote of stockholders. At the close of business on the record date, there were 6,290,874 shares of common stock outstanding. The holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. See "THE SPECIAL MEETING" beginning on page 9.



Required Vote.............. The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting is required to approve the merger agreement. Thus, a failure to vote or a vote to abstain will have the same legal effect as a vote cast against approval. In addition, brokers who hold shares of common stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners. A broker non-vote will have the same effect as a vote against the merger. See "THE SPECIAL MEETING -- Voting Procedures; Required Vote" beginning on page 9.


                            RGI Holdings, which as of the record date held 5,057,646, or approximately 80%, of the outstanding shares of our common stock, has expressed its intention to vote its shares for approval of the merger. Holders of 1,233,228 shares of common stock, or approximately 20%, of the outstanding shares of common stock, remain uncommitted with respect to how they will vote on the merger. The affirmative vote of RGI Holdings will be sufficient under Delaware law to approve the merger. Accordingly, we are not soliciting proxies in connection with the special meeting. Nevertheless, you are welcome to attend the special meeting to vote your shares and to have any questions you might have answered.

The Company................ We are a diversified real estate development and operating company engaged in three primary business activities: real estate development and sales, club operations and patient services. We operate other ancillary operations that provide support services to our primary business activities but these ancillary operations are not material enough to be considered a primary business activity.

                            Our strategy is to realize and enhance the market potential of our core assets. We currently control approximately 2,700 acres of land in a master planned community (Southbridge), a residential golf community (Grand Harbor) and a retirement community (Oak Harbor).


                            Our principal executive offices are located at 3755 7th Terrace, Suite 301, Vero Beach, Florida 32960. Our telephone number is (561) 778-0180. See "BUSINESS OF THE COMPANY" beginning on page 42.


RGI Holdings............... RGI Holdings is an indirect majority-owned subsidiary of Aker RGI ASA, a Norwegian investment company. Aker RGI is an investment company that engages in acquiring, restructuring, developing and selling companies. Its key investments are currently in oil and gas technology, shipbuilding and offshore industry yards and fisheries. It is one of Norway's largest privately controlled industrial groups, with approximately 90% of its capital stock controlled by Kjell Inge Rokke and the remainder publicly held. Aker RGI's capital stock is quoted on the Oslo Stock Exchange. RGI Europe, RGI Denmark and RGI International are intermediate holding companies for various entities engaged in such businesses. RGI Holdings was organized to serve as a holding company for investments in entities engaged in the ownership and development of real estate and related assets.

                            RGI Holdings is controlled by, or under common control with, the following:

                            (1) Kjell Inge Rokke, a Norwegian citizen;

                            (2) TRG (Europe) B.V., a Netherlands corporation
                                wholly-owned by Mr. Rokke and the holder of approximately 90% of the capital stock of Aker RGI;

                            (3) Aker RGI;

                            (4) RGI (Europe) B.V., a Netherlands corporation and
                                wholly-owned subsidiary of Aker RGI ASA;

                            (5) RGI (Denmark) ApS, a Danish limited liability
                                company and wholly-owned subsidiary of RGI
                                Europe;

                            (6) Resource Group International, Inc., a Washington
                                corporation, a wholly-owned subsidiary of RGI Denmark and the holder of 80.45% of the outstanding capital stock of RGI Holdings; and

                            (7) Avantor International AS, a Norwegian
                                corporation and the holder of 19.55% of the outstanding capital stock of RGI Holdings.

                            Mr. Rokke, TRG, Aker RGI, TRG, RGI Europe, RGI Denmark, RGI International, RGI Holdings, Avantor and Acquisition Corp. are hereinafter collectively referred to as our "Affiliates."

                            The executive offices of RGI Holdings are located at 2025 First Avenue, Suite 830, Seattle, Washington 98121 and its telephone number is 206-464-0200.


Acquisition Corp........... Acquisition Corp. is a newly-formed Delaware corporation organized at the direction of RGI Holdings. RGI Holdings is the sole stockholder of Acquisition Corp. See "CERTAIN INFORMATION CONCERNING ACQUISITION CORP., RGI HOLDINGS AND OTHER AFFILIATES" beginning on page 71.



                            After the merger, Helge Lund and Jan Petter
                            Storetvedt, the two current directors of Legend who are employees of RGI Holdings or Aker RGI, are expected to continue to serve as directors of the surviving corporation in the merger. See "SPECIAL FACTORS -- Conflicts of Interest" beginning on page 28.


                            The executive offices of Acquisition Corp. are located at 2025 First Avenue, Suite 830, Seattle, Washington, 98121. Acquisition Corp.'s telephone number is 206-464-0200.


The Merger................. The merger agreement provides that, subject to satisfaction of certain conditions, Acquisition Corp. will be merged with and into us, and that following the merger, the separate existence of Acquisition Corp. will cease and we will continue as the surviving corporation wholly-owned by RGI Holdings. Upon filing of a Certificate of Merger with the Secretary of State of the State of Delaware, and subject to the terms and conditions set forth in the merger agreement, each share of our issued and outstanding common stock (other than shares held by RGI Holdings) will, by virtue of the merger, be canceled and converted into the right to receive $.50 in cash, without interest. As a result of the merger, our common stock will be 100% owned by RGI Holdings. See "THE MERGER" beginning on page 30.



Effective Time of the
Merger and Payment for
  Shares................... The effective time of the merger is currently expected to occur as soon as practicable after the special meeting, subject to approval of the merger agreement at the special meeting and satisfaction or waiver of the terms and conditions of the merger agreement. See "--Conditions to the Merger, Termination and Expenses" and "THE MERGER--Conditions" beginning on page 31. Detailed instructions with regard to the surrender of share certificates, together with a letter of transmittal, will be forwarded to stockholders by the disbursing agent, Boston Equiserve, promptly following the effective time of the merger. Stockholders should not submit their certificates to the disbursing agent until they have received such materials. The disbursing agent will send payment of the cash merger consideration to you as promptly as practicable following receipt by the disbursing agent of their certificates and other required documents. No interest will be paid or accrued on the cash payable upon the surrender of certificates. See "THE MERGER -- Conversion of Securities" beginning on page 30. Stockholders should not send any stock certificates at this time.


The Special Committee's and
  Board's Recommendation... The RGI directors are employees of Aker RGI or RGI
                            Holdings and are therefore subject to conflicts of interest in evaluating the merger. Accordingly, in October 1999, our board of directors appointed a special committee, comprised of all three independent and disinterested directors, to evaluate and make recommendations with respect to the merger and other strategic options. Based on the factors set forth in this information statement (see "SPECIAL FACTORS -- The Special Committee's and the Board's Recommendation" beginning on page 14 and "-- Conflicts of Interest" beginning on page 28), the special committee unanimously recommended to our board that the merger agreement be approved and that it be recommended to our stockholders. Following the recommendation of the special committee, our board unanimously approved the merger agreement and recommended that our stockholders approve the merger agreement. In connection with the foregoing, the special committee and the board determined that the merger is substantively and procedurally fair to, and in the best interests of, the stockholders of the company other than RGI Holdings and its affiliates. In connection with their recommendations, the special committee and the board each adopted the analyses and findings of the special committee's financial advisor, Josephthal & Co. Inc. See "SPECIAL FACTORS -- Opinion of the Financial Advisor" beginning on page 17. THE SPECIAL COMMITTEE AND THE BOARD UNANIMOUSLY RECOMMEND THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT.


Opinion of the Financial
Advisor.................... Josephthal provided its opinion to the special committee that, as of the date of such opinion, the cash merger consideration was fair from a financial point of view to our public stockholders.


                            The full text of the written opinion of Josephthal, dated as of January 5, 2000, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached and incorporated by reference into this information statement. The opinion of Josephthal does not constitute a recommendation as to how any holder of our common stock should vote with respect to the merger. We urge you to read the opinion in its entirety. See "SPECIAL
                            FACTORS -- Opinion of Financial Advisor" beginning on page 17. We have paid Josephthal aggregate fees of $200,000 for services as financial advisor and rendering its opinion to the special committee and the company. See "SPECIAL FACTORS -- Opinion of Financial Advisor" beginning on page 17.


                            We have agreed to reimburse Josephthal for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Josephthal against certain liabilities, including certain liabilities under the federal securities laws.

Purpose and Reasons of the
  Affiliates for the
  Merger................... The purpose of the Affiliates for engaging in the transactions contemplated by the merger agreement is to acquire 100% of our common stock. As a result of the merger, RGI Holdings will become our sole stockholder and we will become a privately-held company. The Affiliates believe that as a private company we will have greater flexibility to focus on realizing value without minority stockholders. The Affiliates believe that becoming a privately-held company will also provide greater flexibility in restructuring our business and outstanding debt. See "SPECIAL FACTORS -- Purpose and Reasons of the Affiliates for the Merger" beginning on page 27.

Position of the Affiliates
as to Fairness of the
  Merger................... Each of the Affiliates has considered the analyses and findings of the special committee and the board (described in detail in "SPECIAL FACTORS -- The Special Committee's and the Board's Recommendation" beginning on page 14) with respect to the fairness of the merger to our public stockholders. As of the date of this information statement, each of the Affiliates adopts the analyses and findings of the special committee and the board with respect to the fairness of the merger and believes that the merger is both procedurally and substantively fair to, and in the best interests of, our public stockholders. See "SPECIAL FACTORS -- Position of the Affiliates as to Fairness of the Merger" beginning on page 28.



Conflicts of Interest...... In considering the recommendation of the board with respect to the merger, you should be aware that some of our officers and directors and affiliates of these officers and directors have interests in connection with the merger which may present them with actual or potential conflicts of interest, which are described in more detail under "SPECIAL FACTORS -- Conflicts of Interest" beginning on page 28.



                            RGI Directors. After the consummation of the merger, Messrs. Lund and Storetvedt are expected to continue to be employed by and/or serve as directors of RGI Holdings, Aker RGI or its other subsidiaries.


                            Members of Management. We expect to continue to employ Peter J. Henn, our president and chief executive officer, and Robert B. Cavoto, our chief financial officer in such capacities after the merger.


Certain Effects of the
Merger..................... As a result of the merger, all of our outstanding common stock will be owned by RGI Holdings. Our public stockholders will no longer have any interest in us, and will not be our stockholders, and therefore will not participate in our future earnings and potential growth. Instead, our public stockholders will have the right to receive $0.50 in cash, without interest, for each share held. See "SPECIAL FACTORS -- Conflicts of Interest" beginning on page 28 and "CERTAIN FORWARD LOOKING INFORMATION" beginning on page 64.



                            In addition, our common stock will no longer be quoted on the Nasdaq OTC Bulletin Board and price quotations with respect to sales of shares in the public market will no longer be available. The registration of our common stock under the Securities Exchange Act of 1934, will terminate, and this termination will eliminate our obligation to file periodic financial and other information with the SEC and will make most other provisions of the Exchange Act inapplicable. See "SPECIAL
                            FACTORS -- Certain Effects of the Merger" beginning on page 29.


Conditions to the Merger... Each party's obligation to complete the merger is subject to satisfaction of a number of conditions, including with respect to one or both parties: (i) the merger agreement shall have been approved by holders of a majority of the outstanding shares of common stock, (ii) all required consents and approvals shall have been obtained, and (iii) our representations and warranties shall be true and correct in all material respects as of the effective time of the merger except as contemplated by the merger agreement and except where the failure to be true and correct would not, in the aggregate, (x) have a material adverse effect on us or RGI Holdings or (y) prevent or materially delay the consummation of the merger. Any or all of the conditions that have not been satisfied may be waived (other than the condition that the merger agreement shall have been approved by holders of a majority of the outstanding shares of our common stock). See "THE
                            MERGER -- Conditions" beginning on page 31. Even if the stockholders approve the merger agreement, we cannot assure you that the merger will be consummated.



Termination................ At any time prior to the effective time of the merger, the merger agreement may be terminated by the mutual written consent of the parties. In addition, either we or Acquisition Corp. may terminate the merger agreement prior to the effective time if a court or other governmental entity permanently enjoins, restrains or prohibits the merger and such action is final and non-appealable. See "THE MERGER -- Termination, Amendment and Waiver" beginning on page 36.


                            The merger agreement may be terminated by Acquisition Corp. prior to the effective time if:
                            (i) any of our representations or warranties were not true and correct in all material respects when made, except in any case where such failure to be true and correct would not, in the aggregate, (x) have a material adverse effect on us, or (y) prevent or materially delay the consummation of the merger;
                            (ii) any of our representations or warranties (other than representations and warranties made as of a specified date) shall have ceased at a later date to be true and correct in all material respects as if made at such later date, except in any case where such failure to be true and correct would not, (x) in the aggregate, have a material adverse effect or
                            (y) prevent or materially delay the consummation of the merger; (iii) we fail to comply in any material respect with any of our material obligations or covenants contained in the merger agreement; or
                            (iv)(A) our board or the special committee withdraws or modifies its recommendation of the merger or the merger agreement, or approves or recommends a competing "Acquisition Proposal," (B) we enter into any agreement with respect to any Superior Proposal, or (C) our board or the special committee resolves to take any such action in clauses (iv)(A) or (B).

                            An "Acquisition Proposal" is defined under the merger agreement to include any inquiry, proposal or offer from any person to acquire, directly or indirectly, 20% or more of the total value of our assets and the assets of our subsidiaries or 20% or more of any class of our equity securities or the equity securities of any of our subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of our equity securities or any of our subsidiaries, any merger, consolidation, business combination, sale of all or substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving us or any of our subsidiaries (other than the transactions between the parties to the merger agreement contemplated by the merger agreement), or any other transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the merger or which could reasonably be expected to dilute materially the benefits to Acquisition Corp. of the transactions contemplated by the merger agreement.

                            A "Superior Proposal" is defined under the merger agreement to include any bona fide proposal made by a third party to acquire, directly or indirectly, 20% or more of the shares of our common stock then outstand-ing or all or substantially all our assets and otherwise on terms which our board reasonably determines in its good faith judgment (based on the advice of Josephthal) to be more favorable to you than the merger.


                            We may terminate the merger agreement (i) to accept a Superior Proposal by paying a "Termination Fee" (discussed below) to Acquisition Corp. (but may not, however, solicit discussions, or negotiate an Acquisition Proposal, except as required by our board's fiduciary duties), (ii) if any representation or warranty of Acquisition Corp. was not true and correct in all material respects when made or has ceased to be true and correct in all material respects as if made on such later date (unless made as of a specified date), or (iii) if Acquisition Corp. fails to comply in any material respect with any of its material obligations or covenants in the merger agreement. See "THE
                            MERGER -- Nonsolicitation Covenant" beginning on page 34 and "-- Termination, Amendment and Waiver" beginning on page 36.



Expenses................... We have agreed to reimburse Acquisition Corp. for its expenses (the "Termination Fee") in the event the merger agreement is terminated (i) by Acquisition Corp. due to (A) our breach of any of our representations, warranties or covenants, each as described above, or (B)(1) our board or the special committee withdraws or modifies in a manner adverse to Acquisition Corp. its approval or recommendation of the merger or the merger agreement, or if the board or special committee approves or recommends Acquisition Proposal, (2) we enter into any agreement with respect to any Superior Proposal or (3) our board or the special committee resolves to take any such action in clauses (1) or (2), or (ii) by us due to entering into a definitive agreement in connection with a Superior Proposal. See "THE MERGER -- Termination Fee" beginning on page 36.



                            Each of the parties has agreed to pay its own costs and expenses in connection with the merger, provided that, except as described above, RGI Holdings will reimburse us for all such fees and expenses incurred by us regardless of whether the merger is consummated. See "THE MERGER -- Termination Fee" beginning on page 36 and "-- Expenses of the Transaction" beginning on page 37.



Federal Income Tax
  Consequences............. The receipt of the cash merger consideration by a holder of our common stock through the merger will be a taxable transaction for federal income tax purposes. We urge you to consult your tax advisors to determine the effect of the merger under applicable federal, state, local and foreign tax laws. See "FEDERAL INCOME TAX CONSEQUENCES" beginning on page 38.


Rights of Dissenting
Stockholders............... Under Delaware law, you have no right to an appraisal of the value of your shares in connection with the merger.

Accounting Treatment....... The merger will be treated as a purchase business combination for accounting purposes.

Funding of the Merger
  Consideration............ It is estimated that approximately $1.1 million will be required to consummate the merger and pay related fees and expenses. This sum is expected to be provided by RGI Holdings' cash on hand. There is no financing contingency under the merger agreement.


Market Prices of Common
Stock and Dividends........ There is no established public trading market for our common stock. At the record date, there were 8,658 holders of record of common stock and approximately 7,700 persons or entities holding common stock in nominee name.


                            We have not declared or paid any cash dividends on our common stock since 1989, do not anticipate declaring or paying any dividends in the foreseeable future, and intend to retain any earnings to finance the development and expansion of our operations. Under the merger agreement, we have agreed not to pay any dividends on the common stock prior to the effective date of the merger.

                              THE SPECIAL MEETING

GENERAL


     This Information Statement is being delivered to Legend's stockholders in connection with the Special Meeting of Stockholders (as it may be adjourned or postponed, the "Special Meeting") to be held on Thursday, August 31, 2000 at 9:00 a.m., local time, at the Company's offices, located at 3755 7th Terrace, Suite 301, Vero Beach, Florida. The Company is not soliciting proxies in connection with the Special Meeting. All expenses incurred in connection with the mailing of this Information Statement will initially be paid by the Company. Officers, directors and regular employees of the Company may provide services in connection with the mailing of this Information Statement and the Special Meeting but will receive no additional compensation for such services. This Information Statement is being mailed to stockholders on or about August 9, 2000.


RECORD DATE AND QUORUM REQUIREMENT


     The Common Stock is the only outstanding voting security of the Company. The Company's board of directors (the "Board") has fixed the close of business on August 4, 2000 as the Record Date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. Each holder of record of Common Stock at the close of business on the Record Date is entitled to one vote for each share then held on each matter submitted to a vote of stockholders. At the close of business on the Record Date, there were 6,290,874 shares of Common Stock issued and outstanding held by 8,658 holders of record and by approximately 7,700 persons or entities holding in nominee name.


     Prior to the Special Meeting, the Company will select one or more inspectors of election for the meeting. Such inspectors shall determine the number of shares of Common Stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof.

     The holders of a majority of the outstanding shares entitled to vote at the Special Meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. Abstentions and shares referred to as "broker or nominee non-votes" that are represented at the Special Meeting (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or other persons entitled to vote and the broker or nominee does not have discretionary voting power on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. If less than a majority of outstanding shares of Common Stock are represented at the Special Meeting, holders of a majority of the shares so represented may adjourn the Special Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the Special Meeting before an adjournment is taken.

VOTING PROCEDURES; REQUIRED VOTE

     Approval of the Merger Agreement, which is attached as Appendix A hereto, will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting. A failure to vote or a vote to abstain will have the same legal effect as a vote cast against approval. Brokers and, in many cases, nominees will not have discretionary power to vote on the proposal to be presented at the Special Meeting. Accordingly, beneficial owners of shares should instruct their brokers or nominees on how to vote. A broker or nominee non-vote will have the same effect as a vote against the Merger.

     RGI Holdings, which, as of the record date, held of record 5,057,646, or approximately 80%, of the outstanding shares of Common Stock has expressed its intention to vote its shares for approval of the Merger. Holders of 1,233,228, or approximately 20%, of the outstanding shares of Common Stock remain uncommitted with respect to how they will vote on the Merger. The affirmative vote of RGI Holdings will be sufficient under Delaware law to approve the Merger. Accordingly, the Company is not soliciting proxies in connection with the Special Meeting. Nevertheless, Legend's stockholders are welcome to attend the Special Meeting to vote their shares and to have any questions they might have answered.

     Under Delaware law, Legend stockholders have no right to an appraisal of the value of their shares in connection with the Merger.

     THE COMPANY IS NOT SOLICITING PROXIES IN CONNECTION WITH THE SPECIAL MEETING. STOCKHOLDERS ARE REQUESTED NOT TO SEND PROXIES TO THE COMPANY.

EFFECTIVE TIME

     The Merger will be effective as soon as practicable following stockholder approval of the Merger Agreement and upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time"). The Effective Time is currently expected to occur as soon as practicable after the Special Meeting, subject to approval of the Merger Agreement at the Special Meeting and satisfaction or waiver of the terms and conditions set forth in the Merger Agreement. See "THE MERGER -- Conditions."

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

     On October 15, 1999, Legend received a proposal from RGI Holdings offering to acquire all of the Company's outstanding Common Stock not currently owned by RGI Holdings in a merger transaction for $0.13 per share in cash. A meeting of the Board was immediately convened to evaluate the proposal and determine a framework for responding. At this meeting, Peter J. Henn, the Company's Chief Executive Officer, and Robert B. Cavoto, the Company's Chief Financial Officer, provided a summary overview of each of the Company's outstanding real estate projects. Following the review of the Company's assets, the Board began its review of RGI Holdings' offer.

     Shefsky & Froelich, Ltd., Legend's primary outside counsel, provided the Board with an overview of the Board's legal responsibilities and obligations in responding to the proposal. In light of the fact that two of the Company's directors, Messrs. Storetvedt and Lund, are affiliated with RGI Holdings, the Board decided to form a Special Committee comprising Legend's three independent, disinterested directors to evaluate the proposal. The Special Committee is comprised of Walter E. Auch, Sr., Robert M. Ungerleider and Fred E. Welker, III. Mr. Ungerleider was appointed chairman of the Special Committee. On questioning from the Special Committee, Mr. Henn stated that although RGI had indicated an interest in retaining his services if a merger is approved, he had no agreement to stay or any equity interest in RGI Holdings and expected to fulfill the conditions of his employment agreement. He noted that Mr. Cavoto also has an employment agreement which terminates on December 31, 2000. Mr. Cavoto also advised the Board that he had no agreement with RGI Holdings and expected to fulfill the terms of his contract.

     Messrs. Storetvedt and Lund subsequently excused themselves from the meeting so that the Special Committee could begin its evaluation. The Special Committee discussed the desirability of retaining financial and legal advisors to assist in reviewing the proposal. The Special Committee engaged Shefsky & Froelich as its legal counsel. The Special Committee concluded that Shefsky & Froelich could act as its counsel since that firm had never provided legal services for RGI Holdings or any of its affiliates (other than Legend). The Special Committee also discussed the desirability of retaining a financial advisor. The Special Committee noted that Josephthal was intimately familiar with the Company's assets and financial condition, having performed advisory services for the Company and the Board dating back to the Banyan merger in December 1996. See "BUSINESS OF THE COMPANY -- Business Operations." The Special Committee discussed the fact that two years before the Company had retained Josephthal to provide financial and other general advice relating to, among other things, financing various strategic alternatives. See "SPECIAL FACTORS -- Opinion of the Financial Advisor -- Engagement of Josephthal." The Special Committee thus concluded that Josephthal was well suited, given its knowledge of the Company's assets and financial condition as well as its experience in seeking additional or restructured capital to the task of advising the Special Committee.

     Josephthal was subsequently retained as the Special Committee's advisor on November 8, 1999. On November 16, 1999, Messrs. Ungerleider, Henn and Cavoto met, along with representatives of Josephthal and Shefsky & Froelich. Messrs. Henn and Cavoto provided a complete overview of the Company's portfolio and reviewed cash flow budgets updated from the prior meeting for each property. Messrs. Henn and Cavoto also provided summaries of the indebtedness owing to Aker RGI as well as the Company's options, if any, for refinancing that indebtedness. Mr. Henn explained that most of the lenders contacted to date had asked for guaranties from Aker RGI as a condition to granting new loans or refinancing existing loans. Mr. Henn added that Aker RGI was unwilling to provide these additional guaranties and was also reluctant to lend additional monies or subordinate its existing indebtedness. Following the presentation, Mr. Ungerleider, speaking on behalf of the Special Committee, met separately with representatives of Josephthal and Shefsky & Froelich to discuss questions and concerns expressed to Mr. Ungerleider by the other Special Committee members. Mr. Ungerleider explained that the Special Committee was cognizant of the fact that the proposed Merger price of $0.13 per share exceeded the Company's book value and the price at which shares had recently traded in the OTC market. Nevertheless, Mr. Ungerleider asked Josephthal to evaluate the financial basis for demanding a higher price from RGI Holdings.

     On December 6, 1999, the Special Committee met with Messrs. Henn and Cavoto as well as with representatives of Josephthal and Shefsky & Froelich. At the meeting, Messrs. Henn and Cavoto presented the Special Committee with an up to date budget and cash flow analysis for the Company and each of its projects. Josephthal also provided an overview of its prior efforts to secure additional capital for the Company or to interest a third party in a business combination with the Company. Josephthal advised the Special Committee that no one had expressed an interest or desire to fund additional loans without Aker RGI guaranties and that no one was interested in pursuing a business combination with the Company. Josephthal noted that some parties were interested in purchasing Aker RGI's debt position but only at a substantial discount (approximately 50%) of the monies funded.

     Josephthal also presented its preliminary analyses of the proposed Cash Merger Consideration. The Special Committee discussed the contents of the analyses, focusing specific attention on a discounted cash flow and liquidation analysis that Josephthal had prepared based on projections provided by management. Josephthal had prepared the analysis for purposes of estimating the Company's value on a going concern basis and in an orderly liquidation. Josephthal advised the Special Committee that these analyses were a better indicator of the Company's value than the value indicated by the trading price of the Common Stock since there were a few trades and little volume on which to base an analysis. The Special Committee noted that the "most optimistic" value in each analysis was only $92-95 million, approximately $10 million less than the Company's outstanding debt. The Special Committee also reviewed a "comparable company" and a "comparable transaction" analysis prepared by Josephthal. In each case, the implied value of the Common Stock estimated in these analyses was negative due to the fact that most of the Company's capital is in the form of debt, not equity. Finally, the Special Committee reviewed an analysis of the Common Stock's trading price and volume from each of January 8, 1997, December 31, 1999 and December 31, 1997 through December 31, 1999. The analysis showed that the trading volume in the shares has been relatively light with a substantial portion of the shares trading at less than $0.50 per share. Mr. Henn also advised the Special Committee that recently, some stockholders have offered to pay the Company in order to sell shares just to recognize a tax loss since they had been unable to find any market for their shares. Mr. Henn advised the Special Committee that the most recent quote he was aware of for the Common Stock was $0.0625 per share.

     The Special Committee also considered the fact that since RGI Holdings owns approximately 80% of the Common Stock, the "minority" stockholders would not have an effective vote on the Merger. Shefsky & Froelich summarized various mechanisms that the Company might consider to make the minority stockholders' vote more meaningful. In particular, the Special Committee considered the desirability of asking RGI Holdings to either abstain from voting on the Merger altogether or to vote its shares in the same proportion as the vote of the minority stockholders. Based on discussions with Mr. Henn who related the views of RGI Holdings, the Special Committee believed that RGI Holdings would not enter into the Merger Agreement with the Company and incur related costs and expenses if the transaction were subject to the approval of a majority of the Public Stockholders, representing approximately 20% of the Company's outstanding Common Stock, rather than a simple majority of all stockholders including RGI Holdings.

     The Special Committee also discussed whether Josephthal should seek competing proposals to RGI Holdings' proposal. The Special Committee took note of the fact that since the proposed Merger was announced, no one had come forward with a competing proposal. Josephthal added that in its view, it was unlikely that anyone would make a competing proposal based on their experience during the previous two years in approaching various potential acquirors of the Company. To support this view, representatives of Josephthal explained that in seeking additional capital for the Company, or to find a purchaser of RGI Holdings' debt position, the best offer that Josephthal had received was one that proposed to purchase RGI Holdings' debt for approximately 50% of the total debt funded by RGI Holdings. Shefsky & Froelich also noted that under the proposed Merger Agreement, the Board would still be able to consider unsolicited proposals even after signing.

     Josephthal also presented the Special Committee with an additional analysis that it had prepared in response to Mr. Ungerleider's request for an analysis that would serve as a basis for demanding more than $.13 per share for the Public Stockholders in the Merger. The analysis projected the Company's equity value on the premise that RGI Holdings converted all of its debt ($86.35 million) to equity at various prices ranging from

$0.13 to $7.50. Josephthal estimated that if, for example, RGI Holdings converted all of its debt at a conversion price of $0.13 per share, assuming enterprise values ranging from $80 million to $95 million estimated in its discounted cash flow and liquidation analysis, the Company's per share value would range from $0.11 to $0.13 per share. Similarly, if the debt were converted at a price equal to $0.50 per share the per share value would range from $0.41 to $0.49. At a conversion price equal to $1.00 per share, the per share value would range from $0.79 to $0.95. Josephthal cautioned that the analysis was purely hypothetical since RGI Holdings had not indicated any interest in converting any of its debt to equity. The Special Committee nevertheless instructed Josephthal to discuss a price increase with RGI Holdings or its representatives.

     On the morning of December 8, 1999, the Special Committee held a telephonic meeting with representatives of Josephthal and Shefsky & Froelich to further consider a price increase. Representatives of Josephthal stated that they believed that their analyses would support a fairness opinion at a price equal to $0.13 per share. Nevertheless, the Special Committee directed representatives of Josephthal to advise Mr. Henn that RGI Holdings would need to increase the purchase price to at least $0.50 per share for the Special Committee to approve the Merger.

     On the afternoon of December 8, 1999, representatives of Josephthal telephoned Mr. Henn and conveyed the Special Committee's insistence that the purchase price be increased to $0.50 per share. Mr. Henn advised the Josephthal representatives that he would relay the Special Committee's position to Jan Petter Storetvedt and Helge Lund, the Legend directors affiliated with RGI Holdings. During the next week, Mr. Henn traveled to Oslo, Norway where he related to Mr. Storetvedt, Executive Vice president and Director of RGI Holdings, and Mr. Lund, Executive Vice President and acting Chief Operating Officer of Aker RGI, the meetings with the Special Committee and its position regarding a purchase price increase to $0.50 per share. After conferring with other members of management of RGI Holdings and Aker RGI, Messrs. Storetvedt and Lund directed Mr. Henn to advise the Special Committee that RGI Holdings would agree in principle to increase its proposed Cash Merger Consideration to $0.50 per share in cash, subject to negotiation of an acceptable Merger Agreement. Upon his return to the U.S., Mr. Henn telephoned representatives of Josephthal and advised them of RGI Holdings' response.

     During the month of December 1999, counsel to the Special Committee negotiated a Merger Agreement on the Company's behalf with Greenberg Traurig, P.A., counsel for RGI Holdings. The Special Committee insisted on a number of changes to the proposed form of Merger Agreement in order to limit RGI Holdings' ability to terminate the Merger Agreement prior to closing, including the elimination of many of the Company's representations and warranties and the inclusion of materiality qualifications in the various conditions to RGI Holdings' obligation to close, as well as an agreement reimburse the Company for all its expenses, regardless of whether or not the Merger were consummated (except in the event the Company pursued a competing transaction). The Special Committee asked Josephthal to prepare to deliver its opinion as to the fairness of the $.50 per share offer.

     On January 6, 2000 another meeting of the Special Committee was convened to consider the $.50 per share offer and Josephthal's fairness opinion and related report. Representatives of Josephthal discussed in detail Josephthal's report and the methods that Josephthal used to evaluate the fairness of the Merger. Josephthal noted that even under the most favorable discounted cash flow analysis, the Company's implied equity value was still negative. The Special Committee focused particular attention on the very low trading volume in the Common Stock noting that the Common Stock had never traded above $0.25 per share during 1999 and that in 1998 and 1999, over 61% of the Common Stock traded at less than $0.50 per share.

     The Special Committee also reviewed the final version of the "comparable company" and "comparable transaction" analyses as well as the debt conversion analysis. The Special Committee and representatives of Shefsky & Froelich also discussed the terms of the draft Merger Agreement. The Special Committee focused particular attention on the provisions giving it the right to respond to unsolicited proposals following signing of the Merger Agreement but the prohibition on actually soliciting proposals. The Special Committee also focused on the circumstances under which the Company would be responsible for reimbursing the expenses incurred by Acquisition Corp. The Special Committee concluded that these provisions were reasonable and that they would not discourage a third party from making an offer for the Company and that they were important conditions from Aker's RGI's perspective, without which Aker RGI would not enter into the Merger Agreement. The Special Committee discussed with representatives of Shefsky & Froelich the mechanics and timing of signing the Merger Agreement and filing an Information Statement with the Securities and Exchange Commission, as well as a joint press release with RGI Holdings announcing the execution of the Merger Agreement.

     The Special Committee then voted unanimously to recommend approval of the Merger to the full Board. A meeting of the full Board then convened. Mr. Ungerleider summarized the Special Committee's deliberations and informed the Board that the Special Committee was recommending the Merger. Josephthal then summarized its report and opinion for the full Board and answered questions regarding the report and opinion. A draft of the joint press release was read to the full Board, after which the full Board unanimously voted to approve and recommend the Merger Agreement to the Company's stockholders.

THE SPECIAL COMMITTEE'S AND THE BOARD'S RECOMMENDATION

  General

     THE SPECIAL COMMITTEE AND THE BOARD HAVE EACH DETERMINED THAT THE MERGER IS SUBSTANTIVELY AND PROCEDURALLY FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY OTHER THAN RGI HOLDINGS AND ITS AFFILIATES (THE "PUBLIC STOCKHOLDERS"). UPON THE SPECIAL COMMITTEE'S UNANIMOUS RECOMMENDATION, THE BOARD HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND RECOMMENDED IT TO THE STOCKHOLDERS. CERTAIN MEMBERS OF THE BOARD WILL HAVE AN INTEREST IN THE MERGER THAT MAY PRESENT THEM WITH ACTUAL OR POTENTIAL CONFLICTS OF INTEREST AS DISCUSSED UNDER "-- CONFLICTS OF INTEREST."

     The Special Committee met in person or by telephone conference on three occasions between October 13, 1999 and the date of this Information Statement to consider and make recommendations with respect to the Merger and other possible strategic alternatives for the Company. The Special Committee was assisted in its deliberations by Josephthal, the financial advisor to the Special Committee, and Shefsky & Froelich, Ltd., special legal counsel to the Special Committee. At a meeting held on January 6, 2000, the Special Committee unanimously determined that the Merger, including the $.50 per share cash merger consideration (the "Cash Merger Consideration") to be paid to the Public Stockholders, is substantively and procedurally fair to, and in the best interests of, the Public Stockholders and recommended that the full Board approve the Merger Agreement.

  Principal Factors

     The material factors the Special Committee evaluated in determining that the Merger is substantively and procedurally fair to, and in the best interests of, the Public Stockholders are described below. Except as noted below, the Special Committee considered the following factors to be positive factors supporting its determination that the Merger is substantively and procedurally fair to, and in the best interests of, the Public Stockholders:

          (i) Josephthal's written opinion delivered to the Special Committee on January 6, 2000, confirming that the $.50 per share to be received by the Public Stockholders was fair to such holders from a financial point of view. The full text of the written opinion of Josephthal, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with its opinion, is attached hereto as Appendix B and is incorporated herein by reference. The Company's stockholders are urged to and should read such opinion in its entirety. See "-- Opinion of the Financial Advisor." The Special Committee and the Board expressly adopted the conclusions of Josephthal in its determination that the Merger is fair to the Public Stockholders. In its review of the analyses performed by Josephthal, the Special Committee did not place greater weight on any one of the separate analyses prepared by Josephthal, but rather relied upon the summary and conclusions of Josephthal that the analyses, taken as a whole, supported the conclusion that the Merger is fair to the Public Stockholders from a financial point of view. Based on Josephthal's expertise and experience in the evaluation of businesses in connection with transactions similar to the Merger, its familiarity with Legend's business, financial condition, results of operations and prospects, its previous efforts to identify potential acquirors and its analyses and presentations related to the fairness opinion, the Special Committee and the Board believe that Josephthal's opinion as to the fairness of the Cash Merger Consideration to be received by the Public Stockholders was well supported and sound. The Board and the Special Committee believe that Josephthal's oral presentations and its written opinion supported the Special Committee's and Board's fairness determination.

          (ii) The fact that in 1997, 1998 and 1999, approximately 40% of all trades of Legend's Common Stock were at or below $.50 per share, that in 1999, 100% of all trades of Legend Common Stock were at or below $.225 per share and that the trading price of Legend's Common Stock from January 8, 1997 through December 31, 1999 consistently trended downward, exacerbated in part by the delisting of the Common Stock from the Nasdaq SmallCap Market System in July 1997.

          (iii) The Special Committee considered the fact that the Cash Merger Consideration is substantially in excess of the Company's fully diluted book value per share of $(0.55) at September 30, 1999. See "-- Opinion of Financial Advisor."

          (iv) The Special Committee also considered that Legend's total debt of approximately $109 million at September 30, 1999 was greater than each of
     (A) Legend's aggregate liquidation value, which Josephthal had estimated based on an analysis of free cash flows for Legend's three core properties projected by management for 2000 through 2012, to range from approximately $80 million to $96 million, and (B) Legend's going enterprise value, which Josephthal had estimated ranged from approximately $78 million to $92 million. See "OPINION OF FINANCIAL ADVISOR -- Analyses Performed."

          (v) The Special Committee also considered the fact that, based on an analysis prepared by Josephthal, even if RGI Holdings agreed to convert all of the funds that it has loaned to the Company to equity at a conversion price of $.50 per share, the per share value of the Company's common stock following conversion would range from $0.30 to $0.49 per share. See "OPINION OF FINANCIAL ADVISOR -- Debt/Equity Conversion Price Analyses."

          (vi) The terms and conditions of the Merger Agreement, including those that were designed to ensure that the Board could fulfill its fiduciary duties to obtain the best value reasonably available for the Public Stockholders. In particular, the Special Committee considered that: (a) from the execution of the Merger Agreement on January 6, 2000, the Merger Agreement permitted the Board to consider unsolicited Superior Proposals from other parties and, subject to certain conditions, to engage in negotiations relating thereto; (b) LP Acquisition Corp.'s obligation to consummate the Merger is not subject to any due diligence or financing contingency; (c) the expense reimbursement obligations, which were intended not to have (and, in fact, did not have) the effect of discouraging competing bids; and (d) the provision in the Merger Agreement that, subject to the satisfaction of certain conditions, the Board may withdraw or modify its recommendation to the stockholders regarding the Merger and enter into an agreement with respect to a Superior Proposal, if such a transaction becomes available prior to the consummation of the Merger and the Board determines that it is necessary to do so in order to comply with its fiduciary duties. See "-- The Merger."

          (vii) The financial ability of LP Acquisition Corp. to consummate the Merger. As noted above, LP Acquisition Corp.'s obligation to consummate the Merger Agreement is not conditioned upon LP Acquisition Corp.'s having obtained financing for the Merger, and such obligation is secured by the Escrow Agreement.

          (viii) The relatively low level of trading of the Common Stock on the OTC Bulletin Board.

          (ix) The fact that (a) Josephthal had been engaged by the Company from October 1997 through June 1998 to assist the Company in identifying potential business combination opportunities and responding to unsolicited indications of interest from third parties seeking to acquire the Company and that during such engagement, no such opportunities or indications of interest were identified or received and (b) since the announcement on October 15, 1999 of the Merger proposal the Special Committee and its representatives did not receive formal proposals for the acquisition of the Company from a single other potential purchaser.

          (x) The Company's lack of equity capital, large debt burden and lack of alternatives given the fact that RGI Holdings, the Company's primary financing source, has stated that it will not guarantee future debt for the Company or subordinate the debt owed to it by the Company to future third party debt. Legend needs additional capital to complete the build-out of its projects and its projections provided to Josephthal assume that all necessary capital will be available. See "CERTAIN FORWARD LOOKING INFORMATION." Additionally, representatives of Aker RGI advised the Special Committee in the course of its discussions that Aker RGI did not intend to provide the necessary funding or agree to restructure the Company's debt unless the Merger were approved.

          (xi) Actual or potential conflicts of interest to which certain officers and directors of the Company and their affiliates are subject in connection with the Merger. The Special Committee considered these conflicts of interest to be negative factors in determining that the Merger is fair to the Public Stockholders. The Special Committee believed, however, that such conflicts were mitigated in part by establishing a Special Committee to independently evaluate as to the fairness of the Merger and to negotiate the terms of the Merger Agreement with representatives of LP Acquisition Corp., as well as the terms of alternative transactions, if any, proposed by third parties.

          (xii) The adequacy of the information regarding the Company which the Special Committee and its financial and legal advisors had been provided.

          (xiii) The fact that under Delaware law, Legend stockholders have no right to an appraisal of the value of their shares in connection with the Merger. The Special Committee considered this to be a negative factor in its determination that the Merger is fair to the Public Stockholders.

  Discussion

     In view of the wide variety of factors considered in connection with their evaluation of the Merger Agreement, neither the Special Committee nor the Board found it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching their respective determinations. Although the Special Committee, the Board and Josephthal took note of the market price of the Common Stock, they did not rely exclusively upon the current or historical market prices of the Common Stock in evaluating the fairness of the merger since the Common Stock has been, and continues to be, relatively thinly-traded. The Special Committee concluded that the Merger would give the Public Stockholders, particularly those holding a large number of shares of Common Stock, an opportunity to realize immediate value for their Common Stock at a substantial premium to the highest per share price at which the Common Stock traded in 1999 ($.225). Josephthal's discounted cash flow analysis and liquidation analysis both indicated a negative implied equity value. The Special Committee recognized that while consummation of the Merger would result in the stockholders being entitled to receive $.50 in cash per share, it also would eliminate the opportunity for the Public Stockholders to realize the Company's value or participate in the future growth, if any, of the business of Legend and potential market appreciation in the Common Stock. The Special Committee concluded that, based on the Company's need for additional capital, and its inability to secure capital without guarantees from RGI Holdings and Josephthal's financial analyses described below, it was unlikely that the Common Stock had any value. In light of these conclusions and the other matters discussed below, the Special Committee determined that the $.50 Cash Merger Consideration was fair and presented the stockholders with an attractive opportunity and potentially greater benefit than maintaining their ownership interest in Legend.

     The Special Committee considered the fact that the obligation of the Company to consummate the Merger is not conditioned upon the favorable vote of a majority of the Public Stockholders. Notwithstanding the absence of such a voting requirement, the Special Committee believes that the procedure that was followed in determining the purchase price to be paid to the stockholders of the Company was fair to the

Public Stockholders. As described above, the Board of Directors of the Company appointed, the three independent disinterested directors as the only members of the Special Committee.

     The terms of the Merger Agreement were determined through arm's-length negotiations between the Special Committee and its legal and financial advisors, on the one hand, and representatives of RGI Holdings, on the other. Moreover, from its initial execution on January 6, 2000, the Merger Agreement has permitted Legend to (x) solicit Superior Proposals and (y) negotiate on behalf of the Company with third parties with respect to Superior Proposals. The Merger Agreement permits the Board of Directors and the Special Committee to (i) withdraw or modify their recommendation to the stockholders regarding the Merger, (ii) enter into an agreement with respect to, or approve, a Superior Proposal or (iii) terminate the Merger Agreement, so long as the Board determines in each case that it is necessary to do so in order to comply with its fiduciary duties and notifies LP Acquisition Corp. that it has received a Superior Proposal. In addition, the Merger Agreement contains provisions (without which the Special Committee believes LP Acquisition Corp. would not have entered into the Merger Agreement) imposing upon the Company the Termination Fee reimbursement obligations that, in the view of the Special Committee, is reasonable and would not have the effect of discouraging competing bids. (See "THE MERGER -- Nonsolicitation Covenant). Thus, although the Merger is not structured to require approval of a majority of the unaffiliated stockholders, the Special Committee nevertheless believes, as of the date of this Information Statement and for the reasons set forth above, that the Merger is procedurally fair to the Public Stockholders.

     The Special Committee and the Board both expressly adopted the conclusion of Josephthal that the Cash Merger Consideration to be received by the Public Stockholders in the Merger is fair to such stockholders from a financial point of view.

     Based on the foregoing, on January 6, 2000, the Special Committee unanimously determined that the Merger is substantively and procedurally fair to, and in the best interest of, the Public Stockholders and recommended to the Board approval of the Merger Agreement and that it be recommended to the stockholders of the Company.

     The Board unanimously approved the Merger on January 6, 2000 and determined that the Merger is substantively and procedurally fair to, and in the best interest of, the Public Stockholders and resolved to recommend it to the Company's stockholders.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS APPROVE THE MERGER.

     CERTAIN MEMBERS OF THE BOARD WILL HAVE AN INTEREST IN THE MERGER THAT MAY PRESENT THEM WITH ACTUAL OR POTENTIAL CONFLICTS OF INTEREST AS DISCUSSED UNDER "-- CONFLICTS OF INTEREST."

OPINION OF THE FINANCIAL ADVISOR

     JOSEPHTHAL DELIVERED ITS WRITTEN OPINION TO THE SPECIAL COMMITTEE TO THE EFFECT THAT THE CASH MERGER CONSIDERATION TO BE RECEIVED BY THE PUBLIC STOCKHOLDERS IN THE MERGER IS FAIR TO SUCH STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW.

     Josephthal is a recognized investment banking firm regularly engaged in the valuation of private and public businesses and their securities in connection with mergers and acquisitions, competitive biddings and valuations for estate, corporate and other purposes and acting as financial advisor in connection with other forms of strategic corporate transactions. The Special Committee selected Josephthal as its financial advisor because it is a nationally known investment banking firm with experience in transactions similar to the Merger and because it is familiar with Legend and its business.

  Opinion

     As part of its role as financial advisor to the Special Committee, Josephthal was asked by the Special Committee to render an opinion to the Special Committee as to whether the consideration to be received by the Public Stockholders is fair to the Public Stockholders from a financial point of view. Previously, Josephthal had been engaged by the Company to assist it in identifying potential business combination opportunities, none of which were identified. See "-- Engagement of Josephthal" below. On January 6, 2000, Josephthal rendered to the Special Committee its written opinion that the $.50 per share consideration described in the Merger Agreement was fair, from a financial point of view, to the Public Stockholders of Legend.

     The full text of Josephthal's written opinion dated January 5, 2000, which sets forth a listing of the assumptions, matters considered and limitations on review undertaken is attached as Appendix B to this Information Statement and is incorporated herein by reference. The Company's stockholders are urged to carefully read such opinion in its entirety. The summary of the opinion and analyses of Josephthal set forth in this Information Statement is qualified in its entirety by reference to the full text of the attached opinion. Josephthal's opinion is directed only to the fairness, from a financial point of view, of the $.50 Cash Merger Consideration as described herein, to the Public Stockholders of Legend.

     In addition, a copy of Josephthal's written fairness opinion to the Special Committee, dated January 5, 2000, together with the accompanying valuation analyses and other materials (including management's projections used therein and the real estate appraisal reviewed by Josephthal in connection therewith) has been filed as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the Merger and is available for inspection and copying at the principal executive offices of the Company during its regular business hours by any stockholder or any representative of a stockholder who has been so designated in writing. A copy of such materials will be provided by the Company to any stockholder or any representative of a stockholder who has been so designated in writing upon written request and at the expense of the requesting stockholder or such representative. See "AVAILABLE INFORMATION."

     Josephthal's opinion is addressed to the Special Committee of the Board of Directors of Legend and does not constitute a recommendation as to how any stockholder of Legend should vote with respect to the Merger. The opinion of Josephthal does not address (i) the relative merits of the Merger or any other business strategies or transactions with third parties considered by the Board of Directors or the effect of any such other transaction, (ii) the Board's decision to proceed with the Merger to the exclusion of other transactions, or
(iii) the value of the shares of Legend Common Stock held by LP Acquisition Corp. or fairness of any consideration being received by LP Acquisition Corp. in the Merger.

     Josephthal was not requested by the Special Committee to make, nor did Josephthal make, any recommendation as to the amount of the consideration to be received by the Public Stockholders.

     In conducting its analysis, and arriving at its opinion, Josephthal reviewed the following materials and considered such financial and other factors as it deemed relevant, including, among others, the following: (i) certain historical financial, operating and other data that were publicly available or were furnished to Josephthal by Legend regarding the Merger including, but not limited to: (a) projections and cash flow analyses for the Company prepared by management; (b) projections and cash flow analyses for the Company's three core properties (Grand Harbor, Oak Harbor and Southbridge), prepared by management;
(c) Forms 10-K for the periods ending December 31, 1995, December 31, 1996, December 31, 1997 and December 31, 1998, Forms 10-Q for the periods ending March 31, 1996 through September 30, 1999, and Form 8-K dated October 2, 1995; (d) internally generated operating reports and discussions from management concerning the various business segments of Legend; (e) a debt analysis summary prepared by management as of September 30, 1999; (f) a real estate appraisal dated as of March 31, 1999 relating to Southbridge, prepared by PriceWaterhouseCoopers; (ii) various press releases and marketing materials regarding the development and status of the Company's three core properties (Grand Harbor, Oak Harbor and Southbridge); (iii) publicly-available financial, operating and stock market data for companies engaged in businesses deemed comparable to those of the stock market data for companies engaged in businesses deemed comparable to those of the Company; and (iv) such other factors and information as Josephthal deemed appropriate.

     In conducting its analyses and arriving at its opinion, Josephthal considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of Legend; (ii) the business prospects of Legend; (iii) the historical and current market for the shares of Common Stock not owned by RGI Holdings and (iv) the nature and terms of other transactions and comparable company analyses that it believed to be relevant. Josephthal also took into account its assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuation generally. Josephthal's opinion necessarily was based upon conditions as they existed and could be evaluated on the date of its opinion and Josephthal assumed no responsibility to update or revise its opinion based upon circumstances or events occurring after the date thereof. In that regard, Josephthal did not consider any similar transaction to which Legend might become a party whether announced or not, that has not closed prior to the date of its opinion. The opinion does not address in any way Legend's underlying business decision to effect the Merger, nor does Josephthal opine on the capital requirements or availability of capital for Legend.

     In connection with its review and analyses and in arriving at its opinion, Josephthal assumed and relied upon the accuracy and completeness of the financial and other information provided to it or which is public, and did not attempt to verify independently any such information. Josephthal relied solely on the information and estimates provided to it by management of Legend and neither made nor obtained any independent appraisals of any properties, other assets or facilities of Legend. With respect to certain financial information, including financial analyses and projections, relating to the business or prospects of Legend, provided to Josephthal by management of Legend, Josephthal assumed that the financial information was reasonably prepared and that the financial projections presented Legend management's best currently available estimates and judgments as to the future financial performance of Legend. Further, the Company represented and warranted the accuracy and completeness of the information provided. Josephthal was not requested to, nor did it, inspect any of Legend's assets.

     In rendering its opinion, Josephthal performed a variety of financial analyses. Josephthal advised the Special Committee that the preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Josephthal added that the evaluation of the fairness of the Cash Merger Consideration, from a financial point of view, to holders of the Legend common stock was to some extent a subjective one based on the experience and judgment of Josephthal and not merely, or only, the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Josephthal advised the Special Committee that Josephthal's analyses must be considered as a whole and that selecting certain portions of its analyses and of the factors contained therein, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The Josephthal opinion is based on market, economic and other conditions as they existed and should be evaluated as of the date of the Josephthal opinion.

     A copy of Josephthal's written fairness opinion to the Special Committee dated January 5, 2000, together with the accompanying valuation analyses and other materials, has been filed as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the Merger and is available for inspection and copying at the principal executive offices of the Company during its regular business hours by any stockholder or any representative of a stockholder who has been so designated in writing. A copy of such materials will be provided by the Company to any stockholder or any representative of a stockholder who has been so designated in writing upon written request and at the expense of the requesting stockholder or such representative. See "Available information."

  Analyses Performed

     The following is a summary of the material valuation, financial and comparative analyses performed by Josephthal in connection with its opinion:

          Comparable Public Company Analysis. In the course of its analysis, Josephthal compared certain ratios and multiples of publicly-traded companies that Josephthal believed were generally comparable to Legend (the "Comparable Companies") in the real estate development and assisted living facility industries. The Comparable Companies in the real estate development industry included Avatar Holdings, Inc., Castle & Cooke, Inc., Catellus Development Corp., Echelon International Corp., Forest City Enterprises and The St. Joe Company. The Comparable Companies in the assisted living facility industry included American Retirement Corp., Brookdale Living Communities, Capital Senior Living Corp., Carematrix Corporation, Regent Assisted Living, Inc. and Sunrise Assisted Living, Inc. Josephthal performed a comparable company analysis for the assisted living facilities industry because 6% of Legend's consolidated revenue stream for estimated fiscal year 2000 is expected to come from its assisted living and skilled care facilities. Josephthal performed a comparable company analysis to understand how the market values these sectors. The multiples and ratios were calculated based on publicly available financial information and research reports, and were adjusted for certain extraordinary and non-recurring items. Financial data reviewed included revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT"), net income and earnings per share ("EPS") for various time periods as well as certain operating margins, valuation statistics, financial ratios and projected growth rates.

     Among other analyses, for each of the Comparable Companies, Josephthal calculated the ratio of their equity value as of December 31, 1999 plus debt less cash and cash equivalents ("Enterprise Value") to their respective revenues, EBITDA and EBIT during the most recent 12-month period ("LTM"). References to "P/E" in the tables below refers to a price to EPS multiple.

     Results of those analyses are summarized as follows:

REAL ESTATE DEVELOPMENT COMPARABLE COMPANIES

                                                                            ENTERPRISE VALUE
                                                                              MULTIPLES OF
                                              P/E MULTIPLES         --------------------------------
                                         ------------------------   REVENUE   EBITDA   EBITDA   EBIT
                                         LTM(1)   FY2000   FY2001     LTM      LTM     FY2000   LTM
                                         ------   ------   ------   -------   ------   ------   ----
Median.................................   28.0     16.2     14.4      3.9      16.6      9.5    20.1
Average................................   25.9     14.2     17.6      4.8      20.5      9.5    22.7
Minimum................................   15.6      7.3      6.5      0.7      11.2      6.5    17.1
Maximum................................   35.1     20.2     40.4     11.4      35.6     12.5    33.6

ASSISTED LIVING FACILITIES COMPARABLE COMPANIES

                                                                               ENTERPRISE VALUE
                                                                                 MULTIPLES OF
                                                      P/E MULTIPLES         -----------------------
                                                 ------------------------   REVENUE   EBITDA   EBIT
                                                 LTM(1)   FY2000   FY2001     LTM      LTM     LTM
                                                 ------   ------   ------   -------   ------   ----
Median.........................................    9.6     10.0      8.8      2.8      11.8    15.3
Average........................................    8.7      9.2      7.8      2.5       9.9    13.2
Minimum........................................    2.5      2.8      2.8      1.0       5.5     6.8
Maximum........................................   13.2     14.5     13.6      3.9      13.8    18.8

---------------

(1) "LTM" means "latest twelve months."

     In determining the implied enterprise and implied equity value for Legend, Josephthal considered certain historical financial, operating and other data that was publicly available or was furnished to Josephthal by the Company, including, but not limited to: (a) Legend's Form 10-K for the period ended December 31, 1998 and

Form 10-Q for the period ended September 30, 1999; (b) a list of comparable companies approved by the Company; and (c) management reports concerning the ongoing status of the Legend's operations. Based upon comparable company multiples, the following valuation for Legend was determined (dollars in thousands, except per share data):

                                  REAL ESTATE                                                           IMPLIED PER
FY2000                            DEVELOPMENT          IMPLIED        IMPLIED EQUITY   DILUTED SHARES      SHARE
EBITDA                          TRADING MULTIPLE   ENTERPRISE VALUE       VALUE         OUTSTANDING        VALUE
------                          ----------------   ----------------   --------------   --------------   -----------
                                     Median
$3,757........................         9.5x            $35,692           ($57,786)         6,291          ($9.19)
                                    Average
$3,757........................         9.5x            $35,692           ($57,786)         6,291          ($9.19)

     Josephthal used the comparable real estate and development industry estimated 2000 EBITDA multiple in determining the implied enterprise and equity value for Legend because Legend did not have significant LTM EBITDA, and the resulting implied values would not be meaningful. Josephthal also used 2000 EBITDA due to the availability of estimates from publicly available research. EBITDA was used because Josephthal believed it was a better indicator than the other multiples for entities that are heavily leveraged.


     Josephthal noted that the market for Legend's Common Stock is highly illiquid and is traded infrequently compared to the publicly-traded equity of the Comparable Companies. Josephthal chose the Comparable Companies because they have general business, operating and financial characteristics similar to those of Legend. However, Josephthal noted that no company used in the foregoing analysis is identical to Legend. Accordingly, Josephthal did not rely solely on the mathematical results of the analysis, but also made subjective qualitative judgments concerning differences in financial and operating characteristics of Legend and the Comparable Companies and other factors that could affect the values of each. The factors Josephthal analyzed in choosing the Comparable Companies included the companies' underlying business risk, sources of revenues, secular growth rate, market capitalization and trading liquidity, country/market where the companies have operations, stage of development, accounting principles, capital structure and business model. The Comparable Companies were those companies that Josephthal, based on its professional judgment, believed to be most similar to Legend.


     Comparable Transactions Analysis. In further determining the implied enterprise and implied equity value for Legend, Josephthal also reviewed and analyzed the acquisition of six different companies that Josephthal viewed as transactions comparable to the Merger (the "Comparable Transactions"). Josephthal reviewed and analyzed the following Comparable Transactions:

  DATE                                                            TRANSACTION            TRANS. SIZE/             TRANS. SIZE/
 CLOSED                 TARGET                     ACQUIROR          SIZE       EBITDA      EBITDA      REVENUE     REVENUE
--------                ------                ------------------  -----------   ------   ------------   -------   ------------
11/4/99   TriNet Corporate Realty Trust Inc.  Starwood Financial   $1,577.4    $137.5       11.5x       $169.0        9.3x
                                               Trust
10/1/99   Lexford Residential Trust           Equity Residential      187.6      73.8         2.5        156.3         1.2
                                               Properties Trust
7/6/99    Weeks Corp                          Duke Realty             622.3     106.4         5.9        127.5         4.9
                                               Investments Inc.
5/24/99   Tower Realty Trust                  Reckson Associates      390.0      21.5        18.1         38.0        10.3
                                               Realty/Crescent
                                               Real Estate
11/25/98  National Income Realty Trust        Tarragon Realty          84.2      24.7         3.4         50.2         1.7
                                               Investors Inc.
2/25/98   Value Property Trust                Wellsford Real       $  186.6     $10.3       18.1x       $ 29.0        6.4x
                                               Properties Inc.

  DATE     NET     TRANS. SIZE/
 CLOSED   INCOME      INCOME
--------  ------   ------------
11/4/99   $65.8       24.0x
10/1/99     5.2        36.1
7/6/99     34.6        18.0
5/24/99    10.3        37.9
11/25/98    4.9        17.0
2/25/98      NA          NA

     Josephthal used the comparable real estate and development industry LTM EBITDA transaction multiple because it did not have access to the forward EBITDA multiples at the time of these transactions were consummated. Based upon comparable transaction multiples, the following valuation for Legend was determined dollars (in thousands, except per share data):

                                  REAL ESTATE                                                           IMPLIED PER
                                  DEVELOPMENT          IMPLIED        IMPLIED EQUITY   DILUTED SHARES      SHARE
EBITDA LTM                      TRADING MULTIPLE   ENTERPRISE VALUE       VALUE         OUTSTANDING        VALUE
----------                      ----------------   ----------------   --------------   --------------   -----------
                                     Median
$550..........................         8.7x             $4,764           ($98,712)         6,291          ($15.69)
                                    Average
$550..........................         9.9x             $5,454           ($98,022)         6,291          ($15.58)

     Josephthal noted that no transaction used in the foregoing analysis was identical to the Merger. Accordingly, Josephthal did not rely solely on the mathematical results of the analysis, but also made subjective qualitative judgments concerning differences in financial and operating characteristics of the Comparable Transactions and other factors that could affect the value of the companies or transactions to which Legend or the Offer and the Merger are being compared.

     Discounted Cash Flow Analysis. Josephthal also estimated the implied value of the Company by performing a discounted cash flow and liquidation analysis. The projections used in each analysis were prepared by management. The discounted cash flow analysis evaluated a stream of future unlevered free cash flows for Legend for the fiscal years ended December 31, 2000 to 2012. Unlevered free cash flow, as calculated by Josephthal, is equal to tax-effected earnings before interest and taxes (EBIT) plus depreciation and amortization less capital expenditures and working capital requirements. The cash flows were discounted at certain discount rates ranging from 16.0% to 20.0%, based on a weighted average cost of capital ("WACC") estimated, in part, by using the Comparable Companies.

     The Comparable Companies were used in the WACC calculation for the purpose of understanding the average predicted equity beta for the Comparable Companies in the real estate and development industry. For purposes of this analysis, Josephthal used management's assumption that development of Southbridge would be completed by 2012. According to management projections, after fiscal year 2012, Legend will cease to generate any further cash flows from operations. All of Josephthal's analyses were based on management's assumption that all capital necessary for the build-out of Legend's projects would be available. The summation of the present value of the projected unlevered free cash flows is summarized in the following table (dollars in thousands, except per share data):

WACC                                                         ENTERPRISE VALUE
----                                                         ----------------
16%........................................................      $92,269
17%........................................................      $88,435
18%........................................................      $84,824
19%........................................................      $81,419
20%........................................................      $78,206

     Liquidation Analysis. In the course of this analysis, Josephthal, based on management projections, calculated a stream of future unlevered free cash flows for the fiscal years ended December 31, 2000 to 2012 for Legend's three core assets (properties), Grand Harbor, Oak Harbor and Southbridge, to determine the present liquidation value of these three properties. See "CERTAIN FORWARD LOOKING INFORMATION." Josephthal performed its discounted cash flow analysis based on Legend's consolidated financial business plan. Josephthal's liquidation analysis, in contrast, assumed that each asset was sold separately. Therefore, Josephthal performed a discounted cash flow analysis on each individual asset (Grand Harbor, Oak Harbor and Southbridge) and added the resulting enterprise values for a total enterprise value.

     The summation of the present value of the projected unlevered free cash flows of Legend's three core properties is summarized in the following table (dollars in thousands):

                                                                AGGREGATE
WACC                                                        LIQUIDATION VALUE
----                                                        -----------------
16%.......................................................       $95,803
17%.......................................................       $91,720
18%.......................................................       $87,880
19%.......................................................       $84,266
20%.......................................................       $80,862

     Real Estate Appraisals. In the course of its analysis, Josephthal reviewed an appraisal prepared for the Company by PriceWaterhouseCoopers as of March 31, 1999 relating to Southbridge. PriceWaterhouseCoopers is a licensed real estate appraisal firm and the appraisal report was prepared in accordance with the reporting requirements set forth in standards Rule 2-2(a) of the Uniform Standards of Professional Appraisal Practice, in that it is a complete and self-contained report describing the extent of the process of collecting, confirming and reporting data. The appraisal was prepared in connection with obtaining financing for the acquisition of Southbridge.

     As of the date of the appraisal, development in Phase I of Southbridge had commenced with 673 units sold and/or under contract, of which 503 were townhouses and 170 were single family detached dwellings. Additionally, as of the date of the appraisal, Phase I roads had been developed along with a recreation center and three pools. The appraisal utilized both the sales comparison and income approaches. The income approach relied on the subdivision analysis development approach to value with corroborative support gleaned from the sales comparison approach. These methods were considered to be most accurate, they estimate the economic potential and value of the site under current market conditions and are most widely used by investors for similar types of properties.

     The subdivision development method is a method of estimating land value when subdivision and development are the highest and best use of the parcel of land being appraised. All direct and indirect costs and entrepreneurial profit are deducted from an estimate of anticipated gross sales price of the finished lots. The resultant net sales proceeds are then discounted to present value at a market-derived rate over the development and absorption period to indicate the value of the raw land. The development approach was focused on excess sales income over expenses generated and associated in the development of the inventory of sites. These methods, with consideration for investor requirements, were considered to most accurately simulate current market investment activity and represent the most reasonable, supportable, and accurate approach to the estimation of market value.

     To determine investor requirements as they relate to the subject property, and thereby evaluate the appropriateness of the value estimate derived via discounted cash flow (DCF) analysis, recent sales of similar properties were reviewed for their indicated rates and purchaser assumptions. The unit values derived via the sales comparison approach provided an indication of the income that can be generated from the future sale of the subject parcels. Recent sales of other residential development transactions were reviewed for their indicated rates and purchaser assumptions. Further support was provided from recent investor surveys and alternative investor yields and parameters.

     The use of the sales comparison approach in the valuation of the Southbridge property was difficult. Specific adjustments were not made to the individual sales for time, location, and other property characteristics due to the difficulty in quantifying such adjustments without more detailed lease, income and expense information. Consequently, it was concluded that the sales comparison approach, by itself, produced a value estimate which could not be adequately substantiated.

     The cash flow projection developed in the analysis represented an estimate of future returns to the investors under assumptions based on past trends, and current and expected future conditions.

     The risk profile of Southbridge was considered to be reasonably balanced given the amount of growth in the area and the amount of new construction. Historical trends at Southbridge as well as competing subdivisions reflect demand for the area. Thus, a projected 20-year development period appeared to be well supported.

     On a project basis, the report noted that the scope of Southbridge entails various components that compliment the terrain and orientation of the site while allowing for open space to be preserved. The report noted that the golf course component and the Town Center will allow the development to be a self sufficient community enhancing the overall marketability. Therefore, based on the quality of the property under consideration, the extended sell-out time of the development as well as observations presented throughout this report, it was believed that a buyer would require a 19% free and clear yield on the cash flow forecast. Discounting the forecasted cash flows at 19%, a value of $38,000,000 was obtained.

     Therefore, based on the income approach to value (subdivision development method), the as is market value of the fee simple interest in Southbridge on an all cash basis, as of March 31, 1999, was estimated at $38,000,000.

     The appraisal is subject to the certification, standard conditions and special conditions noted in the report.

     Debt/Equity Conversion Price Analysis. In the course of this analysis, Josephthal, based on management projections, and using a debt schedule prepared by management as of September 30, 1999 (not changing materially by the time of its analysis), prepared an analysis to project Legend's equity value if Aker RGI were willing to convert all of its loans ($86.350 million) to equity at a conversion price of $.50 (over the last two years, 60% of Legend's Common Stock has traded at or below this price). The analysis assumed Enterprise values derived from the discounted cash flow and liquidation analysis. This analysis is summarized in the following table (dollars in thousands except per share data):

                                                                                 TOTAL NUMBER   PER SHARE VALUE
ENTERPRISE              VALUE BEFORE    AKER RGI   CONVERSION   NUMBER OF AKER    OF SHARES     AFTER AKER RGI
  VALUE                 AKER RGI DEBT     DEBT       PRICE        RGI SHARES     OUTSTANDING    DEBT CONVERSION
----------              -------------   --------   ----------   --------------   ------------   ---------------
$80,000...............     $72,873      $86,350      $0.50         172,700         178,991           $0.41
$85,000...............     $77,873      $86,350      $0.50         172,700         178,991           $0.44
$90,000...............     $82,873      $86,350      $0.50         172,700         178,991           $0.46
$95,000...............     $87,873      $86,350      $0.50         172,700         178,991           $0.49

     Josephthal further prepared a similar analysis to project Legend's equity value if Aker RGI were willing to convert only a portion of its loans at a conversion price of $.50 per share. For purposes of this analysis, Josephthal assumed that the $47.6 million of debt owed to Aker RGI at the time of the merger with RGI Holdings in December 1996 was paid off. Josephthal then assumed that Aker RGI would be willing to convert the remaining $38.74 million of debt owed by Legend into equity at a conversion price of $.50. This analysis is summarized in the following table (dollars in thousands except per share data):

                                                                          VALUE
                                                             AKER RGI     AFTER
                                        VALUE                DEBT AT    AKER RGI                             NUMBER       TOTAL
                                        BEFORE                BANYAN     DEBT AT    REMAINING                OF AKER    NUMBER OF
ENTERPRISE                             AKER RGI   AKER RGI    MERGER    MERGER IS   AKER RGI    CONVERSION     RGI       SHARES
   VALUE                                 DEBT       DEBT     12/31/96   PAID OFF      DEBT        PRICE      SHARES    OUTSTANDING
----------                             --------   --------   --------   ---------   ---------   ----------   -------   -----------
$80,000..............................  $72,873    $86,350    $47,609     $25,264     $38,741      $0.50      77,482       83,773
$85,000..............................  $77,873    $86,350    $47,609     $30,264     $38,741      $0.50      77,482       83,773
$90,000..............................  $82,873    $86,350    $47,609     $35,264     $38,741      $0.50      77,482       83,773
$95,000..............................  $87,873    $86,350    $47,609     $40,264     $38,741      $0.50      77,482       83,773


                                         VALUE
                                       AFTER AKER
ENTERPRISE                              RGI DEBT
   VALUE                               CONVERSION
----------                             ----------
$80,000..............................    $0.30
$85,000..............................    $0.36
$90,000..............................    $0.42
$95,000..............................    $0.48

     Historical Stock Price Analysis. Josephthal also reviewed the historical closing stock prices of Legend Common Stock over the period January 8, 1997 through December 31, 1999. During this period, Legend's Common Stock has traded between a high of $7.50 and a low of $.01 per share. Josephthal observed that 579,200 shares traded during this time period representing 9.21% of Legend's Common Stock outstanding. Approximately 40% of all of the Legend Common Stock traded during this time period traded at or below $.50 per share.

     Over the period December 31, 1997 through December 31, 1999, Legend's Common Stock traded between a high of $1.59 and a low of $.01 per share. Josephthal also observed that 372,200 shares traded during this time period representing 5.92% of Legend's Common Stock outstanding. Approximately 61% of all Legend Common Stock traded at or below $.50 per share during this time period.

     Over the period December 31, 1998 through December 31, 1999, Legend's Common Stock traded between a high of $.225 and a low of $.0 per share. Josephthal also observed that 216,400 shares traded during this time period representing 3.44% of Legend's Common Stock outstanding. All of Legend Common Stock traded at or below $.225 per share during this time period.

     Josephthal also noted that the stock price trend of Legend from January 8, 1997 through December 31, 1999 consistently trended downward to current levels.

     Other Analyses. Josephthal conducted such other analyses as it deemed necessary, including the following:

     - Review of historical and projected financial and operating data for Legend.

     Based upon publicly available information and financial projections furnished by management, Legend's actual 1998 operating results and projected base case operating results were as follows:

                            LEGEND PROPERTIES, INC.

                  CONSOLIDATED PROJECTED OPERATING RESULTS(1)
                               (DOLLARS IN 000S)

                                                                  FOR THE YEAR ENDED DECEMBER 31,
                                 --------------------------------------------------------------------------------------------------
                                   FY        FY        FY        FY        FY        FY        FY        FY        FY         FY
                                  1998      1999      2000      2001      2002      2003      2004      2005      2006       2007
                                 ACTUAL     PROJ.     PROJ.     PROJ.     PROJ.     PROJ.     PROJ.     PROJ.     PROJ.     PROJ.
                                 -------   -------   -------   -------   -------   -------   -------   -------   -------   --------
Total Revenues
 Net real estate sales.........  $65,219   $62,483   $43,492   $51,103   $54,986   $62,225   $58,490   $54,143   $62,869   $ 89,545
 Club operations...............    5,953     7,533     8,871    10,299    11,612    13,024    14,481    16,074    17,156     18,804
 Patient Services..............    2,601     2,818     3,369     3,708     3,901     3,953     4,024     4,148     4,261      4,350
 Other operations..............    1,961     3,108     2,461     2,668     2,803     2,950     3,125     3,351     3,532      8,654
      Total Revenues...........   75,734    76,032    58,194    67,778    73,301    82,152    80,120    77,715    87,817    121,352
   GROWTH......................      391%        0%      (23)%      16%        8%       12%       (2)%      (3)%      13%        38%
Operating Expenses.............  (75,670)  (76,405)  (54,438)  (57,913)  (61,763)  (75,210)  (64,101)  (62,467)  (75,433)   (80,937)
                                 -------   -------   -------   -------   -------   -------   -------   -------   -------   --------
EBITDA.........................  $    64   $  (373)  $ 3,757   $ 9,865   $11,539   $ 6,942   $16,019   $15,248   $12,385   $ 40,415
   MARGIN......................        0%        0%        6%       15%       16%        8%       20%       20%       14%        33%

                                         FOR THE YEAR ENDED DECEMBER 31,
                                 ------------------------------------------------
                                   FY         FY        FY         FY        FY
                                 2008(2)     2009      2010       2011      2012
                                  PROJ.     PROJ.      PROJ.     PROJ.     PROJ.
                                 -------   --------   -------   --------   ------
Total Revenues
 Net real estate sales.........  $11,096   $ 16,575   $14,862   $ 12,310   $8,985
 Club operations...............       --         --        --         --       --
 Patient Services..............       --         --        --         --       --
 Other operations..............       --         --        --         --       --
      Total Revenues...........   11,096     16,575    14,862     12,310    8,985
   GROWTH......................      (91)%       49%      (10)%      (17)%    (27)%
Operating Expenses.............   (6,767)   (17,358)   (3,480)   (12,112)     (33)
                                 -------   --------   -------   --------   ------
EBITDA.........................  $ 4,328   $   (783)  $11,382   $    198   $8,052
   MARGIN......................       39%        (5)%      77%         2%      90%

---------------

(1) Financial projections prepared by Legend Management.
(2) Operations beyond FY2007 reflect only those from Southbridge. Management projects that build-out at Grand Harbor and Oak Harbor is complete in FY2007.


      - Analysis of the historic stock performance and trading volume for Legend Common Stock.


       Josephthal conducted three (3) different price/volume run/analyses in graphical format:
      (A) Price/Volume Analysis for January 8, 1997 -- December 31, 1999. This price volume analysis covered the trading history from inception through the date five days prior to the fairness opinion presentation;
      (B) Price/Volume Analysis for December 31, 1997 -- December 31, 1999. This price volume analysis covered the trading history for the prior two years through the date five days prior to the fairness opinion presentation; and
      (C) Price/Volume Analysis for December 31, 1998 -- December 31, 1999. This price volume analysis covers the trading history for the prior one year through the date five days prior to the fairness opinion presentation.

      Josephthal conducted an indexed price analysis comparing the trading history of Legend Common Stock versus a real estate comparable company public trading index, an assisted living comparable company public trading index and against the Standard and Poor's 500 Index.


      - Review of available information regarding institutional holdings of Legend Common Stock.


      Josephthal reviewed all publicly available financial databases and management information and determined that there were no significant institutional shareholders at the time of the fairness opinion.

      The summary set forth does not purport to be a complete description of the analysis or data utilized by Josephthal in the preparation of its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to summary description. Josephthal based its analyses on assumptions that it deemed reasonable, including assumptions concerning Legend, general overall business and economic conditions and industry related factors.

ENGAGEMENT OF JOSEPHTHAL

     Josephthal was retained by the Special Committee of the Board of Directors of Legend pursuant to an Engagement Letter executed on November 8, 1999 (the "Engagement Letter"). Pursuant to the Engagement Letter, the Company retained Josephthal to assist the Special Committee by (i) evaluating the Merger, (ii) providing its opinion as to the fairness of the Merger from a financial point of view, and (iii) assisting the Company in responding to indications of interest from third parties, if any, who propose various alternative transactions. Pursuant to the terms of the Engagement Letter, the Company paid Josephthal a fee of $125,000 upon execution of the Engagement Letter, and $75,000 upon delivery of its fairness opinion. No other fees are payable to Josephthal under the Engagement Letter. As of the date of this Information Statement, the Company has paid Josephthal $200,000, plus expenses. In addition, the Company agreed to reimburse Josephthal for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Josephthal against certain liabilities, including certain liabilities under the federal securities laws.

     Josephthal was previously engaged by Legend in 1997 under a Financial Advisory and Investment Banking Agreement (the "1997 Agreement"). Under the 1997 Agreement, Josephthal provided financial and other general advice relating to Legend's capital structure, enhancing stockholder value and allocation of corporate assets, as well as advice regarding various types of mergers, business combinations or reorganizations, purchases or sales of the Company's stock or assets, joint ventures or other similar transactions ("Transactions") and other debt and equity financings ("Financings") and assist the Company in identifying, analyzing, structuring, negotiating and financing various strategic alternatives. Josephthal also undertook to assist the Company in responding to unsolicited indications of interest from third parties seeking to acquire the Company as well as proxy conflicts, consent solicitations or other similar transactions relating to control of the Company, in which case Legend agreed that it would engage Josephthal under a separate engagement letter to act as its financial advisor.

     Legend paid Josephthal a $100,000 retainer upon signing of the 1997 Agreement and agreed to pay Josephthal a $5,000 monthly retainer each month from October 1997 through June 1998. Additionally, Legend agreed to pay Josephthal
(i) with respect to Transactions, a cash fee equal to the sum of $250,000 PLUS 2% of the aggregate consideration and (ii) with respect to Financings, a cash fee equal to the greater of (a) $100,000 and (b) the sum of 1.5% of all secured debt funds raises, PLUS 4% of all unsecured debt funds raised PLUS 6.5% of all equity funds raised in private markets, excluding financings provided by RGI Holdings or its affiliates. Legend also agreed to reimburse Josephthal for its reasonable out-of-pocket expenses, including attorney's fees and to indemnify Josephthal against certain liabilities, including certain liabilities under the federal securities laws. Neither during that engagement nor thereafter were there any Transactions or indications of interest from third parties seeking to acquire the Company other than RGI Holdings' merger proposal.

     Except as described herein, neither Josephthal nor any of its affiliates has performed any investment banking or other financial services for, or had any material financial relationship with, the Company during the two years preceding the date hereof.

PURPOSE AND REASONS OF THE AFFILIATES FOR THE MERGER


     The purpose of the Affiliates for engaging in the transactions contemplated by the Merger Agreement is to acquire 100% of the ownership of the Company. RGI Holdings' interest in Legend's net book value and net earnings will increase correspondingly. The Affiliates believe that as a private company Legend will have greater flexibility to focus on realizing value without minority shareholders, given Legend's existing debt structure. The Affiliates have chosen to acquire 100% of Legend at this time because the Company needs additional capital to complete the build-out of its projects. However, due to the Company's negative equity value and the excess of its total debt over its aggregate liquidation value and going enterprise value, the Affiliates are unwilling to guarantee future debt for the Company or subordinate debt owed to them by the Company to future third party debt while there are unaffiliated stockholders. If the Affiliates were to guarantee future Company debt or subordinate Company debt owed to them to future third party debt, then the unaffiliated stockholders would realize the financial benefits without making any corresponding financial accommodation to Legend. Moreover, under those circumstances, the unaffiliated stockholders' risk would be reduced as a result of such an accommodation by the Affiliates, while the Affiliates' risk as creditors would increase and their credit position correspondingly impaired. Alternatively, the Affiliates are willing to pay the unaffiliated stockholders a fair price for their shares of Legend. After consummation of the Merger, the Affiliates intend to obtain or provide adequate debt or equity financing for the Company to complete the build-out of its projects.


     In order to provide a prompt and orderly transfer of ownership of the approximately 20% of Legend's outstanding shares of Common Stock held by the Public Stockholders to RGI Holdings, in light of relevant financial, legal, tax and other considerations the acquisition has been structured as a merger pursuant to which LP Acquisition Corp. will be merged with and into Legend, and all of the outstanding shares of Common Stock (other than shares held by RGI Holdings) will be converted into the right to receive the Cash Merger Consideration, without interest. Moreover, the Merger will result in Legend no longer being a public company with stockholders other than RGI Holdings.

     RGI Holdings considered alternatives to the Merger with respect to the Company, including restructuring of Legend's business and ownership through a pre-negotiated bankruptcy, involving the sale of certain of Legend's real property. RGI Holdings selected the Merger alternative to achieve greater flexibility in restructuring Legend's business and its outstanding debt and to ensure that the public, minority stockholders receive a cash payment in respect of their equity interest. Due to the Company's negative equity value and the excess of its total debt over its aggregate liquidation value and going enterprise value, the Affiliates believe it is unlikely that the minority stockholders would receive any cash consideration for their shares in a pre-negotiated bankruptcy.

POSITION OF THE AFFILIATES AS TO FAIRNESS OF THE MERGER

     Each of the Affiliates has considered the analyses and findings of the Special Committee and the Board (described in detail in "SPECIAL FACTORS -- The Special Committee's and the Board's Recommendation") with respect to the fairness of the Merger to the Public Stockholders of the Company. As of the date of this Information Statement, each of the Affiliates adopts the analyses and findings of the Special Committee and the Board with respect to the fairness of the Merger and believes that the Merger is both procedurally and substantively fair to, and in the best interest of, the Company's Public Stockholders; provided that no opinion is expressed as to the fairness to any stockholder making an investment in LP Acquisition Corp. The RGI directors, Peter J. Henn, Legend's President and Chief Executive Officer, and Robert B. Cavoto, Legend's Chief Financial Officer, have employment interests in the Merger. See "SPECIAL FACTORS -- Conflicts of Interest."

CONFLICTS OF INTEREST

     In considering the recommendations of the Board with respect to the Merger, stockholders should be aware that certain officers and directors of Legend and affiliates and associates of these officers and directors have interests in connection with the Merger which may present them with actual or potential conflicts of interest as summarized below. Following the consummation of the Merger, Messrs. Henn and Cavoto are expected to continue as executive officers of the Company, and the RGI directors are expected to continue to serve on the Board of Directors of the Company. The following table sets forth information as of February 18, 2000 as to the shares of Common Stock and options to purchase shares of Common Stock (whether or not exercisable) held by members of the Special Committee and the cash payments that they will receive upon consummation of the Merger: The Special Committee and the Board were aware of these interests and considered them among the other matters described under "-- The Special Committee's and the Board's Recommendation."

                                                   SHARES                              TOTAL AMOUNT OF
                                                     OF         AMOUNT OF CASH       CASH TO BE RECEIVED
                                                   COMMON     TO BE RECEIVED FOR      UPON CONSUMMATION
SPECIAL COMMITTEE MEMBER                           STOCK    SHARES OF COMMON STOCK      OF THE MERGER
------------------------                           ------   ----------------------   -------------------
Walter E. Auch, Sr.(1)...........................      0                0                      0
Robert M. Ungerleider(1).........................  1,560             $780                   $780
Fred E. Welker, III(1)...........................      0                0                      0

---------------

(1) Messrs. Auch, Ungerleider and Welker also hold options to purchase an aggregate of 8,340 shares of Common Stock at exercise prices exceeding $7.00. Because the exercise prices of such options exceed the Cash Merger Consideration, they will not receive any payment for their options when they are cancelled as a result of the Merger.

CERTAIN EFFECTS OF THE MERGER

     As a result of the Merger, the Public Stockholders will not have an opportunity to continue their equity interest in Legend as an ongoing corporation and therefore will not share in the future earnings and potential growth of Legend. Upon consummation of the Merger, the Common Stock will no longer be traded on the "pink sheets" of the OTC Bulletin Board and the registration of the Common Stock under the Exchange Act will be terminated. The termination of registration of the Common Stock under the Exchange Act will eliminate the requirement to provide information to the SEC and will make most of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy or information statement in connection with stockholders' meetings, no longer applicable.

     The receipt of cash pursuant to the Merger will be a taxable transaction. See "FEDERAL INCOME TAX CONSEQUENCES."

CONDUCT OF LEGEND'S BUSINESS AFTER THE MERGER

     The Affiliates are continuing to evaluate Legend's business, assets, practices, operations, properties, corporate structure, capitalization, management and personnel and discuss what changes, if any, will be desirable. The Affiliates intend to eventually dispose of Legend's capital stock or assets and exit the U.S. real estate market. Subject to the foregoing, the Affiliates expect that the day-to-day business and operations of Legend will be conducted substantially as they are currently being conducted by Legend. Additionally, the Affiliates do not currently contemplate any material change in the composition of Legend's current management or Board, except that after the Merger only the RGI directors will continue as members of Legend's Board.

CERTAIN FORWARD LOOKING INFORMATION

     Certain projections prepared by management of Legend are included elsewhere in this Information Statement under the heading "CERTAIN FORWARD LOOKING INFORMATION."

                                   THE MERGER

     The Merger Agreement provides that LP Acquisition Corp., a newly-formed Delaware corporation, will be merged with and into Legend, and that following the Merger, the separate existence of LP Acquisition Corp. will cease and Legend will continue as the surviving corporation.

     The terms of and conditions to the Merger are contained in the Merger Agreement which is included in full as Appendix A to this Information Statement and is incorporated herein by reference. The discussion in this Information Statement of the Merger and the summary description of the principal terms of the Merger Agreement are subject to and qualified in their entirety by reference to the more complete information set forth in the Merger Agreement.

CONVERSION OF SECURITIES

     At the Effective Time, subject to the terms, conditions and procedures set forth in the Merger Agreement, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by LP Acquisition Corp.) will, by virtue of the Merger, be converted into the right to receive the Cash Merger Consideration. Except for the right to receive the Cash Merger Consideration, from and after the Effective Time, all shares (other than shares held by RGI Holdings), by virtue of the Merger and without any action on the part of the holders, will no longer be outstanding and will be canceled and retired and will cease to exist. Each holder of a certificate formerly representing any shares (other than shares held by RGI Holdings) will after the Effective Time cease to have any rights with respect to such shares other than the right to receive the Cash Merger Consideration for such shares upon surrender of the certificate.

     No interest will be paid or accrued on the amount payable upon the surrender of any certificate. Payment to be made to a person other than the registered holder of the certificate surrendered is conditioned upon the certificate so surrendered being properly endorsed and otherwise in proper form for transfer, as determined by Boston Equiserve (the "Disbursing Agent"). Further, the person requesting such payment will be required to pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Disbursing Agent that such tax has been paid or is not payable. Six months following the Effective Time, Legend will be entitled to cause the Disbursing Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Disbursing Agent which have not been disbursed to holders of certificates formerly representing shares outstanding prior to the Effective Time, and thereafter such holders will be entitled to look to Legend only as general creditors with respect to cash payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Disbursing Agent nor any party to the Merger Agreement will be liable to any holder of certificates formerly representing shares for any cash paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Except as described in this paragraph, Legend will pay all charges and expenses, including those of the Disbursing Agent, in connection with the exchange of shares for the Cash Merger Consideration.

     Each share of LP Acquisition Corp.'s common stock that is issued and outstanding immediately prior to the Merger will be converted at the Effective Time into one share of Common Stock of Legend.

CASH-OUT OF LEGEND STOCK OPTIONS

     In general, outstanding stock options to purchase shares of Legend Common Stock shall be canceled or terminated as of the Effective Time. Holders of such options would be entitled to receive a cash payment equal to the difference between $.50 per share and the exercise prices of their Legend stock options (if less than $.50 per share) times the number of shares issuable upon exercise of such options (the "Aggregate Unrealized Gain"). However, because the exercise prices under such options are in excess of $.50 per share, holders of such options will not receive any payments as a result of the cancellation or termination of their options in the Merger.

TRANSFER OF SHARES

     No transfers of shares of Common Stock will be made on the stock transfer books at or after the Effective Time. If, after the Effective Time, certificates representing such shares are presented to Legend, such shares will be canceled and exchanged for the Cash Merger Consideration.

CONDITIONS

     Each party's respective obligation to effect the Merger is subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions, any or all of which may be waived at the appropriate party's discretion, to the extent permitted by applicable law:

          (a) the Merger Agreement and the Merger shall have been approved and adopted by the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Common Stock;

          (b) all consents, authorizations, orders and approvals of (or filings or registrations with) any governmental authority or other regulatory body required in connection with the execution, delivery and performance of the Merger Agreement, the failure to obtain which would prevent the consummation of the Merger or have a material adverse effect on the Company, shall have been obtained without the imposition of any condition having a material adverse effect on the Company;

          (c) early termination shall have been granted or applicable waiting periods shall have expired under the HSR Act, if applicable; and

          (d) no governmental authority or other regulatory body (including any court of competent jurisdiction) shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal, materially restricting or in any way preventing or prohibiting the Merger or the transactions contemplated by the Merger Agreement.

     The obligations of LP Acquisition Corp. and RGI Holdings to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a) there shall not have occurred any change, condition, event or development that has resulted in, or could reasonably be expected to result in, a material adverse effect on the Company;

          (b) the representations and warranties of the Company in the Merger Agreement that are qualified by materiality shall be true and correct in all respects as of the date of the Merger Agreement and as of the Effective Time;

          (c) the representations and warranties of the Company in the Merger Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time, except in any case where such failure to be true and correct would not, in the aggregate, (x) have a material adverse effect on the Company or RGI Holdings, or (y) prevent or materially delay the consummation of the Merger;

          (d) the Company shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement;

          (e) an officer of the Company shall have delivered to LP Acquisition Corp. a certificate to the effect that each of the conditions specified in the preceding clauses (b), (c) and (d) is satisfied in all respects;

          (f) All authorizations, consents, waivers and approvals from parties to contracts or other agreements to which any of the Company or the Subsidiaries is a party, or by which any of them is bound, as may be required to be obtained by them in connection with the performance of this Agreement, the failure to obtain which would prevent the consummation of the Merger or have, individually or in the aggregate, a material adverse effect on Company, shall have been obtained; and

          (g) LP Acquisition Corp. shall have received an opinion, dated the Effective Time, of Shefsky & Froelich, Ltd., counsel to the Company, in form and substance reasonably satisfactory to LP Acquisition

     Corp., with respect to the matters set forth in Sections 3.01, 3.02 and
     3.03 of the Merger Agreement (relating to organization, capitalization and authority, respectively).

     The obligations of the Company to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a) the representations and warranties of LP Acquisition Corp. and RGI Holdings in the Merger Agreement that are qualified by materiality shall be true and correct in all respects as of the date of the Merger Agreement and as of the Effective Time;

          (b) the representations and warranties of LP Acquisition Corp. and RGI Holdings in the Merger Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time;

          (c) LP Acquisition Corp. and RGI Holdings shall have performed in all material respects all obligations required to be performed by them under the Merger Agreement;

          (d) LP Acquisition Corp. and RGI Holdings shall have delivered to the Company a certificate to the effect that each of the conditions specified in the preceding clauses (a), (b) and (c) is satisfied in all respects; and

          (e) The Company shall have received an opinion, dated the Effective Time, of Greenberg Traurig, P.A., counsel to RGI Holdings and LP Acquisition Corp., in form and substance reasonably satisfactory to the Company, with respect to the matters set forth in Sections 4.01, 4.02, 4.03(i) and 4.08 of the Merger Agreement, provided that such opinion may rely, as to matters of Washington law, upon an opinion of counsel licensed to practice in the State of Washington and reasonably acceptable to the Company.

     After approval of the Merger Agreement by the stockholders of Legend, no condition may be waived that reduces the amount or changes the form of the Cash Merger Consideration to be received by the stockholders or that by law requires further stockholder approval unless a waiver of such condition is approved by the stockholders.

REPRESENTATIONS AND WARRANTIES

     Legend has made representations and warranties in the Merger Agreement regarding, among other things, organization and good standing, capitalization, authority to enter into the Merger Agreement, content and submission of forms and reports required to be filed by Legend with the SEC and brokers and finders.

     LP Acquisition Corp. and RGI Holdings have made representations and warranties in the Merger Agreement regarding, among other things, their organization and good standing, authority to enter into the transaction, requisite governmental and other consents and approvals, absence of litigation to which either of them is a party, accuracy of information supplied by them for submission in forms and reports required to be filed with the SEC, brokers and finders and absence of prior activities.

     The representations and warranties of the parties in the Merger Agreement will expire upon consummation of the Merger, and upon such expiration none of such parties or their respective officers, directors or principals will have any liability whatsoever with respect to any such representations or warranties.

COVENANTS

     In the Merger Agreement, Legend has agreed as to itself and its subsidiaries that prior to the Effective Time, unless otherwise agreed to in advance by LP Acquisition Corp. or as otherwise contemplated by the Merger
Agreement:

          (a) The Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course and the Company shall, and shall cause its subsidiaries to, use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with the Company and its subsidiaries.

          (b) The Company shall not, and shall not permit any of its subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a direct or indirect wholly-owned subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or its subsidiaries or any other securities thereof.

          (c) The Company shall not, and shall not permit any of its subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest (including stock appreciation rights or phantom stock) other than (i) the issuance of shares of Common Stock upon the exercise of Company stock options outstanding on the date of the Merger Agreement and in accordance with the terms of such Company stock options, or (ii) issuances by a wholly-owned subsidiary of the Company of its capital stock to its Purchaser.

          (d) The Company shall not, and shall not permit any of its subsidiaries to, amend or propose to amend its articles or certificate of incorporation or bylaws (or similar organizational documents) in any way which would be adverse to LP Acquisition Corp.'s rights under the Merger Agreement.

          (e) The Company shall not, and shall not permit any of its subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or any substantial assets of (other than inventory and equipment in the ordinary course consistent with past practice, to the extent not otherwise prohibited by the Merger Agreement), or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof.

          (f) Other than dispositions in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets.

          (g) The Company shall not, and shall not permit any of its subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of others, enter into any "keep-well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings incurred in the ordinary course of business consistent with past practice under the Company's credit facility existing and in effect on the date of the Merger Agreement, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than, with respect to both clause (i) and (ii) above, (A) to the Company or any direct or indirect wholly owned subsidiary of the Company, or (B) any advances to employees in accordance with past practice.

          (h) The Company shall confer with LP Acquisition Corp. on a regular and frequent basis as reasonably requested by LP Acquisition Corp., report on operational matters and promptly advise Purchaser orally and, if requested by LP Acquisition Corp., in writing of any change or event to the best knowledge of the Company having, or which, insofar as can reasonably be foreseen, is likely to have, a material adverse effect on the Company. The Company shall promptly provide to LP Acquisition Corp. (or its counsel) copies of all filings made by the Company with any governmental entity in connection with the Merger Agreement and the transactions contemplated hereby.

          (i) The Company shall not make any material change, other than in the ordinary course of business, consistent with past practice, or as required by the SEC or law, with respect to any accounting methods, principles or practices used by the Company (except insofar as may be required by a change in generally accepted accounting principles).

          (j) Except for fees and expenses related to the transactions contemplated herein, the Company shall not, and shall not permit any of its subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of (i) liabilities recognized or disclosed in the most recent financial statements contained in documents filed by the Company with the SEC, or (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice. The Company shall not, and shall not permit any of its subsidiaries to, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party.

          (k) Except as provided in the Merger Agreement, the Company and its subsidiaries will not, without the prior written consent of LP Acquisition Corp., which shall not be unreasonably withheld, except as may be required by law, (i) enter into, adopt, amend or terminate any Company benefit plan or other employee benefit plan or any agreement, arrangement, plan or policy for the benefit of any director, executive officer or current or former key employee, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, executive officer or key employee, except as required by any Company benefit plan or agreement with such employees existing on the date of this Agreement, (iii) enter into, adopt, amend or terminate any Company benefit plan or other benefit plan or agreement, arrangement, plan or policy for the benefit of any employees who are not directors, executive offices or current or former key employees of the Company, other than increases in the compensation of employees made in the ordinary course of business consistent with past practice, or (iv) pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including the granting of, acceleration of exercisability of or vesting of stock options, stock appreciation rights or restricted stock).

          (l) Except in the ordinary course of business consistent with past practices, neither the Company nor any of its subsidiaries shall (i) modify, amend or terminate any material contract or agreement to which the Company or such subsidiary is a party, or (ii) waive, release or assign any material rights or claims.

          (m) The Company shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation of the Company or any of its subsidiaries.

          (n) Except as set forth in the Merger Agreement, the Company shall not make any tax election or settle or compromise any material income tax liability.

          (o) The Company shall not nor will it permit any of its subsidiaries to take or agree or commit to take any action that is reasonably likely to result in any of the Company's representations or warranties hereunder being untrue in any material respect at, or as of any time prior to, the Effective Time.

          (p) The Company shall not, and shall not permit any of its subsidiaries to, authorize any of, or commit or agree to take any of, the foregoing actions described in clauses (a) through (o).

     In addition, except as contemplated by the Merger Agreement, the Company shall not, and shall not permit any of its subsidiaries to, take any action that could reasonably be expected to result in (i) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect, or
(iii) any of the conditions to the Merger set forth above not being satisfied in all material respects.

NONSOLICITATION COVENANT

     The Company has agreed that it and its officers, directors, employees, representatives and agents shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal that could not reasonably be considered a Superior Proposal. The Company has agreed that it shall not, nor shall it permit any of its subsidiaries to, authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information or assistance), or knowingly take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal; provided, however, that if, at any time the Board of Directors of the Company determines in good faith, based upon the opinion of independent legal counsel (who may be the Company's regularly engaged independent counsel), that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to an unsolicited Superior Proposal, (x) furnish information with respect to the Company to the person making such unsolicited Superior Proposal pursuant to a customary confidentiality agreement, and (y) participate in discussions or negotiations regarding such Superior Proposal. Legend is obligated to inform LP Acquisition Corp. promptly of any request for information or any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and, unless the Company is contractually prohibited from making such disclosure, the identity of the person making such request or Acquisition Proposal.

     Except as set forth above, neither the Board of Directors of the Company nor any committee thereof may (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to LP Acquisition Corp., the approval or recommendation by such Board of Directors or committee of the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of the Company determines in good faith, based upon the opinion of independent legal counsel (who may be the Company's regularly engaged independent counsel), that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors of the Company may withdraw or modify its approval or recommendation of the Merger Agreement and the Merger, approve or recommend a Superior Proposal, cause the Company to enter into an agreement with respect to a Superior Proposal or terminate the Merger Agreement, but in each case only at a time that is after the fifth business day following Purchaser's receipt of written notice (a "Notice of Superior Proposal") advising LP Acquisition Corp. that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. In addition, if the Company proposes to enter into an agreement with respect to any Acquisition Proposal, it must concurrently with entering into such agreement pay, or cause to be paid, to LP Acquisition Corp. the Termination Fee.

INDEMNIFICATION AND INSURANCE

     The Merger Agreement provides that all rights to indemnification for acts or omissions occurring prior to the Effective Time existing in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective certificates or articles of incorporation or bylaws (or similar organizational documents) or existing indemnification contracts shall survive the Merger and shall continue in full force and effect in accordance with their terms. In addition, LP Acquisition Corp. will provide for a period of not less than two years after the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time that is no less favorable than the Company's existing insurance and indemnification policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Company shall not be required to pay an annual premium for such insurance and indemnification policy in excess of 200% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

EXPENSES

     Except as provided below, RGI Holdings has agreed to reimburse Legend for its costs and expenses in connection with the Merger Agreement and the transactions contemplated thereby. Legend has also agreed to reimburse LP Acquisition Corp. for all expenses incurred by LP Acquisition Corp. in connection with the Merger Transaction upon certain events. See "THE
MERGER -- Termination Fee."

TERMINATION, AMENDMENT AND WAIVER

     At any time prior to the Effective Time, the Merger Agreement may be terminated by the mutual written consent of Legend and LP Acquisition Corp. In addition, either Legend or LP Acquisition Corp. may terminate the Merger Agreement prior to the Effective Time if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Common Stock pursuant to the Merger and such order, decree or ruling or other action shall have become final and nonappealable, provided, however, that such right to terminate the Merger Agreement is not available to any party that has failed to use its reasonable efforts to comply promptly with legal requirements, cooperate with and furnish information to the other party and obtain any required governmental or other consents, authorizations, orders, approvals or exemptions.

     The Merger Agreement may be terminated by LP Acquisition Corp. or RGI Holdings prior to the Effective Time if: (i) any representation or warranty of the Company shall not have been true and correct in all material respects when made, except in any case where such failure to be true and correct would not, in the aggregate, (x) have a material adverse effect on the Company, or (y) prevent or materially delay the consummation of the Merger; (ii) the Company shall have failed to comply in any material respect with any of its material obligations or covenants contained in the Merger Agreement; or (iii)(A) the Board or the Special Committee fails to approve and recommend or withdraws or modifies in a manner adverse to LP Acquisition Corp. its approval or recommendation of the Merger or the Merger Agreement, or approves or recommends any Acquisition Proposal, (B) the Company enters into any agreement with respect to any Superior Proposal following written notice to LP Acquisition Corp. and payment of the Termination Fee discussed below, or (C) the Board or the Special Committee resolves to take any such action in clauses (iii)(A) or (B).

     Legend may terminate the Merger Agreement (i) in connection with entering into a definitive agreement with respect to a Superior Proposal following written notice to the Board, a determination that the Company's failure to do so would violate the Board's fiduciary duties and the payment of the termination Fee described below and provided that the Company complies with its covenant against soliciting, discussing or negotiating any Acquisition Proposal (except as required by the Board's fiduciary duties), (ii) if any representation or warranty of LP Acquisition Corp. was not true and correct in all material respects when made or has ceased to be true and correct in all material respects as if made on such later date, or (iii) if LP Acquisition Corp. fails to comply in any material respect with any of its material obligations or covenants in the Merger Agreement.

     Subject to the provisions of applicable law, the Merger Agreement may be modified or amended, and provisions thereof waived, by written agreement of the parties. However, after approval of the terms of the Merger Agreement by the stockholders of Legend, no amendment or waiver of a provision may be made which reduces the amount or changes the form of the Cash Merger Consideration to be received by the stockholders or that by law requires further stockholder approval unless such amendment or waiver of a provision is approved by the stockholders.

TERMINATION FEE

     Legend has agreed to pay to LP Acquisition Corp. a Termination Fee in the amount of expenses of LP Acquisition Corp. in the event the Merger Agreement is terminated (i) by LP Acquisition Corp. due to (A) the breach by the Company of any of its representations, warranties or covenants, or a material adverse change with respect to Legend, each as described above (see "THE
MERGER -- Termination; Amendment and Waiver"), or (B) (1) the Board or the Special Committee failing to approve and recommend or withdrawing or modifying in a manner adverse to LP Acquisition Corp. its approval or recommendation of the Merger or the Merger Agreement, or approving or recommending any Acquisition Proposal, (2) the Company entering into any agreement with respect to any Superior Proposal or (3) the Board or the Special Committee resolving to take any such action in clauses (1) or (2), or (ii) by the Company due to entering into a definitive agreement in connection with a Superior Proposal.

FUNDING OF MERGER CONSIDERATION

     It is estimated that approximately $1.1 million will be required to consummate the Merger and pay related fees and expenses. This sum is expected to be provided by RGI Holdings' cash on hand. There is no financing contingency in the Merger Agreement.

EXPENSES OF THE TRANSACTION

     Assuming the Merger is consummated, the expenses of the Merger that will be paid by Legend and reimbursed by RGI Holdings are as follows:

COST OR FEE                                                 ESTIMATED AMOUNT
-----------                                                 ----------------
Financial advisory fees...................................      $200,000
Legal fees................................................       250,000
Accounting fees...........................................        30,000
Printing and mailing fees.................................        15,000
SEC filing fees...........................................           124
Miscellaneous.............................................         4,876
                                                                --------
                                                                $500,000
                                                                ========

     See "SPECIAL FACTORS -- Opinion of Financial Advisor" for a description of the fees to be paid to Josephthal in connection with its engagement. For a description of certain fees payable to the members of the Special Committee, see "SPECIAL FACTORS -- Conflicts of Interest."

     For a description of RGI Holdings' obligation, even if the Merger is not consummated, to pay or reimburse Legend for its expenses in connection with the Merger, see "THE MERGER -- Expenses" and "-- Termination Fee."

REGULATORY APPROVALS

     Legend is not aware of any license or regulatory permit which is material to the business of Legend and which is likely to be adversely affected by the Merger or of any approval or other action by any state, federal or foreign government or governmental agency that would be required prior to effecting the Merger.

ACCOUNTING TREATMENT

     The Merger will be treated as a purchase business combination for accounting purposes.

                       RIGHTS OF DISSENTING STOCKHOLDERS

     Under Delaware law, Legend stockholders have no right to an appraisal of the value of their shares in connection with the Merger.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of the material U.S. Federal income tax consequences of the Merger to the holders of Common Stock. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences to the holders of Common Stock as described herein. This discussion does not purport to deal with all aspects of taxation that may be relevant to a particular stockholder in light of his, her or its particular circumstances or to certain types of taxpayers subject to special treatment under the U.S. Federal income tax law, including financial institutions, broker-dealers, persons holding Common Stock as part of a straddle, "synthetic security" or other integrated investment (including a "conversion transaction"), persons holding Common Stock other than as a capital asset or persons who acquired their Common Stock through the exercise of an employee stock option or otherwise as compensation.

U.S. HOLDERS

     The following discussion applies to a holder of Common Stock that is a U.S. Holder. For this purpose, a U.S. Holder is a beneficial owner of Common Stock that for U.S. Federal income tax purposes is (i) a citizen or resident (as defined in section 7701(b) of the Code) of the United States, (ii) a corporation or partnership (or an entity treated as a corporation or partnership) created or organized in the United States or under the law of the United States, any state or the District of Columbia (as well as, for certain purposes (including the withholding of tax on the sale of Common Stock), a corporation (or an entity treated as a corporation) created or organized under the law of a country other than the United States or of a political subdivision thereof that has made an election under section 897(i) of the Code to be treated as a domestic corporation), (iii) an estate the income of which is subject to U.S. Federal income taxation regardless of source or (iv) a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

     A U.S. Holder will recognize capital gain or loss for U.S. Federal income tax purposes on each share of Common Stock exchanged for the Cash Merger Consideration pursuant to the Merger. The amount of gain or loss recognized on a share will be equal to the difference between $.50 and the holder's basis in the share. The gain or loss will be long-term capital gain or loss in the case of shares held for more than one year as of the date of the Merger. In the case of individuals, trusts and estates, net capital gain for a taxable year (that is, the excess of net long-term capital gain for a taxable year over any net short-term capital loss for the year) is subject to a maximum U.S. Federal income tax rate of 20 percent. Receipt of the Cash Merger Consideration in exchange for Common Stock pursuant to the Merger also may be a taxable transaction under applicable state, local and foreign tax laws.

     Because the Company is a United States real property holding company within the meaning of section 897 of the Code, and because the Common Stock of the Company is not regularly traded on an established securities market within the meaning of the Treasury regulations promulgated pursuant to section 897 of the Code, RGI Holdings will be required to withhold and pay over to the Internal Revenue Service (the "IRS") ten percent of the Cash Merger Consideration payable for any share of Common Stock acquired pursuant to the Merger that RGI Holdings cannot establish that it purchased from a U.S. Holder. Accordingly, to avoid this withholding, a U.S. Holder will be required to provide to RGI Holdings a written certificate stating under penalties of perjury that he, she or it is a U.S. Holder. The U.S. Holder's signature on this certificate must be acknowledged by a notary. The ten percent withholding will be imposed unless the certificate of non-foreign status is properly, accurately and completely filled out setting forth all of the information specified in Treasury regulation section 1.1445-2(b)(2). A stockholder that is a foreign corporation but that has made an election under section 897(i) of the Code to be treated as a domestic corporation must attach to its certificate of non-foreign status the acknowledgement of its section 897(i) election by the IRS, and the acknowledgement must state that the information required by Treasury regulation section 1.897-3 has been determined to be complete. The certificate of non-foreign status must be signed by a responsible officer in the case of a stockholder that is a corporation, by a general partner of a stockholder that is a partnership or by a trustee, executor or other fiduciary in the case of a stockholder that is a trust or estate. Even if a certificate in proper form is presented, RGI Holdings will withhold ten percent of the Cash Merger Consideration in any case in which it has actual knowledge that the certificate is false or receives a notice from its own or the stockholder's agent that the certificate is false.

     Any U.S. Holder from whose Cash Merger Consideration RGI Holdings has withheld tax can credit that tax on his, her or its U.S. Federal income tax return, or, if the amount withheld exceeds the U.S. Holder's tax liability, possibly obtain an early refund to the extent permitted by Treasury regulation section 1.1445-1(e)(3)(ii). RGI Holdings will file with the IRS Form 8288, U.S. Withholding Tax Return for Dispositions by Foreign Persons of U.S. Real Property Interests, and Form 8288-A, Statement of Withholding on Dispositions by Foreign Persons of U.S. Real Property Interests. The IRS will stamp Form 8288-A showing receipt of the withholding tax and will return Copy B thereof to the Company stockholder to which it relates, enabling that stockholder to establish the amount of tax withheld with respect to his, her or its Common Stock acquired by RGI Holdings pursuant to the Merger. In the case of any Common Stock held in joint name, RGI Holdings will credit the amount of tax withheld equally between or among the joint holders, unless those holders, by the tenth day following the Closing, request RGI Holdings in writing to credit the tax in a different manner agreed to by them.

     THE RESPONSIBILITY TO PREPARE AND SUBMIT A PROPERLY COMPLETED CERTIFICATE OF NON-FOREIGN STATUS IS ON EACH STOCKHOLDER OF THE COMPANY. WITH RESPECT TO ANY SHARES FOR WHICH NO CERTIFICATE IS RECEIVED OR THE CERTIFICATE IS NOT PROPERLY COMPLETED, RGI HOLDINGS WILL WITHHOLD TEN PERCENT OF THE CASH MERGER CONSIDERATION.

     A U.S. Holder that is a domestic partnership is not subject to the ten percent withholding described above but instead generally will be required to withhold tax pursuant to section 1446 of the Code in respect of any gain recognized on the disposition of Common Shares pursuant to the Merger if the partnership has any partner that is a foreign person. Different rules can apply depending on whether partnership interests in the partnership are public traded. Similarly, a domestic trust or estate with any foreign beneficiary may be required to withhold tax as a result of a disposition of Common Stock at a gain. In the case of trusts, different rules can apply depending on whether the trust is a grantor trust, a non-grantor trust or a publicly traded trust. Each domestic partnership, trust or estate with any foreign partner or beneficiary should consult his, her or its tax adviser with respect to his, her or its withholding obligation in connection with the disposition of Common Stock.

     A U.S. Holder may be subject to backup withholding at the rate of 31 percent with respect to Cash Merger Consideration received pursuant to the Merger, unless the U.S. Holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates that fact or (b) provides a correct taxpayer identification number ("TIN"), certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholdings rules. To prevent the possibility of backup withholding on payments made to certain holders with respect to shares of Common Stock pursuant to the Merger, each U.S. Holder must provide the Disbursing Agent with his, her or its correct TIN by completing a Form W-9 or Substitute Form W-9. A U.S. Holder of Common Stock that does not provide his, her or its correct TIN, when required to do so, may be subject to penalties imposed by the IRS, as well as to backup withholding. Any amount withheld under these rules will be refundable or creditable against the U.S. Holder's U.S. Federal income tax liability, provided the required information is furnished to the IRS. RGI Holdings (or its agent) will report to a holder of Common Stock and to the IRS the amount of any "reportable payment," as defined in Section 3406 of the Code, and the amount of tax, if any, withheld with respect thereto.

NON-U.S. HOLDERS

     The following discussion applies to a holder of Common Stock that is a Non-U.S. Holder. For this purpose, a Non-U.S. Holder is a beneficial owner of Common Stock that for U.S. Federal income tax purposes is (i) a nonresident alien individual, (ii) a corporation or partnership (or an entity treated as a corporation or partnership) created or organized under the law of a country other than the United States or of a political subdivision thereof (other than, for certain purposes (including the withholding of tax on the sale of Common Stock) a corporation (or an entity treated as a corporation) that has made an election under section 897(i) of the Code to be treated as a domestic corporation) or (iii) an estate or trust that is not a U.S. Holder.

     Because the Company is a United States real property holding corporation within the meaning of section 897 of the Code, and because the Common Stock of the Company is not regularly traded on an established securities market within the meaning of the Treasury regulations promulgated pursuant to section 897 of the Code, any gain recognized by a Non-U.S. Holder on the sale of shares of Common Stock pursuant to the Merger will be treated as income that is effectively connected with the conduct of trade or business in the United States by the Non-U.S. Holder and will be subject to U.S. Federal income tax at the graduated rates on net income generally applicable to U.S. Holders. In addition, RGI Holdings will be required to withhold and pay over to the IRS ten percent of the Cash Merger Consideration payable for any share of Common Stock acquired pursuant to the Merger that RGI Holdings cannot establish that it purchased from a U.S. Holder. Accordingly, RGI Holdings will withhold ten percent of the Cash Merger Consideration from any holder of Common Stock that does not provide to the Company a written certificate stating under penalties of perjury that he, she or it is a U.S. Holder. The signature on this certificate must be acknowledged by a notary. The ten percent withholding will be imposed unless the certificate of non-foreign status is properly, accurately and completely filled out setting forth all of the information specified in Treasury regulation section 1.1445-2(b)(2). A stockholder that is a foreign corporation but that has made an election under section 897(i) of the Code to be treated as a domestic corporation must attach to its certificate of non-foreign status the acknowledgement of its section 897(i) election by the IRS, and the acknowledgement must state that the information required by Treasury regulation section 1.897-3 has been determined to be complete. The certificate of non-foreign status must be signed by a responsible officer in the case of a stockholder that is a corporation, by a general partner of a stockholder that is a partnership or by a trustee, executor or other fiduciary in the case of a stockholder that is a trust or estate. Even if a certificate in proper form is presented, RGI Holdings will withhold ten percent of the Cash Merger Consideration in any case in which it has actual knowledge that the certificate is false or receives a notice from its own or the stockholder's agent that the certificate is false. A stockholder that is a Non-U.S. Holder is subject to the withholding of ten percent of the Cash Merger Consideration and does not qualify to sign a certificate of non-foreign status.

     In general, a Non-U.S. Holder is required to file a U.S. Federal income tax return by reason of his, her or its sale of Common Stock. The amount of the withholding will be creditable against the Non-U.S. Holder's U.S. Federal income tax liability, if any, for the taxable year. If a Non-U.S. Holder's U.S. Federal income tax in respect of gain recognized on the disposition of shares of Common Stock pursuant to the Merger exceeds the amount of the tax withheld, the Non-U.S. Holder is required to pay the additional tax with its U.S. Federal income tax return and may also have an obligation to make payments of estimated tax by reason of recognizing gain on a sale of Common Stock pursuant to the Merger. If the amount of tax withheld exceeds a Non-U.S. Holder's U.S. Federal income tax, the excess will be refundable (or, in general, creditable against other U.S. Federal income tax liability of the Non-U.S. Holder), provided the Non-U.S. Holder files a U.S. Federal income tax return and provides the required information to the IRS. RGI Holdings will file with the IRS Form 8288, U.S. Withholding Tax Return for Dispositions by Foreign Persons of U.S. Real Property Interests, and Form 8288-A, Statement of Withholding on Dispositions by Foreign Persons of U.S. Real Property Interests. The IRS will stamp Form 8288-A showing receipt of the withholding tax and will return Copy B thereof to the stockholder to which it relates, enabling that stockholder to establish the amount of tax withheld with respect to his, her or its Common Stock acquired by RGI Holdings pursuant to the Merger. In the case of any Common Stock held in joint name, RGI Holdings will credit the amount of tax withheld equally between or among the joint holders, unless those holders, by the tenth day following the Closing, request RGI Holdings in writing to credit the tax in a different manner agreed to by them.

     If a Non-U.S. Holder requests from the IRS a withholding certificate to reduce or eliminate the amount otherwise required to be withheld by RGI Holdings, and if the Non-U.S. Holder receives and provides that certificate to RGI Holdings on or before the Closing Date, RGI Holdings will withhold the amount, if any, specified in that withholding certificate. If a Non-U.S. Holder does not receive that certificate on or before the Closing Date but furnishes to RGI Holdings, on or before the Closing Date, a notice with respect to its application for a withholding certificate, in form and substance satisfying the applicable Treasury regulations for that notice, RGI Holdings will withhold ten percent of the Cash Merger Consideration otherwise payable to that Non-U.S. Holder but, once the Non-U.S. Holder furnishes to RGI Holdings a withholding certificate, RGI Holdings will remit to the IRS the amount, if any, specified in that withholding certificate and will pay, or cause to be paid, the remainder, if any, to the Non-U.S. Holder. The IRS might issue a withholding certificate to a Non-U.S. Holder who, following the procedures set forth by the Treasury Department and the IRS, establishes that the ten percent withholding otherwise required exceeds the Non-U.S. Holder's maximum tax liability, that the Non-U.S. Holder is exempt from tax as a foreign government or pursuant to a tax treaty and in other circumstances. In certain cases, a withholding certificate can be used to apply for an early refund of tax that has been withheld. The responsibility for obtaining, and all costs associated with, a withholding certificate are SOLELY those of a Non-U.S. Holder. A Non-U.S. Holder should consult his, her or its tax adviser regarding the availability and advisability of requesting a withholding certificate from the IRS.

     A Non-U.S. Holder that is a foreign partnership may be subject not only to the ten percent withholding described above but also to a requirement to withhold additional tax pursuant to section 1446 of the Code in respect of any gain recognized on the disposition of Common Shares pursuant to the Merger if the partnership has any partner that is a foreign person. Different rules can apply depending on whether partnership interests in the partnership are public traded. Each foreign partnership with any foreign partner or beneficiary should consult its tax adviser with respect to its withholding obligation in connection with the disposition of Common Stock.

     The payment of the Cash Merger Consideration to or through the U.S. office of a broker, U.S. or foreign, will be subject to information reporting and backup withholding at a rate of 31 percent unless the owner certifies under penalties of perjury that it is a Non-U.S. Holder or otherwise establishes an exemption (which certification may be made on a properly completed Form W-8 or Substitute Form W-8), provided the broker does not have actual knowledge that the holder is not a Non-U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied. The payment of the Cash Merger Consideration to or through the foreign office of a broker generally will not be subject to backup withholding or information reporting. In the case of the payment of the Cash Merger Consideration through a foreign office of a broker that is a United States person or a "United States related person," however, the current Treasury regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is not a United States person and the broker has no actual knowledge to the contrary or the holder otherwise establishes an exemption. For this purpose, a "United States related person" is (i) a "controlled foreign corporation" for U.S. Federal income tax purposes or (ii) a foreign person 50 percent or more of whose gross income for a specified period is derived from activities that are effectively connected with the conduct of trade or business in the United States. Any amount withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against the Non-U.S. Holder's U.S. Federal income tax, provided that the required information is furnished to the IRS.

     THE TAX CONSEQUENCES FOR A PARTICULAR STOCKHOLDER WILL DEPEND UPON THE FACTS AND CIRCUMSTANCES APPLICABLE TO THAT STOCKHOLDER. ACCORDINGLY, EACH STOCKHOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISER TO DETERMINE THE TAX CONSEQUENCES OF THE MERGER TO THE STOCKHOLDER IN LIGHT OF HIS, HER OR ITS PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND ANY POSSIBLE CHANGES IN THOSE LAWS. THE FOREGOING DISCUSSION MAY NOT APPLY TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION.

                            BUSINESS OF THE COMPANY

BUSINESS OPERATIONS

  Background

     Legend, formerly known as Banyan Mortgage Investment Fund, is the surviving corporation from the December 31, 1996 merger (the "Banyan Merger") of Banyan Mortgage Investment Fund ("Banyan") and RGI U.S. Holdings, Inc. ("RGI/US"). Legend is organized as a corporation under the laws of the State of Delaware, pursuant to a Restated Certificate of Incorporation filed December 31, 1996. As of the date hereof, RGI Holdings owns approximately 80% of the outstanding Common Stock of the Company.

     The Company was originally established to invest primarily in (i) short-term loans, junior mortgage loans, wraparound mortgage loans and first mortgage loans on income-producing properties and (ii) construction loans, pre-development loans and land loans. In response to defaults on loans made by the Company to its borrowers, in February 1990, the Company suspended making new loans, except for advances of additional funds under circumstances which it deemed necessary to preserve the value of existing collateral, including instances where the Company foreclosed upon or taken title, directly or indirectly to the collateral. At the time of the Banyan Merger, the Company controlled a 2,227-acre parcel located in Charles County, Maryland ("Chapman's Landing"), a 2,685-acre development located in Prince William County, Virginia ("Southbridge") and a 565-acre parcel located in Monterey County, California ("Laguna Seca Ranch"). The Laguna Seca Ranch and Chapman's Landing projects were sold in December 1997 and October 1998, respectively.

     RGI/US was a Washington corporation and until the Banyan Merger, was a wholly-owned subsidiary of RGI Holdings which is an indirect majority-owned subsidiary of Aker RGI. At the time of the Banyan Merger, RGI/US, through various subsidiaries, owned, developed and operated the following real estate:
(i) Grand Harbor, a 772-acre residential golf community located in Vero Beach, Florida; (ii) Oak Harbor, a 116-acre retirement community also located in Vero Beach, Florida which includes the Royal Palm Convalescent Center, a skilled nursing care facility licensed for 72 beds and (iii) a 164,724 square foot shopping center located in Lynnwood, Washington (the "Lynnwood Center"). The Lynnwood Center was sold in November 1997.

     The Company's strategy is to realize and enhance the market potential of its remaining assets. The Company's current assets are the Southbridge master planned community, the Grand Harbor residential golf community and the Oak Harbor retirement community. During September 1999, the Company sold the Ashburn Corporate Center, a commercial business park development. The Company had acquired the front parcel of the project earlier in the year.

     Legend is a diversified real estate development and operating company engaged in three primary business activities: real estate development and sales, club operations and patient services. The Company operates other ancillary operations that provide support services to its primary business activities but these ancillary operations are not material enough to be considered a primary business activity.

  Real Estate Development and Sales

     The Real Estate Development and Sales activity is responsible for land planning, entitlements, land development, construction and the sale of land parcels and finished homes.

     Southbridge includes a mix of commercial and residential land uses including single-family, townhouse and apartment/condominium units and office, retail and industrial/flex space. The Company is attempting to enhance the value of this project through land use, entitlement and zoning modifications and selective development. Such activities take into account local zoning, political and market conditions. The Company anticipates developing commercial sites and residential housing lots for sale to third parties but also pursues opportunities to sell undeveloped parcels or enter into joint ventures, or whole or partial bulk sales.

     Grand Harbor and Oak Harbor include primarily finished lots upon which the Company builds a variety of housing types and styles including villas, cottages, duplex and condominiums for sale to third parties. The Company also pursues outright lot sales.

  Club Operations

     The club operations activity is responsible for the management and operations of the club facilities. The Company operates the Grand Harbor Golf and Beach Club which includes a clubhouse, two 18-hole golf courses, swimming and tennis facilities and an ocean front beach club. The Company also operates the Oak Harbor Club which includes a clubhouse and a nine-hole golf course.

  Patient Services

     The patient services activity is responsible for the management and operations of the assisted living and skilled care facilities. The Company operates Somerset House, an assisted living facility, and Royal Palm Convalescent Center, a skilled care facility, both located near the Oak Harbor development.

DESCRIPTION OF PROJECTS

     Following is a narrative describing Legend's core assets. The project business plans explained below are subject to numerous risks and uncertainties which are more fully described in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Factors Affecting Legend's Business Plan." If the Company is unable to secure the necessary financing or capital to meet its future needs, the project business plans will likely be materially revised, which may have a material adverse effect on the Company's financial condition and results of operations. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources.")

  Grand Harbor

     Grand Harbor is a 772-acre gated residential golf community, located along the Indian River in Vero Beach, Florida, with two 18-hole championship golf courses and waterfront access with a marina containing 144 slips available for lease. The residences at Grand Harbor are clustered in individual islands affording a view of the surrounding golf courses and scenic waterways. Development of Grand Harbor began in 1987 and continued until 1990 when the Resolution Trust Corporation acquired the property and most development and construction activities were terminated. In 1991, affiliates of RGI Holdings acquired the project, completed the development of the marina and constructed the clubhouse facilities and continued the residential development. At March 31, 2000 the Company owned approximately 295 acres.

     Grand Harbor offers two 18-hole championship golf courses: a Harbor Course designed by Pete Dye and a River Course designed by Joe Lee. The 28,000 square foot clubhouse, which serves both courses, also serves as a social center for Grand Harbor residents. Grand Harbor maintains 24-hour access control, together with a variety of amenities, including an on-site swimming facility and eight clay tennis courts and an off-site oceanfront beach club. Grand Harbor and Oak Harbor collectively received zoning entitlements for the development of a maximum of 2,688 residential units. The Company's business plan, however, contemplates the development of 1,196 residential units at Grand Harbor and 322 residential units at Oak Harbor (see below). The Company believes this plan best maximizes the value of these parcels based on existing and anticipated market conditions, even though these parcels are zoned for greater density. If market conditions change, the Company can increase, to a certain extent, the proportion of multi-family homes to be developed under existing zoning.

     Grand Harbor currently offers single-family detached homes, duplexes and low-rise condominiums with sales prices ranging from approximately $200,000 to $1,100,000 with sizes ranging from 1,600 to over 5,000 square feet. Previously, golf course and riverfront lots were available at sales prices ranging from $165,000 to over $500,000. Through March 31, 2000, 768 residences had been sold and an additional 48 contracted for sale for delivery in mid 2000. Based on the current development plan, approximately 380 additional residences are planned for Grand Harbor. Grand Harbor has received governmental approvals for approximately 725,000 square feet of commercial space on 60 acres. In early 1998, a 20-acre parcel was sold for a luxury apartment project.

     Grand Harbor currently derives revenue from the construction and sale of single-family detached homes, duplexes, condominiums and individual lots; the operation or club facilities, the rental of marina docks; and the operation of a harbor facility. In conjunction with offering residential units for sale, Grand Harbor offers four types of equity memberships in the Grand Harbor Golf and Beach Club: (i) full memberships for $40,000; (ii) golf and tennis memberships for $20,000; (iii) tennis memberships for $10,000; and (iv) social memberships for $7,500. Upon the completion of sale of the equity memberships, Grand Harbor will turn over management and control of the Grand Harbor Golf and Beach Club to its members.

     There are several residential communities located within Vero Beach that compete with Grand Harbor in terms of location, quality, and/or price, including but not limited to Windsor, Orchid Island Golf & Beach Club, and Indian River Club.

  Oak Harbor

     Oak Harbor is a 116-acre luxury country club retirement community, located along the Indian River in Vero Beach, Florida. On-site amenities include the 36,000 square foot clubhouse, a 24,900 square foot assisted living facility with 24 private suites and a nine-hole golf course designed by Joe Lee. The clubhouse contains a community hall, arts and crafts room, hobby shop, game room, library and fitness center. Oak Harbor provides the opportunity to own a home within a community that offers on-site health care and a Club that offers a wide range of daily services designed to make life easier for residents. Oak Harbor Club members receive daily meals, transportation, housekeeping, social activities and access to optional health care. A discussion of Oak Harbor's zoning entitlements is included under "Grand Harbor." At March 31, 2000 the Company owned approximately 100 acres.

     Oak Harbor offers condominiums and single-family homes ranging in price from $250,000 to $635,000 and ranging in size from 1,178 to 2,850 square feet. All residences have emergency call systems and trained health professionals are available 24 hours a day to handle emergencies. Three levels of health care, including skilled, assisted living and home health care, are options available to Oak Harbor residents at an additional cost above the monthly Club dues described below.

  Oak Harbor Club

     Membership in the Oak Harbor Club requires an initial $25,000 club deposit. Upon the re-sale of an Oak Harbor residence, the $25,000 club deposit is refundable subject to the new owner becoming a Club member and paying the deposit. In addition, there is an initiation fee equal to ten percent (10%) of the purchase price of the residence. This fee may be deferred until the residence is resold, but will then equal 10% of the greater of the initial purchase price or the sale price of the residence. (Currently, this initiation fee is waived for the first 125 Club members.) The Oak Harbor Club is a non-equity club and Oak Harbor will not turn over management and control to its members. Monthly dues, ranging from $1,800 for a single person to $2,320 for a couple, include among other things, one meal per day, local transportation around Oak Harbor and Vero Beach, weekly housekeeping and linen service, Club activities, green fees on Oak Harbor's private nine-hole golf course, and 24-hour emergency response service.

  Royal Palm Convalescent Center

     The off-site Royal Palm Convalescent Center is a skilled care nursing facility licensed for 72 beds, which is currently configured for 50 beds in private and semi-private rooms. Royal Palm is a private facility, which does not accept Medicaid or Medicare patients and has received a Superior Rating the past 16 consecutive years from the Florida Department of Health and Rehabilitative Services. Daily rates range from approximately $159 for a semi-private room to $219 for a private suite. As of March 31, 2000, 38 beds were occupied 76%.

  Somerset House Assisted Living Facility

     The on-site Somerset House Assisted Living Facility, with 24 private suites with patios situated in private courtyards, is designed as a "mini-clubhouse" versus the institutional style facilities prevalent in many communities. The facility is designed to be expanded to up to 64 suites. The main building includes the common living, dining and kitchen facilities as well as the examination, consultation and home health care offices. The 24 private suites are located in a separate wing behind the main building. Each suite is 406 square feet and contains living, dining and kitchen facilities. A centrally located Nurse's Station is staffed 24 hours a day by nursing staff to provide assistance as needed.

     Daily rates range from $84 for Oak Harbor Club members to $135 for non-members. As of March 31, 2000 there were 13 suites occupied, representing 54% of available suites.

     Oak Harbor's current development plan is for a total of 322 residences consisting of villas, cottages and condominium units. As of March 31, 2000, 100 residences have been sold and an additional 14 residences were under contract for sale for delivery in mid 2000. Residential sales are subject to a non-refundable deposit of 20% of the sales price but are typically subject to cancellation by the purchaser under specified circumstances, such as the purchaser becoming incapable of independent living, or death. Although Oak Harbor is a retirement community, all residents must be capable of independent living at the time they join the Oak Harbor Club.

     There are two competing lifecare communities located within a 35-mile radius of Oak Harbor. Indian River Estates, located in Vero Beach, and Sandhill Cove, located 32 miles south in Stuart, Florida. Both target a lower demographic prospect than Oak Harbor, have smaller average units than those offered by Oak Harbor, and do not offer home ownership to their residents.

  Southbridge


     Southbridge is a 2,685 acre mixed use master planned community located along the Potomac River in Prince William County, Virginia, approximately 24 miles south of Washington, D.C. Southbridge is located within close proximity to the major employment centers of Washington, D.C. The current development plan is for approximately 5,400 single-family detached homes, townhomes, garden apartments and condominiums as well as four million square feet of commercial space including office, flex-tech and retail. The project is anticipated to be built in phases over the next 15 - 20 years and will offer residents an assortment of amenities including a public 18 hole championship golf course, three clubhouse facilities with pools and tennis courts and a town center overlooking the Potomac River. The mixture of commercial, recreational and educational facilities will allow residents to work and educate their children without leaving the community. At March 31, 2000 the Company owned approximately 2,220 acres.


     Southbridge is divided into seven phases only the first of which has had sales to date. Phase I is zoned for 2,376 residential units and 280,000 square feet of commercial space. Although approved for 2,376 residential units, the Company's current development plan anticipates development of 1,822 units, which the Company believes maximizes the underlying value of the property based on existing and anticipated market conditions. The Company can modify its development plans within the limitations of the existing zoning in response to changes in market conditions.

     Southbridge offers builders different residential lot products as follows:

STYLE                                                          LOT SIZE
-----                                                         ----------
Garden Apartments...........................................  N/A
Condominiums................................................  N/A
Townhomes...................................................  N/A
Carriage....................................................  5,000 SF
Cottage.....................................................  6,000 SF
Village.....................................................  8,000 SF
Country.....................................................  10,000 SF
Estate......................................................  20,000 SF

     As of March 31, 2000, 1,018 residential lots have been sold to third-party homebuilders and an additional 410 lots were under contract with five homebuilders for deliveries over the next several years. Of the 410 lots under contract, 63 single-family lots are developed and ready for delivery and 166 single-family lots are currently under development. Anticipated quarterly deliveries range from 22 to 30 lots. The Company continues to negotiate with other builders for additional residential lot sales contracts. Future engineering and development of residential lots will be timed to satisfy contractual requirements and anticipated market demands.

     In November 1998, the Company formed Potomac Heritage Homes to construct and sell single-family homes at various price points within Southbridge. Potomac Heritage's function is to complement residential lot sale efforts. In early 2000, the Company ceased the operations of Potomac Heritage Homes and has one completed home available for sale.

     The housing industry in the Greater Washington D.C. region is highly competitive. In the Company's local Washington D.C. market, there are numerous land developers, homebuilders and private interests with which the company competes. The Company competes primarily on the basis of price, location, product and the level of amenities provided within the community.

OTHER INFORMATION

     Development and construction activities performed in the State of Florida are not seasonal; however development and construction activities performed in the State of Virginia are affected by inclement weather, with the majority of the development and construction work occurring between the months of March and November. As it relates to sales activities, the majority of revenues recorded related to sales in the State of Florida occur between the months of October and May, while revenues related to sales occurring in the State of Virginia are recorded more evenly throughout the year.

     As of March 31, 2000, the Company had 350 employees including two executive officers.

     The Company reviews and monitors compliance with federal, state and local provisions which have been enacted or adopted regulating the discharge of material into the environment, or otherwise relating to the protection of the environment. For the year ended December 31, 1999, the Company did not incur a material amount for capital expenditures for environmental matters nor does it anticipate making any material expenditures for environmental matters for the year ending December 31, 2000.

PROPERTIES

     As of March 31, 2000, the Company owned interests in three properties. Below is a brief description of property interests owned by the Company:

      NAME, LOCATION AND           APPROX.       DATE
       TYPE OF PROPERTY             SIZE       ACQUIRED                   DESCRIPTION
      ------------------         -----------   --------                   -----------
Grand Harbor                       295 acres     6/91(1)     a 100% interest in a corporation
  Vero Beach, FL                                               which owns the subject property
  Residential Development and
  Club Facilities
Oak Harbor                         100 acres     6/91(1)     a 100% interest in a corporation
  Vero Beach, FL                                               which owns the subject property
  Residential Development, Club
  and Patient Services
  Facilities
Southbridge                      2,220 acres     5/91        a 100% interest in a corporation
  Prince William County, VA                                    which owns the subject property
  Land Development

---------------

(1) The acquisition date represents the date the property was acquired by RGI/US or affiliates. RGI/US merged with and into the Company effective December 31, 1996.

LEGAL PROCEEDINGS

  Ashburn Corporate Center

     During August 1998, Legend filed a lawsuit and a memorandum of Lis Pendens in the Circuit Court of Loudoun County against Atlantic Research Corporation
(ARC) which was amended during November 1998. Legend was seeking specific performance under a real estate sales contract to purchase approximately 28 acres in Loudoun County, Virginia (the Front Parcel) and any other relief the court would grant. During the first quarter of 1999, Legend and ARC reached an agreement concerning the real estate sales contract that resulted in Legend's acquisition of the Front Parcel (see Note 4 of the Notes to Consolidated Financial Statements). As a result, the litigation was withdrawn and dismissed in the second quarter of 1999.

  Laguna Seca Ranch

     On December 14, 1998, a Legend subsidiary, BMIF Monterey County Corp., filed a complaint against New Cities Development Group, Bates Properties, Inc., New Cities Development Company, Deregt Development, Inc., Rancho Monterey, L.L.C. (collectively New Cities), Old Republic Title Company and David Bohen (collectively Old Republic) in the United States District Court, Northern District of California, San Jose Division.

     During 1997, Legend sold a property known as the Laguna Seca Ranch to New Cities with Legend retaining a house with certain surrounding property known as Lot 40 together with certain access easements to the nearest public right-of-way. New Cities agreed, as part of the sale, to establish a separate legal parcel for Lot 40 subsequent to the sale. As part of the sale, Legend agreed to cooperate and share equally in certain costs with New Cities in negotiating an agreement concerning water service to the property with California-American Water Company (Cal-Am). Pursuant to this, Legend agreed to post $200,000 in an interest bearing escrow account held by Old Republic to pay any necessary amounts due from Legend in consummating an agreement with Cal-Am. An agreement was reached with Cal-Am on March 20, 1998 to provide the water needs, and Legend agreed with New Cities to contribute $60,000 out of the escrow to defray certain costs. On August 28, 1998 Cal-Am withdrew from its commitment. Subsequently, Old Republic released the $200,000 escrow with interest to New Cities.

     Legend claimed that New Cities breached certain implied covenants in refusing to negotiate and consummate the agreement with Cal-Am, that New Cities failed to establish Lot 40 as a separate parcel, and that Old Republic wrongly released the funds in escrow to New Cities. Legend was seeking to recover $140,000 plus interest on the escrow, that New Cities convey Lot 40, that New Cities pay approximately $75,000 of costs incurred by Legend for negotiating the agreement with Cal-Am and other damages. During the first quarter of 2000, Legend and the defendants reached a settlement on all matters whereby New Cities agreed to pay Legend $100,000, net of $5,887 for the reimbursement of utilities and services, related to the settlement for the water services agreement and convey Lot 40 to Legend. Legend agreed to pay New Cities $119,743 for certain development costs associated with Lot 40 and to remove the Lis Pendens from Lot 40.

  Podboy

     In April, 2000, Edward F. Podboy, Jr., the Company's former Chief Executive Officer, filed a lawsuit in the United States District Court for the Eastern District of Virginia against the Company. Mr. Podboy is seeking in excess of $1 million in damages against the Company for breach of contract involving amounts that Mr. Podboy claims are due to him in connection with serving as the Company's Chief Executive Officer. The Company believes that Mr. Podboy's claims are without merit and intends to vigorously defend the lawsuit.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with Legend's Consolidated Financial Statements and related Notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information included herein. For financial reporting purposes, the December 31, 1996 Banyan Merger was treated as a recapitalization of RGI/US, with RGI/US as the acquiror of Banyan. Accordingly, the historical consolidated financial statements of Legend and the selected financial data presented below for 1995 and 1996 are those of RGI/US.

                                                                                                      FOR THE        FOR THE
                                                                                                    THREE MONTHS   THREE MONTHS
                                              FOR THE YEAR ENDED DECEMBER 31,                          ENDED          ENDED
                          -----------------------------------------------------------------------    MARCH 31,      MARCH 31,
                             1995         1996(2)          1997           1998           1999           1999           2000
                          -----------   ------------   ------------   ------------   ------------   ------------   ------------
Cash and Cash
  Equivalents...........  $   578,906   $  1,529,898   $ 12,732,681   $  4,446,864   $  2,902,359   $  2,902,359   $  2,250,482
Investment in Real
  Estate(1).............  $21,984,169   $128,834,222   $103,857,159   $ 82,873,914   $ 75,806,841   $ 75,806,841   $ 71,461,811
Properties Owned at
  period end(1).........            3              6              4              4              3              4              3
        Total Assets....  $40,555,418   $184,110,129   $162,870,552   $147,558,291   $127,688,960   $127,688,960   $121,040,967
Notes Payable to Banks
  and Others............  $23,288,065   $ 86,700,617   $ 60,411,332   $ 40,722,737   $ 21,587,213   $ 21,587,213   $ 18,736,042
Payables to Related
  Parties...............  $25,728,682   $ 47,609,097   $ 72,893,927   $ 84,744,478   $ 88,661,961   $ 88,661,961   $ 86,091,128
        Total
          Revenues......  $ 2,088,247   $ 36,623,291   $ 55,627,898   $ 75,733,456   $ 74,976,482   $ 18,653,113   $ 17,180,101
Income Tax Benefit......  $        --   $         --   $         --   $         --   $ (9,331,542)            --   $    621,700
Net Loss................  $(4,069,032)  $ (2,153,583)  $(14,505,906)  $(12,136,973)  $ (3,313,919)  $ (3,742,850)  $ (1,154,587)
                          ===========   ============   ============   ============   ============   ============   ============
Net Income (Loss) Per
  Share of Common Stock-
  basic and) diluted
  (3)...................  $      (.93)  $       (.49)  $      (2.31)  $      (1.93)  $      (0.53)  $      (0.59)  $      (0.18)
                          ===========   ============   ============   ============   ============   ============   ============

---------------

(1) "Investments in Real Estate" and "Properties Owned at December 31" include investments in Grand Harbor and Oak Harbor through December 31, 1995.
(2) Effective January 1, 1996, Grand Harbor Associates, Inc. (a wholly-owned subsidiary of Legend), a 45% owner of the Grand Harbor and Oak Harbor projects (the "Projects"), acquired an additional 45% interest in the Projects. Additionally, effective December 31, 1996, RGI/US merged with Banyan. Both of these business combinations were accounted for under the purchase method of accounting, wherein the purchase price was allocated to the assets acquired and liabilities assumed based upon their relative fair values. The accounts of these acquired companies have been included in the consolidated financial statements of Legend from the acquisition dates.
(3) For the years ended December 31, 1998 and 1999 and the three months ended March 31, 2000, there were 6,290,874 shares outstanding. For the years ended December 31, 1997, 1996 and 1995 the weighted average number of shares outstanding was 6,286,322 and 4,392,163 and 4,386,983, respectively, due to the recapitalization of RGI/US on December 31, 1996 and the sale of 34,130 shares in 1996.

     The deficit in earnings to fixed charges for the years ended December 31, 1998 and 1999 was $12,136,973 and $12,645,461, respectively. The deficit in earnings to fixed charges for the three months ended March 31, 2000 was $1,776,287. The calculation of fixed charges includes interest expense owed to related parties. The book value per share as of December 31, 1998 and December 31, 1999 was $0.73 and $0.21 per share, respectively. The book value per share as of March 31, 2000 was $0.02 per share.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                       OPERATIONS AND FINANCIAL CONDITION

OVERVIEW

     Legend is the surviving corporation from the December 31, 1996 Banyan Merger. For financial reporting purposes, the Banyan Merger was treated as a recapitalization of RGI/US, with RGI/US as the acquirer of Banyan. As of December 31, 1996, the historical consolidated financial statements of RGI/US became those of Legend. As of the date hereof, RGI Holdings owns approximately 80% of the outstanding Common Stock of the Company.

     Since December 1996, Legend has focused its management efforts and financial resources on its core assets on the east coast. Non-core assets, including a 565-acre land parcel (Laguna Seca Ranch) located in California and a 164,724 square foot retail shopping center located in the state of Washington (Lynnwood Center), were sold during 1997 for approximately $33 million. During October 1998, Legend sold the Chapman's Landing project to the State of Maryland and an environmental group for a total sales price of $28.5 million. During September 1999, the Company sold the Ashburn Corporate Center to an unaffiliated third party for approximately $15.2 million. The Company had acquired the front parcel of the project earlier in the year.

     Legend is currently focused on continuing the development of infrastructure, amenities, residential land parcels and residential units at Grand Harbor, Oak Harbor and Southbridge consistent with approved zoning and development plans. At Southbridge, Legend intends to rezone the future phases of the project to allow continuation of its development plan. As Southbridge is still in the initial stages of development, where major investments in infrastructure improvements are required to realize the market potential, significant financial resources have been committed to infrastructure and land parcel improvements. The Company's ability to fully implement its business plan is dependent on, among other things, securing long-term and short-term financing related to the developments on acceptable terms. There can be no assurances that the Company will be able to obtain the necessary financing on acceptable terms, if at all. See "Factors Affecting Legend's Business Plan" below.

RESULTS OF OPERATIONS

     Results of operations for the three months ended March 31, 2000, consisted of the consolidated revenues and expenses of Grand Harbor, Oak Harbor and Southbridge, whereas the results of operations for the three months ended March 31, 1999 consisted of the consolidated revenues and expenses of Grand Harbor, Oak Harbor, Southbridge, and Ashburn. Ashburn's two parcels were acquired in March 1998 and April 1999 and sold during September 1999.

     Results of operations for the year ended December 31, 1999 include the consolidated revenues and expenses of Grand Harbor, Oak Harbor, Southbridge and Ashburn. Results of operations for the year ended December 31, 1998 include the consolidated revenues and expenses of Grand Harbor, Oak Harbor, Southbridge, Ashburn and Chapman's Landing. Results of operations for the year ended December 31,1997 consist of the consolidated revenues and expenses for Grand Harbor, Oak Harbor, Southbridge, Chapman's Landing, Laguna Seca Ranch and the Lynnwood Center. The 1999 change was the sale of Ashburn in September 1999 while 1998 changes were the acquisition of Ashburn in March 1998 and the sale of Chapman's Landing in October 1998. The 1997 changes were the sales of the Laguna Seca Ranch and the Lynnwood Center in November and December 1997, respectively. Accordingly, the 1999, 1998 and 1997 results of operations are not comparable.

  Three Months Ended March 31, 2000 Compared with 1999

     Total revenues for the three months ended March 31, 2000 and 1999 were $17,180,101 and $18,653,113, respectively.

     Real estate sales revenues decreased $1,696,133 for the three months ended March 31, 2000 as compared to 1999 due to a decline in sales at Grand Harbor, Oak Harbor and Southbridge. Grand Harbor's sales declined from 23 units in 1999 to 20 units in 2000. The average sale price decreased from $425,000 to $369,000. At Oak Harbor sales declined from 9 units to 6 units, at an average sale price of $320,000 versus $434,000. Sales prices range from $165,000 to $1,100,000 at
Grand Harbor and Oak Harbor, and accordingly average sales prices may fluctuate significantly from period to period.

     Southbridge sold 26 finished residential lots at an average sales price of approximately $47,000 during the first three months of 2000, as compared to 40 finished lots at an average sale price of $44,000 for the corresponding period in 1999. In addition, 200 unfinished lots were sold in bulk at an average sale price of $4,000. The decrease in finished lots sold resulted from delays in the development of finished lots that would be available for delivery because of wet weather and labor shortages experienced by certain contractors. Finished lot sales prices range from $24,000 to over $65,000 at Southbridge and accordingly, average sales prices may fluctuate from period to period.

     Partially offsetting the decline in real estate sales revenues was the increase in club operations revenues. Continued sales activities at both Grand Harbor and Oak Harbor was the chief component in the rise of club membership and the corresponding operating revenues between the three months ended March 31, 2000 and 1999.

     Patient service revenues remained relatively unchanged in the three months ended March 31, 2000, compared to the same period in 1999, due to fairly stable patient levels.

     A decline in selling, general and administrative costs was primarily responsible for the decrease in operating costs and expenses between the three months ended March 31, 2000 and 1999.

     Gross margin as a percentage of real estate sales was 23% for the three months ended March 31, 2000, compared to 27% for the comparable period in 1999. Gross margins realized on the sale of residential units at Grand Harbor and Oak Harbor may fluctuate significantly depending upon the type of product sold. Changes in the mix of product types sold accounts for the decline in the gross margin between 2000 and 1999.

     Club operations costs and expenses increased $105,239 for the three months ended March 31, 2000 compared to the comparable period in 1999. This increase is chiefly due to the increase in club operations that was discussed earlier. Club operations for Grand Harbor are an amenity provided to Grand Harbor residences in order to promote real estate sales, while the Oak Harbor Club is in its initial stages of operations. Profitability of these operations can vary from period to period depending upon sales volume and operating costs, which are linked to factors such as the seasonal nature of their usage depending on the time of year, overall membership levels, and similar factors.

     Patient services costs and expenses remained relatively constant for the three months ended March 31, 2000 compared to the comparable period in 1999 which is attributable to stable patient levels.

     Selling, general and administrative expenses decreased $2,484,954 for the three months ended March 31, 2000 compared to the comparable period in 1999 due primarily to a decrease in marketing costs as well as a reduction of payroll related costs. Also contributing to the decline was the elimination of the costs of holding Ashburn which was sold during 1999. Certain incentive compensation decreased for the three months ended March 31, 2000 compared to the comparable period in 1999 and $600,000 in severance and relocation costs were recorded for the three months ended March 31, 1999 that were not present in the expenses for the comparable period in 2000.

     Total other expense decreased primarily due to a reduction of third party interest expense for the three months ended March 31, 2000 compared to the comparable period in 1999. Interest expense declined due to a net reduction in external indebtedness that was attributable to the repayment of the Ashburn loan upon it's sale in September 1999 and sales of residential units at Grand Harbor and Oak Harbor. The increase in related party interest expense for the three months ended March 31, 2000 compared to the comparable period in 1999 is due to the higher outstanding loan payable to related parties which is attributable to the capitalization of unpaid interest on these advances into the loan payable balance on December 31, 1999.

     The combination of the above changes resulted in a net loss of $1,154,587 ($0.18 per share) for the three months ended March 31, 2000, as compared to a net loss of $3,742,850 ($0.59 per share) for the three months ended March 31, 1999.

  1999 Compared to 1998

     Total revenues dropped $756,974 between 1998 and 1999 due to a decrease in real estate sales revenues which was partially offset by increases in club operations, patient services and other revenues. These changes are discussed in further detail below.

     Real estate sales revenues decreased $2,982,020 in 1999 as compared to 1998, as a result of a decrease in revenues from the bulk sale of properties. During 1998, Chapman's Landing was sold for $28.5 million while in 1999 Ashburn was sold for $15.2 million. In addition, a 20-acre land parcel was also sold during 1998 at Grand Harbor for $1.9 million yielding a net decrease of $15.2 million in bulk sales revenue. This decline was substantially offset by increases in unit and/or lot sales at Grand Harbor ($24,413,833), Oak Harbor ($11,142,766) and Southbridge ($5,895,581).

     Grand Harbor's real estate sales totaled 60 units in 1999 versus 64 units in 1998 (which included 10 resale units). The average sales price was approximately $436,000 in 1999 compared to $365,000 for 1998. At Oak Harbor, 28 units were sold during 1999 as opposed to 22 units during 1998, at an average sales price of approximately $382,000 in 1999 compared to $390,000 in 1998. Sales prices range from $200,000 to $1,100,000 at Grand Harbor and $250,000 to $635,000 at Oak Harbor. Accordingly average unit sales prices may fluctuate dramatically from period to period depending upon factors such as the unit type and location of the product sold.

     At Southbridge, lot sales increased from 63 in 1998 to 135 in 1999. The increase from 1998 to 1999 occurred primarily because additional sections were opened in 1999 and certain sections had a full year of deliveries in 1999 versus a partial year in 1998. The average Southbridge lot sale price for 1999 was $42,000, which is comparable to the 1998 average of $40,500.

     The Company's backlog at December 31, 1999 was as follows:

                                                                       CONTRACT
                                                              UNITS      VALUE
                                                              -----   -----------
Grand Harbor................................................    33    $17,126,137
Oak Harbor..................................................    14      6,390,600
Southbridge.................................................   436     21,033,500
                                                               ---    -----------
                                                               483    $44,550,237
                                                               ===    ===========

     Club memberships increased between 1998 and 1999 as a result of the continued progress in the sales and development activities at both Grand Harbor and Oak Harbor, and was the chief component in the rise in club operations revenue.

     Patient services revenues increased slightly in 1999 as compared to 1998 due to slightly higher patient levels.

     Total operating costs and expenses rose $619,942. This is mainly due to an increase in club operating costs partially offset by a decrease in cost of real estate sales.

     Real estate sales expense decreased in 1999 from 1998 by $686,378 primarily due to the $10.5 million decrease in the costs associated with the bulk sale of property ($13.3 million in 1999 for Ashburn versus $23.8 million in 1998 for Chapman's Landing and the 20-acre Grand Harbor land parcel). The decrease was almost completely offset by the increase in the overall number of units sold and changes in unit type, which were described previously. The gross margin as a percentage of real estate sales revenues was 21% (24% excluding Ashburn) as compared to 24% for 1998 (26% excluding Chapman's Landing and the sale of a 20-acre land parcel at Grand Harbor). The slight decline in the average gross margin is attributable to an increase in the number of Southbridge units in the total, which generate a lower gross margin versus Grand Harbor and Oak

Harbor. Gross margins by project, excluding bulk land sales, are comparable for 1999 and 1998. Even so, gross margins realized on the sale of residential units at Grand Harbor and Oak Harbor can fluctuate significantly from period to period depending upon the type and location of the product sold.

     Club operation expenses increased in 1999 over 1998 mainly in response to the growth in club operation revenues.

     Selling, general and administrative costs declined slightly in 1999 as compared to 1998 due to a reduction in professional fees from better management of those relationships and reductions in real estate taxes and homeowner association subsidies resulting from the general sales progress of the projects. Also contributing to the decline was the elimination of operating expenses for Chapman's Landing in 1999 since the project was sold during 1998. These cost reductions were almost completely offset by the onetime expense of $850,000 for severance and relocation costs in 1999.

     Patient services costs and expenses increased slightly in 1999 as compared to 1998 which is attributable to higher patient levels.

     Net other expense decreased $868,428 between 1999 and 1998 primarily due to a decline in external debt interest expense, offset by an increase in related party debt interest expense and a drop in interest income. The interest expense decline resulted from a net reduction in outstanding external debt. Reductions in cash and cash equivalents available for short-term investment account for most of the decline in interest income between 1999 and 1998.

     Income tax benefit generated in 1999 was $9,331,542 versus $0 in 1998. The 1999 income tax benefit resulted from the realized and anticipated to be realized utilization of the Company's 1998 and 1999 operating losses by an affiliated consolidated tax group, pursuant to a new Tax Sharing and Allocation Agreement which has an effective date retroactive to January 1, 1998.

     These changes yielded a decrease in the net loss of $8,823,054 (a net loss for 1999 of $3,313,919 or $0.53 per share, as compared to $12,136,973 or $1.93 per share for 1998).

  1998 Compared to 1997

     Total revenues rose $20,105,558 between 1997 and 1998. This is mainly because of increases in real estate revenues, and to a lesser extent improvements in club operating revenues. These are discussed in further detail below.

     Real estate sales revenues grew $21,623,393 between 1997 and 1998 primarily as a result of increases in revenues from the bulk sale of properties. During 1997, Laguna Seca was sold for approximately $12.8 million whereas Chapman's Landing was sold in 1998 for $28.5 million. Moreover, a 20-acre land parcel was sold during 1998 at Grand Harbor for $1.9 million yielding a net increase of $17.6 million in bulk sales revenue. The remainder of the change relates to a net increase in unit and lot sales at Grand Harbor ($5,609,412 increase), Oak Harbor ($3,081,529 decrease) and Southbridge ($1,380,989 increase).

     Grand Harbor's real estate sales rose to 64 units in 1998 from 44 units in 1997 resulting from improved marketing strategies and the overall health of the US economy. The average sales price was approximately $407,000 in 1997 compared with nearly $365,000 for 1998. At Oak Harbor, 22 units were sold during 1998 as opposed to 30 units during 1997 for an approximate average sales price of $390,000 for both 1998 and 1997. Oak Harbor completed its first 24-unit condominium during March 1997, and at that time had a majority of those units under contract. These units closed soon thereafter, which substantially increased sales for 1997 over 1998. Sales prices range from $165,000 to $1,100,000 at Grand Harbor, and $250,000 to $635,000 at Oak Harbor. Accordingly average unit sales prices may fluctuate dramatically from period to period depending upon factors such as the unit type and location of the product sold.

     At Southbridge, lot sales increased from 12 in 1997 to 63 in 1998. This occurred despite poor weather (in particular excessive rain) in the Washington, DC area during the winter and spring of 1998, which stalled lot development activity. The rise from 1997 to 1998 occurred primarily because sales for 1997 were restrained due to delays in development activity. This was caused by the previously discussed Merger and attendant litigation. The average Southbridge lot revenue for 1998 was $40,500, which is comparable to the 1997 average of $42,500.

     Club memberships increased between 1997 and 1998 as a result of the continued progress in the sales and development activities at both Grand Harbor and Oak Harbor, and was the chief component in the rise in club operations revenue. The rental revenue for 1997 relates to the Lynnwood Center, which was sold during 1997.

     Accordingly, there is no such comparable revenue item for 1998.

     Total operating costs and expenses rose $17,516,156. This is mainly due to increased real estate sales expenses and club operating costs, net of a decrease in selling, general and administrative expenses.

     A $15.0 million rise in the costs associated with the bulk sale of property ($23.8 million in 1998 for Chapman's Landing and the 20-acre Grand Harbor land parcel versus $8.8 million during 1997 for Laguna Seca) was primarily responsible for the $18,284,255 increase in real estate sales expenses between 1997 and 1998. The balance of the increase relates mainly to the growth in the overall number of units sold and changes in unit type, which were described previously. The gross margin as a percentage of real estate sales revenues was 24% for 1998 (26% excluding Chapman's Landing and the sale of a 20-acre land parcel at Grand Harbor) as compared to 28% for 1997 (27% excluding Laguna Seca). The gross margins excluding bulk land sales are comparable for 1998 and 1997. Even so, gross margins realized on the sale of residential units at Grand Harbor and Oak Harbor can fluctuate significantly from period to period depending upon the type and location of the product sold.

     Club operation expenses increased in 1998 over 1997 mainly in response to the growth in club operation revenues. Selling, general and administrative costs for 1997 included expenses for relocating the corporate offices and certain costs for litigation associated with the merger and expenses for settling lawsuits raised in connection with the merger. Accordingly, the 1997 costs include certain "onetime" costs that were not repeated in 1998. Moreover, these costs fell between 1997 and 1998 as real estate taxes and homeowner association subsidies declined with the general sales progress of the projects. This was coupled with reductions in professional fees from better management of those relationships and other similar factors. The total effect was a $2,851,007 reduction in selling, general and administrative costs between 1997 and 1998.

     Net other expense decreased $32,247 between 1997 and 1998 primarily due to a decline in interest expense, offset by a drop in interest income. The interest expense decline resulted from a net reduction in external debt. Reductions in cash and cash equivalents available for short-term investment account for most of the decline in interest income between 1997 and 1998.

     These changes yielded a decrease in the net loss of $2,368,933 (a net loss for 1998 of $12,136,973 or $1.93 per share, as compared to $14,505,906 or $2.31 per share for 1997).

LIQUIDITY AND CAPITAL RESOURCES

     Historically, the Company has utilized internally generated funds, third party borrowings and loans from RGI Holdings and affiliated entities to fund its construction and development activities, and ongoing operating expenses. Deferral of interest due to RGI Holdings pursuant to the terms of the loan agreements has also allowed the Company to maintain and preserve its liquidity and capital resources.

     As of March 31, 2000, the Company's debt obligations, including payables to related parties of $86,091,128, totaled $104,827,170 of which $4,221,138 matures by December 31, 2000 and an additional $5,368,366 by December 31, 2001. None of these maturities relate to payables to related parties. In addition to the debt maturities under existing financings, the Company requires additional financing to advance its business plan. As of March 31, 2000, the Company had $2,250,482 of cash and cash equivalents, which will not be sufficient to fund these obligations.

     During the quarter ended March 31, 2000, the Company utilized existing cash and cash equivalents and third party borrowings to fund its development and construction activities.

     During the year ended December 31, 1999 the Company utilized existing cash and cash equivalents, net sales proceeds from the sale of the Ashburn Corporate Center and third party borrowings to fund its development, construction and operating activities. The Company borrowed $3,750,000 from RGI Holdings on a short-term basis which was repaid, along with accrued interest. In addition, a $1,743,682 principal payment was also repaid to RGI Holdings.

     During 2000, the Company contemplates continued expenditures for the development of residential lots and construction of residential homes at Grand Harbor, Oak Harbor and Southbridge, so that finished units and lots will be available during 2000 and beyond to satisfy existing real estate sales contracts. For Grand Harbor and Oak Harbor, the Company anticipates utilizing existing construction lines for the majority of the construction financing and securing additional construction lines from existing external lenders for the remainder. At Southbridge, the Company must arrange for development financing.

     The Company expects to meet its existing debt obligations that mature during 2000 by the renewal and extension of existing construction lines, and internally generated funds from real estate sales and operations. Based on alternatives available, Management believes that sufficient funds will be available to meet its obligations during 2000. If sufficient funds are not available from the above sources, the Company anticipates delaying certain interest payments as allowed under the debt agreements. The Company also has available, if needed, a $5 million credit facility from RGI Holdings, which was unused at March 31, 2000.

     For future construction and development activities, the Company anticipates utilizing existing construction lines or securing additional construction lines or development financing as noted above. Once construction lines or development financing are secured, they are typically renewed on an annual basis.

     There can be no assurance that the Company will be able to secure the necessary future construction and development financing to implement its plan or that, if available, the terms and conditions will be acceptable to the Company. If the Company is unable to secure the necessary additional financing or capital when needed, the plans for its projects will likely be materially revised, which would have a material adverse effect on the Company's financial condition and results of operations. See "Factors Affecting Legend's Business Plan."

     For each of Legend's projects, cash flow generated from operations can differ substantially from reported earnings, depending on the status of the development cycle. At Southbridge, which is in the initial stages of development, significant cash outlays are required for, among other things, land acquisitions, processing zoning and other regulatory approvals, construction of amenities, major roadways, infrastructure and debt service. Since a significant part of these initial expenditures is capitalized, income reported for financial statement purposes during the initial years may significantly exceed operating cash flow. At Grand Harbor and Oak Harbor, which have completed the initial stages of development, operating cash flow can exceed earnings reported for financial statement purposes, since the initial expenditures, which were incurred in a prior period and capitalized, are now being included as expenses.

  Three Months Ended March 31, 2000

     The Company had cash and cash equivalents of $2,250,482 and $2,902,359 at March 31, 2000 and December 31, 1999, respectively. The decrease during the three months ended March 31, 2000 is attributable to cash being used in investing and financing activities of $1,413,016 and $7,608,813, respectively, which was partially offset by $8,369,952 in cash provided by operating activities.

     Cash Flows From Operating Activities: For the three months ended March 31, 2000, the Company generated cash flow from operating activities of $8,369,952, primarily due to the following:

     - A decrease in real estate inventory of $4,345,030, primarily due to the sale of 20 units at Grand Harbor, 6 units at Oak Harbor, and 26 finished residential lots and 200 unfinished residential lots at Southbridge, which reduced inventory by $8,970,829. These decreases were offset by additional development and construction costs of $4,625,799. Construction of residential units at Grand Harbor and Oak Harbor and development of residential lots at Southbridge continues so that finished units and lots will be available during the remainder of 2000 and beyond to satisfy existing contracts.

     - Related party interest expense of $2,186,809 that was accrued but not paid during the quarter in accordance with the terms of the related loan agreements.

     - A decrease in accounts and notes receivable and other assets and a decrease in accounts payable and other notes and liabilities of $3,220,988 and $71,402, respectively. The decrease in other assets is primarily attributable to the offset of related party receivable against the payable to related parties. Fluctuations in these accounts are generally due to the timing of the collection of accounts and notes receivable and the payment of certain liabilities, including trade accounts payable, advances from customers and prepaid expenses. These fluctuations can vary significantly from period to period depending on the timing of sale closings, and development and construction activities. Due to the nature of the Company's business, significant fluctuations in these operating assets and liabilities are not considered unusual.

     - Depreciation and amortization of $417,896 and amortization of loan costs of $45,778 related primarily to fixed asset depreciation and loan cost amortization for Grand Harbor and Oak Harbor.

     Partially offset by the following:

     - A net loss of $1,154,587 due to substantial interest expenses, corporate overhead and operating losses at Oak Harbor and Southbridge, which were partially offset by an operating profit at Grand Harbor and the income tax benefit recorded. Grand Harbor's operating profit resulted from the sale of residential units which more than offset the operating losses generated from club operations. At Oak Harbor, operating losses from club and assisted living operations exceeded the operating profit generated from the sale of residential units. Residential lot sales at Southbridge were not sufficient for the project to cover its marketing and overhead costs which resulted in a slight operating loss.

     - Deferred tax benefit of $621,700 that was recorded but not received, related to the income tax benefit anticipated to be realized by the utilization of the Company's 2000 operating loss.

     Cash Flows From Investing Activities: For the three months ended March 31, 2000, the Company utilized $1,413,016 in cash flow from investing activities. Customer deposits increased due to sales activity which increased restricted cash and investments $1,443,417. Proceeds from sale of property and equipment totaled $168,534 which relates to the Company's disposition of various equipment. Funds were utilized for the purchase of $138,133 of property and equipment.

     Cash Flows From Financing Activities: The Company used $7,608,813 in cash flows from financing activities during the three months ended March 31, 2000. Borrowings from third-party lenders used primarily to fund certain construction and development costs at Grand Harbor and Oak Harbor totaled $2,987,747. Debt repayments to third party lenders totaled $5,838,918, resulting from the sale of residential units and club memberships at Grand Harbor and Oak Harbor. Debt repayments to related parties totaled $4,757,642, attributable to the offset of a related party receivable that was recorded from the utilization of prior year tax losses in accordance with a Tax Sharing and Allocation Agreement.

  Quarter Ended March 31, 1999

     The Company had cash and cash equivalents of $4,974,484 and $4,446,864 at March 31, 1999 and December 31, 1998, respectively. The increase during the first quarter of 1999 is attributable to cash provided by operating and investing activities of $291,726 and $8,182,172, respectively, offset by $7,946,278 in cash used in financing activities.

     Cash Flows From Operating Activities: For the quarter ended March 31, 1999, Legend's operating activities generated cash of $291,726, primarily due to the following:

     - Depreciation and amortization of $547,847 related primarily to fixed asset depreciation and loan cost amortization for Grand Harbor and Oak Harbor.

     - Related party interest expense of $1,878,293 that was not paid pursuant to the terms of the loan agreements.

     - A decrease in real estate inventory of $3,399,522 caused primarily by the sale of 23 units at Grand Harbor, 9 units at Oak Harbor, and 40 residential lots at Southbridge. These sales reduced inventory by $10,990,730. This reduction was offset by additional costs for construction and development of $7,591,208 as construction of residential units continued at Grand Harbor and Oak Harbor. Moreover, development activities continued at Southbridge so that finished lots would be available during 1999 and beyond to satisfy existing contracts.

     Partially offset by the following:

     - Net losses of $3,742,850 due to substantial interest expenses, corporate overhead and operating losses at Oak Harbor, Southbridge and Ashburn, offset by an operating profit at Grand Harbor. Oak Harbor and Southbridge are in the initial phases of sales operations, while Ashburn incurred certain costs associated with holding the property during the period it has been held for sale without any revenues. Grand Harbor's operating profits have resulted from the timing of unit closing which are traditionally higher during the first quarter and better than expected sales results.

     - An increase in accounts and notes receivable and other assets of $473,919 and a decrease in accounts payable and other notes and liabilities of $1,326,230. Fluctuations in these accounts are generally due to the timing of the payments or collections related to certain assets and liabilities, including trade accounts payable, advances from customers, prepaid expenses, and accounts and notes receivable. These fluctuations can vary significantly from period to period depending on the timing of closings, and construction and development activities. Due to the nature of the Company's business, significant fluctuations in these operating assets and liabilities are not considered unusual.

     Cash Flows From Investing Activities: For the quarter ended March 31, 1999, the Company generated cash flow from investing activities of $8,182,172. During the first quarter of 1999, certain deposits that were held as collateral against a bank loan were released and used to pay down that debt pursuant to a renegotiated loan agreement. Moreover, customer deposits declined as a result of sales activity which, when combined with the release of the deposit, caused a decline in restricted cash and investments of $7,847,216. The Company also sold a corporate housing unit for $560,499. All of this was offset by the purchase of $225,543 of property and equipment.

     Cash Flows From Financing Activities: The Company used $7,946,278 in cash for financing activities during the first quarter of 1999. A total of $4,353,857 was borrowed from third-party lenders which was used primarily to fund certain construction and development costs of Grand Harbor and Oak Harbor. A substantial portion of the debt repayments of $12,211,832 made during the first quarter of 1999 relate to the loan payment made from the release of the deposit that was discussed previously. The remainder resulted from the sale of residential units and club memberships at Grand Harbor and Oak Harbor.

  1999 Compared to 1998

     Legend's cash and cash equivalents balance at December 31, 1999 and 1998, was $2,902,359 and $4,446,864, respectively. The decrease is attributable to cash used in financing activities of $23,320,522, which is partially offset by cash provided by operating and investing activities of $13,233,674 and $8,542,343, respectively.

     Cash Flows From Operating Activities: For the year ended December 31, 1999, operating activities provided cash of $13,233,674.

     Cash provided by operations in 1999 was primarily due to the following:

     - A net $14,983,248 reduction in inventory and assets held for sale. Assets held for sale decreased a net $7,916,175 million resulting from the sale of Ashburn. Real estate inventory decreased a net $7,067,073 million, due to unit and lot sales of 60, 28 and 135 at Grand Harbor, Oak Harbor and Southbridge, respectively, which reduced real estate inventory by $33,052,315. This decrease was offset by additional development and construction activities totaling $25,985,242.

     - Related party interest expense of $7,513,708 that was accrued but not paid during 1999. This accrued interest was capitalized into the loan balance on December 31, 1999 in accordance with the terms of the related loan agreements.

     - Deferred tax benefit of $4,573,900 that was recorded but not paid in 1999, related to the income tax benefit anticipated to be realized by the utilization of the Company's 1999 operating loss.

     - Depreciation and amortization of $2,075,836 that resulted primarily from fixed asset depreciation for Grand Harbor and Oak Harbor and loan cost amortization.

     Partially offset by the following:

     - A net loss of $3,313,919 that was caused principally by substantial interest expense, corporate overhead, including severance and relocation costs of $850,000, and operating losses at Oak Harbor and Southbridge. These were partially offset by operating profits at Grand Harbor and Ashburn and the income tax benefit recorded. Grand Harbor's operating profit resulted primarily from residential unit sales which more than offset the losses generated from club operations. Ashburn's operating profit resulted primarily from the gain from the sale of the Ashburn Corporate Center. Sales at Oak Harbor and Southbridge exceeded prior years but were not sufficient for the projects to cover their overhead, and in the case of Oak Harbor, the losses generated by the club and assisted living operations.

     - An increase in accounts and notes receivable and other assets of $2,113,928 and a decrease in accounts payable and other notes and liabilities of $1,337,371 during 1999. The increase in other assets is primarily attributable to the recording of a related party receivable representing the income tax benefit realized from the utilization of the Company's 1998 operating loss. Fluctuations in these accounts are generally due to the timing of the collection of accounts and notes receivable and the payment of certain liabilities, including trade payables, advances from customers and prepaid expenses. These fluctuations can vary significantly from period to period depending on the timing of sale closing, and development and construction activities. Due to the nature of Legend's business, significant fluctuations in operating assets and liabilities are not considered unusual.

     Cash Flows From Investing Activities: The Company generated $8,542,343 from investing activities during 1999. Certain deposits that were held as collateral against a bank loan were released and used to pay down that debt pursuant to a renegotiated loan agreement. Customer deposits also declined as a result of sales activity which, when combined with the collateral release, resulted in a decline in restricted cash and investments of $8,415,490. Proceeds from the sale of property and equipment totaled $830,062, which results primarily from the sale of a condominium unit held by the Company in Grand Harbor. These changes were partially offset by the purchase of $703,209 of property and equipment.

     Cash Flows From Financing Activities: For the year ended December 31, 1999, Legend utilized net cash in financing activities in the amount of $23,320,522, primarily for the repayment of $34,009,795 and $7,741,661 of unaffiliated and related party debt, respectively, partially offset by proceeds from borrowings of $14,874,271 from unaffiliated parties and $3,750,000 from related parties.

     The Company borrowed $14,874,271 from unaffiliated parties, primarily at Grand Harbor ($10,948,516) and Oak Harbor ($3,094,070) under existing construction lines, to fund construction and development costs. Debt repayments to unaffiliated parties totaled $34,009,795 (Grand Harbor $13,183,277, Oak Harbor $11,334,354, Southbridge $2,980,000 and Ashburn $5,940,000). These funds were generated from the sale of residential units and club memberships, the release of the collateral deposit discussed above, the sale of the Ashburn Corporate Center and existing cash sources. In addition, the Company borrowed $3,750,000 from RGI Holdings, which was used to pay $2,248,279 of maturing related party debt and a portion of external debt. This advance along with accrued interest and an additional $1,743,382 principal payment on another piece of the related party debt was repaid with the proceeds from the Ashburn sale.

  1998 Compared to 1997

     Legend's cash and cash equivalents balance at December 31, 1998, and December 31, 1997, was $4,446,864 and $12,732,681, respectively. The decrease is attributable to cash used in investing and financing activities of $4,578,762 and $13,998,293, respectively, which is partially offset by cash provided by operating activities of $10,291,238.

     Cash Flows From Operating Activities: For the year ended December 31, 1998, operating activities provided cash of $10,291,238.

     Cash provided by operations in 1998 was primarily due to the following:

     - A net $13,067,070 reduction in inventory and assets held for sale resulting from the sale of Chapman's Landing that was partially offset by the acquisition of Ashburn for approximately $7.9 million. In addition, development activities continued at Southbridge, which also offset the inventory decline related to the Chapman's Landing sale. Total land acquisition, development and construction activities were $36,561,117. This was offset by an aggregate inventory reduction of $49,628,187, due to the Chapman's Landing sale and unit or lot sales of 64, 22, and 63 at Grand Harbor, Oak Harbor and Southbridge, respectively.

     - Related party interest expense of $5,853,716 that was accrued but not paid during 1998. This accrued interest was capitalized into the loan balance on December 31, 1998 in accordance with the terms of the related loan agreements.

     - Depreciation and amortization of $2,977,467 that resulted primarily from fixed asset depreciation for Grand Harbor and Oak Harbor and loan cost amortization.

     - An increase in accounts payable and other notes and liabilities of $4,662,756 offset by an increase in accounts and notes receivable and other assets of $4,132,798 during 1998. Fluctuations in these accounts are generally due to the timing of the payment of certain liabilities, including trade payables, advances from customers, prepaid expenses, and the collection of accounts and notes receivable. These fluctuations can vary significantly from period to period depending on the timing of sale closing, and development and construction activities. Due to the nature of Legend's business, significant fluctuations in operating assets and liabilities are not considered unusual.

     Partially offset by the following:

     - A net loss of $12,136,973 that was caused principally by substantial interest expense, corporate overhead and operating losses at Oak Harbor, Ashburn and Southbridge. These were partially counterbalanced by operating profits at Grand Harbor and the gain from the sale of Chapman's Landing. Sales at Oak Harbor were less than expected in 1998 and lower than 1997. Ashburn incurred certain costs associated with holding and marketing the property during the period it has been held for sale without any compensating revenues. Southbridge experienced delays in developing lots due to an extremely wet winter and spring in the Washington, DC area, and closed fewer lots than expected. Grand Harbor's operating profits resulted primarily from the sale of a 20-acre parcel of raw land and better than expected residential unit sales.

     Cash Flows From Investing Activities: Legend used $4,578,762 in investing activities during 1998. The majority of this was the result of $3,787,322 increase in restricted cash and investments, that arose chiefly from the growth of customer sales deposit cash at Grand Harbor as the backlog has expanded from 12 to 39 units between December 31, 1997 and 1998. The remainder of the increase relates to $791,440 in purchases of property and equipment during 1998.

     Cash Flows From Financing Activities: For the year ended December 31, 1998, Legend utilized net cash in financing activities in the amount of $13,998,293 primarily for the repayment of $41,258,127 of external debt, partially offset by proceeds from borrowings of $21,569,532 from external parties and $6,000,000 from related parties.

     The Company borrowed $21,569,532 from external parties that was mainly used at Grand Harbor ($11,698,130) and Oak Harbor ($3,931,402) to fund construction and development costs. Additional funds were borrowed at Ashburn Corporate Center ($5,940,000) to finance the acquisition of the first parcel as was previously described. Debt repayments to external parties totaled $41,258,127 (Corporate $996,220, Grand Harbor $23,642,961 and Oak Harbor $16,618,946). These funds were generated from the sale of Chapman's Landing (described earlier), sale of residential units and club memberships, and existing cash sources. Moreover, the Company borrowed $6,000,000 from RGI Holdings, which was used to pay off existing external debt and fund construction and development activities and ongoing operations.

FACTORS AFFECTING LEGEND'S BUSINESS PLAN

     In addition to the other information contained in this discussion, the following factors should be considered carefully:

  Interest Rates

     The Company is exposed to market risks associated with interest changes on the debt used to fund its construction, development, and operating activities. The Company's interest rate risk management objective is to limit the impact of interest rate changes on earnings and cash flow and to lower overall borrowing costs. The Company uses a mixture of fixed rate debt, interest rate swap agreements, and offsetting financial instruments such as annuity contracts to mitigate this risk. The Company does not enter into other derivative financial instruments for speculative purposes.

     The Company's interest rate risk is monitored by management. The table below presents the principal amounts, weighted-average interest rates and fair values required to evaluate the expected cash flows of the Company under debt and related agreements and its sensitivity to interest rate changes at March 31, 2000.

                                                                                                        FAIR
(000,000'S OMITTED)                             2000   2001   2002   2003   2004   THEREAFTER   TOTAL   VALUE
-------------------                             ----   ----   ----   ----   ----   ----------   -----   -----
Fixed rate debt...............................   0.3    0.3   0.4     0.4   0.5       2.5        4.4     4.4
Average interest rate.........................   6.3%   6.3%  6.3%    6.3%  6.3%      6.3%
Variable rate LIBOR debt......................   0.1    0.2   0.2    32.8   0.0       0.0       33.3    33.3
Average interest rate.........................   8.9%   8.9%  8.9%    8.9%  0.0%      0.0%
Variable rate prime debt......................   2.0    2.3   0.0    56.5   0.0       0.0       60.8    60.8
Average interest rate.........................  10.8%  10.9%  0.0%   10.9%  0.0%      0.0%
Variable rate bank cost of funds debt.........   1.8    2.6   1.9     0.0   0.0       0.0        6.3     6.3
Average interest rate.........................   8.4%   8.4%  8.4%    0.0%  0.0%      0.0%

     The table incorporates those exposures that exist as of March 31, 2000, and does not consider those exposures or positions which could arise after that date. As a result the Company's cost of funds with respect to interest rate fluctuations will depend on the exposures that arise after March 31, 2000, the Company's hedging strategy during that period and interest rates.

     Legend's business and financial condition may be affected during inflationary periods as a result of the higher costs and interest rates that accompany these cycles. High inflation and interest rates push financing and construction costs upward, which may adversely impact the Company's operations. Moreover, housing demand typically declines during such periods because financing is difficult, and at times impossible, for potential buyers to obtain on acceptable terms, thereby depressing demand for the Company's products.

  Substantial Debt Obligations

     As of March 31, 2000 the Company's outstanding notes payable to banks and others aggregated $18,736,042, of which $4,221,138 matures by December 31, 2000 and an additional $5,368,366 matures by December 31, 2001. Additionally, as of March 31, 2000 payables to related parties totaled $86,091,128, which matures in 2003. As of March 31, 2000 the Company had $2,250,482 of cash and cash equivalents, which will not be sufficient to fund these obligations.

     There can be no assurance that the Company will be able to obtain the necessary construction and development financing to implement its plan or that, if available, the terms and conditions will be acceptable to the Company. If the Company is unable to secure the necessary additional financing or capital when needed, the plans for its projects will likely be materially revised, which would have a material adverse effect on the Company's financial condition and results of operations.

     Legend's ability to service its debts and other obligations when they become due will also depend on various factors affecting its properties, such as operating expenses and construction schedules, which, in turn, may be adversely affected by general and local economic conditions. Certain expenditures, such as loan payments and real estate taxes are typically fixed obligations and are not necessarily decreased by adverse events affecting revenues generated by the properties. Therefore, expenditures for developing properties may exceed the income derived from the sale of lots or homes and Legend would have to obtain funds from other sources to operate and maintain a property in order to protect its investment.

  Need for Additional Capital

     Funds from operations and proceeds from the sale of assets will not be sufficient to allow Legend to complete its business plans for its remaining properties. There can be no assurance that additional capital will be available to Legend or that, if available, the terms and conditions will be acceptable to Legend or will not be dilutive to Legend's stockholders. A failure to secure additional capital when needed would have a material adverse effect on Legend's results of operation and financial condition.

  Real Estate Investment Risks

     Real property investments are subject to certain risks that are not always susceptible to prediction or control. The cash flow generated by, and capital appreciation realized from, real property investments may be adversely affected by the national and regional economic climate (which, in turn, may be adversely impacted by plant closings, industry slow downs, income tax rates, interest rates, demographic changes and other factors), local real estate conditions (such as oversupply of, or reduced demand for rental space or housing in the area), the attractiveness of the properties, zoning and other regulatory restrictions, competition from other land developers or developments, increased operating costs (including maintenance costs, insurance premiums and real estate taxes), perceptions by tenants or potential buyers of the safety, convenience and attractiveness of the property and the willingness of the owner of the property to provide capable management and adequate maintenance. In light of the foregoing factors, there can be no assurance that Legend's properties will be salable at a price or prices sufficient to recover costs.

     The cash flow generated by, or capital appreciation from, real property investments may also be adversely impacted by changes in governmental regulations, zoning or tax laws, potential environmental or other legal liabilities and changes in interest rates. Real estate investments, particularly development properties, are also relatively illiquid and, therefore, Legend's ability to vary its portfolio promptly in response to changes in economic or other conditions will in all likelihood be limited. In the event Legend is forced to sell a property, Legend may sustain a loss due to the inherent lack of liquidity in such an investment.

  Development and Construction Activities

     Development and construction activities are subject to numerous risks including delays in construction, certain of which (for example, acts of God, labor strikes or shortages of supplies) may not be controllable, and quality of construction, which depends upon a number of factors including the professional capabilities of the contractor(s), site constraints, adherence to plans and specifications, adequacy of supervision, and the financial ability of the developer to bear any unanticipated additional costs of construction. Similarly, development and construction activities generally require various governmental and other approvals and permits, the issuance or granting of these is not certain. There can be no assurance Legend will be able to secure all entitlements and permits necessary to complete the development and construction of each of its properties. Further, these activities require the expenditure of funds on, and the devotion of management's time to, projects which may not be completed or which, if completed, may not be completed on time or on budget. Likewise, financing may not be available on favorable terms, if at all, for development and construction projects and delays in completing development and construction could result in increases in debt service costs.

     Legend currently provides, and will continue to provide, certain warranties with respect to the quality of the construction of the homes built at Grand Harbor and Oak Harbor. In addition, Florida law requires homebuilders to provide for certain additional warranties that cannot be disclaimed, regardless of whether there are actual deficiencies in the quality of materials used or the construction of the homes built at Grand Harbor and Oak Harbor. The cost of settling, or the failure to settle, any presently unasserted claims in the future may have a material adverse effect on Legend's future results of operations and financial condition.

  Lack of Geographic Diversification

     The Southbridge property is located in close proximity to Washington, D.C. Similarly, Grand Harbor and Oak Harbor are both located in close proximity to Vero Beach, Florida. Economic weakness or recession in either of these two areas, or the occurrence of other adverse circumstances could have a material adverse effect on Legend's results of operation and financial condition.

  Government Regulation

     Land Use and Zoning. Federal, state and local regulations may be promulgated which restrict or curtail certain uses of land or existing structures or require renovation or alteration of these structures. Any restrictions on the anticipated development of the Company's properties could affect the market for and price of the lots or homes and prevent or delay sales. Furthermore, obtaining any additional permits or other consents of local governments for development of properties may require public hearings and meetings with public officials and community groups. There can be no assurance that some or all of the entitlements relating to the Company's properties will not be revoked or modified in the future. From time to time, governmental entities have imposed limitations on the development of certain areas. In addition, it may be difficult or impossible to modify existing zoning to respond to changing market conditions in order to increase the realizable value of the property. Any revocation or modification, or refusal to modify existing entitlements, could have a material adverse effect on the Company's results of operations and financial condition.

     Environmental Matters. Under various federal, state and local laws, ordinances and regulations, an owner, operator, manager or developer of real estate may be liable for the cost of removing or remediating certain hazardous or toxic substances (including asbestos containing materials) on, under or in real estate owned, operated, managed or developed. These enactments often impose liability without regard to whether the owner, operator, manager or developer knew of, or was responsible for, the presence of the hazardous or toxic substances. The cost of any required remediation and the accompanying liability is generally not limited under these enactments and could exceed the value of the property or the aggregate assets of the owner, operator, manager or developer. The presence of hazardous or toxic substances, or the failure to properly remediate these substances, may adversely affect an owner's ability to sell or rent the property, or to borrow money using the property as collateral. In addition, liability may be imposed for releasing asbestos containing materials into the air. In connection with owning and operating its properties, Legend may be potentially liable for these costs. Legend does not maintain insurance for any of these potential environmental liabilities and does not anticipate securing any such insurance in the foreseeable future.

     Americans with Disabilities Act. Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations must comply with certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. The ADA has separate compliance requirements for "public accommodations" and "commercial facilities" but generally requires making buildings accessible to people with disabilities. Noncompliance with these requirements could result in the imposition of fines by the federal government or an award of damages to private litigants. Management believes that Legend is substantially in compliance with federal requirements related to access and use by disabled persons.

     Healthcare Regulations. Healthcare operations in the State of Florida are subject to varying degrees of regulation and licensing by health or social service agencies and other regulatory authorities. Changes in the laws or new interpretations of existing laws can have a significant effect on methods and costs of doing business. Currently, no federal rules explicitly define or regulate assisted living. In addition, the Royal Palm Convalescent Center does not accept Medicare or Medicaid reimbursement. However, federal, state or local laws or regulatory procedures which might adversely affect assisted living businesses could be expanded or imposed and changes to licensing and certification standards could have a material adverse effect on Legend's results of operations and financial condition.

  Book Value not Reflective of Current Realizable Value

     Legend currently evaluates the carrying value of its real property and other assets on an ongoing basis relying on a number of factors, including operating results, business plans, budgets and economic projections. In addition, Legend considers non-financial data such as continuity of personnel, changes in the operating environment, competitive information, market trends and client and business relationships. The future value of these assets is subject to numerous contingencies, including the completion of construction and development. A change in any or all of these factors could result in an impairment in value of Legend's assets and the realizable value could differ significantly from the current carrying value of these assets.

  Bankruptcy Risks

     If Legend defaults on its indebtedness, it may be required to restructure its financial affairs under the Federal Bankruptcy Code or seek some other type of relief. A restructuring or other reorganization under the Bankruptcy Code or otherwise may result in the stockholders losing their entire interest in the Company.

  Issuance of Preferred Stock or Common Stock

     Legend's board of directors has the authority to issue preferred stock in one or more series or classes with such designations, preferences and rights and such qualifications, limitations or restrictions as determined by the board. The issuance of preferred stock or common stock could have a dilutive or other material adverse effect on the holders of Legend's shares of common stock.

  Shares Available for Future Sale

     As of the date hereof, RGI Holdings owns approximately 80% of Legend's outstanding shares of common stock. These shares are subject to resale restrictions but a portion may, in certain circumstances, be registered for sale. Sales of a substantial number of these shares of common stock in the public market or the perception that sales occur could adversely affect the market price of the common stock and Legend's ability to raise capital in the future.

  Dividend Policy

     The Company has not paid cash dividends since the first quarter of 1990 and does not contemplate paying cash dividends until it generates sustainable cash flow in excess of its capital needs. There can be no assurance that Legend will ever generate sufficient cash flow to pay dividends to its stockholders. Moreover, certain of Legend's loan agreements prohibit the payment of dividends. If Legend issues preferred stock with a dividend, the stockholders' right to receive dividends, if any, will be subordinated to that of the holders of preferred stock.

                      CERTAIN FORWARD LOOKING INFORMATION

     Certain statements in contained herein that are not historical fact constitute "forward-looking statements." Without limiting the foregoing, words such as "anticipates," "expects," "intends," "plans" and similar expressions are intended to identify forward-looking statements. These statements are subject to a number of risks and uncertainties including but not limited to those discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Factors Affecting Legend's Business Plan" earlier in this Information Statement. Actual results could differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update these forward-looking statements to reflect future events or circumstances.

     The Company does not, as a matter of course, make public projections as to future financial results. However, Legend management annually prepares financial forecasts for internal use in capital budgeting and other management decisions. The Company's projections for the fiscal years 2000 through 2012 were prepared by management in December 1999 for internal use in capital budgeting and other management decisions and do not give effect to the Merger or any other possible acquisitions or other transactions that might occur after the Merger. In December 1999, management provided these projections to the Special Committee and Josephthal.

     A summary of such projections for Legend on a consolidated basis is set forth below.

                                                   FOR THE YEAR ENDED DECEMBER 31,
                       ----------------------------------------------------------------------------------------
                         FY        FY        FY        FY        FY        FY        FY         FY        FY
                        2000      2001      2002      2003      2004      2005      2006       2007      2008
                       -------   -------   -------   -------   -------   -------   -------   --------   -------
                                                           (DOLLAR IN 000S)
Total Revenues.......  $58,194   $67,778   $73,301   $82,132   $80,120   $77,715   $87,817   $121,352   $11,096
EBITDA...............  $ 3,757   $ 9,865   $11,539   $ 6,942   $16,019   $15,248   $12,385   $ 40,415   $ 4,328
Free Cash Flow.......  $ 4,731   $14,389   $19,867   $29,081   $24,790   $24,836   $28,445   $ 47,389   $(1,760)

                         FOR THE YEAR ENDED DECEMBER 31,
                       ------------------------------------
                         FY        FY        FY        FY
                        2009      2010      2011      2012
                       -------   -------   -------   ------
                                 (DOLLAR IN 000S)
Total Revenues.......  $16,575   %14,862   $12,310   $8,985
EBITDA...............  $  (783)  $11,382   $   198   $8,052
Free Cash Flow.......  $ 6,683   $ 2,185   $ 4,998   $ (891)

     The projections should be read together with the information contained in Legend's Consolidated Financial Statements and related notes included elsewhere herein and with the following assumptions made in preparing such projections:

          (a) The projections do not give effect to the Merger.

          (b) The projections do not give effect to any possible acquisition, disposition or other transactions that may occur after the Merger.

          (c) Operations beyond 2007 reflect only those of Southbridge. Management projects that build-out at Grand Harbor and Oak Harbor will be complete in 2007.

          (d) Net operating losses prior to 1996 are assumed to be unusable. Tax benefit in 2009 and 2011 reflects carryback to 2008.

          (e) Capital expenditures reflect replacement reserves for golf course equipment and renovation at Grand Harbor, and replacement reserves for potential renovations at the Assisted Living and Skilled Care Facilities at Oak Harbor.

          (f) All capital necessary for the build-out of Legend's three core projects (Grand Harbor, Oak Harbor and Southbridge) will be available).

          (g) Josephthal's written presentation to the Special Committee and the Board includes management's individual projections and related assumptions for each of the Grand Harbor, Oak Harbor and Southbridge projects.

     None of the foregoing projections were prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections. KPMG LLP, the Company's independent auditors, have not performed any procedures with respect to the projections and assume no responsibility for them.

     None of the foregoing projections should be regarded as an accurate prediction of future events. Such projections are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments. In addition, such projections are based on a number of assumptions that are subject to risks and uncertainties which could cause actual results to differ materially from those projected. Such risks and uncertainties include the risks associated with interest rate fluctuations, the Company's substantial debt obligations, its need for additional capital, real estate investment risks, risks associated with development and construction risks. The projections have not been and will not be revised or updated from the date of their preparation to reflect subsequent events, facts or other information of which any person or entity has become aware.


     Inclusion of the foregoing forecasts should not be regarded as a representation by RGI Holdings, LP Acquisition Corp., any of their respective affiliates or financial advisors or any other entity or person (other than Legend) that the projected results would be achieved or as to any future event, occurrence or non-occurrence and none of the foregoing parties assumes any responsibility for the accuracy of such information. There can be no assurance that the projections will be realized, and actual results may be higher or lower than those shown, possibly by material amounts.

     Copies of the management projections for Legend on a consolidated basis and individually for each of the Grand Harbor, Oak Harbor and Southbridge projects (including project-specific assumptions) that were utilized by Josephthal in its valuation analyses are included in its written presentation to the Special Committee and the Board, which is filed as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the Merger and are available for inspection and copying at the principal executive offices of the Company during its regular business hours by any stockholder or any representative of a stockholder who has been so designated in writing. Copies of such projections will be provided by the Company to any stockholder or any representative of a stockholder who has been so designated in writing upon written request and at the expense of the requesting stockholder or such representative. See "Available Information."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF LEGEND

NAME                              AGE   POSITION
----                              ---   --------
Walter E. Auch, Sr..............  79    Director
Helge Lund......................  37    Director
Jan Petter Storetvedt...........  44    Director, Chairman of the Board
Robert M. Ungerleider...........  58    Director
Fred E. Welker, III.............  52    Director
Peter J. Henn...................  39    President and Chief Executive Officer
Robert B. Cavoto................  39    Vice President, Chief Financial Officer and Assistant Secretary

     WALTER E. AUCH, SR., age 79, was the Chairman and Chief Executive Officer of the Chicago Board of Options Exchange from 1979 to 1986. Prior to that time, he was Executive Vice President, Director and a member of the executive committee of Paine Webber. Mr. Auch is a Director of Pimco L.P., Brinson Partners Funds, Advisors Series Trust, Smith Barney Concert Series Funds, Smith Barney Trak Fund, Nicholas Applegate Funds, Fort Dearborn Fund, Semele Group, Inc. and BSRT Management Corp. and a Trustee of Banyan Strategic Realty Trust, Hillsdale College and the Arizona Heart Institute. Mr. Auch has been a director of the Company since 1988.

     HELGE LUND, age 37, is presently Chief Operating Officer of Aker RGI ASA. Prior to his appointment, Mr. Lund was Executive Vice President of Aker RGI ASA, responsible for Investments since January 1999. Mr. Lund is a graduate of the Norwegian School of Economics and Business Administration and has an MBA from INSEAD in France. He serves as a director for Aker Maritime ASA, Constructor Dexion Group PLC, Atlas Stord AS and Polynor Partners AS. Mr. Lund has been a director of the Company since March 1999.

     JAN PETTER STORETVEDT, age 44, is presently Executive Vice President of RGI Holdings. Since March 1997, he has served as chairman of the board of Avantor ASA. From December 1991 to March 1997, he served as President, Chief Executive Officer and Director of Avantor ASA, a Norwegian publicly traded real estate company. Mr. Storetvedt has been Chairman of the Board of the Company since June 1997.

     ROBERT M. UNGERLEIDER, age 58, is presently the President of Pilot Books, a book publisher located in Greenport, New York, and practices law with and is of counsel to the firm of Felcher, Fox & Litner P.C., in New York, New York. He has founded, developed and sold a number of start-up ventures including Verifone Finance, an equipment leasing business, SmartPage, a paging service company and Financial Risk Underwriting Agency, Inc., an insurance agency specializing in financial guarantee transactions. Prior to these endeavors, Mr. Ungerleider practiced real estate and corporate law for ten years. Mr. Ungerleider received his B.A. Degree from Colgate University and his Law Degree from Columbia University Law School. Mr. Ungerleider has been a director of the Company since 1988.

     FRED E. WELKER, III, age 52, has been the President of Realty Financial Advisors, Inc., a real estate investment banking firm, since January 1993. From 1982 to 1992, Mr. Welker was the Executive Vice President for the Southeast Regional Office of Sonnenblick-Goldman Company, a real estate investment banking firm. From 1981 to 1982, Mr. Welker was Vice President-Joint Ventures for American Savings & Loan Association, and from 1976 to 1981 he was a commercial loan officer with First Federal of Broward (merged with Glendale Federal). Mr. Welker has been a director of the Company since January 1997.

     PETER J. HENN, age 39, has been President and Chief Executive Officer of the Company since March 1999. Prior to his appointment, Mr. Henn was Vice President, General Counsel and Secretary of the Company since November 1997. Since March 1994, Mr. Henn has represented certain of the Company's Florida subsidiaries and provided real estate closing and escrow services to the company as President of Harbor Title & Escrow Company. Mr. Henn received his B.A. and M.A. in Economics from Florida Atlantic University and his J.D. from the University of Miami School of Law.

     ROBERT B. CAVOTO, age 39, has been Vice President, Chief Financial Officer and Assistant Secretary of the Company since November 1997. During 1997, prior to this appointment, Mr. Cavoto was a financial consultant to LPI Development, Inc., a subsidiary of the Company. From 1991 to 1997, he was an Asset Manager with Banyan Management Corp., and was responsible for entitlement, development, financing and disposition activities for a portfolio of mixed-use and residential land developments. From 1988 to 1991, Mr. Cavoto was Vice President of finance for a real estate company. Prior to that he was a manager in KPMG LLP's real estate practice. Mr. Cavoto received his B.S. in accounting from Northern Illinois University and is a Certified Public Accountant.

EXECUTIVE AND DIRECTOR COMPENSATION

  Summary Executive Compensation Table

     The following table sets forth compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the Company's other executive officers whose total 1999 salary and bonus from the Company was $100,000 or more (the Chief Executive Officer and such other executive officers are referred to herein as the "Named Executive Officers").

                                                                   ANNUAL COMPENSATION
                                                     ------------------------------------------------
                                                                                         OTHER ANNUAL
NAME AND PRINCIPAL POSITION                          FISCAL YEAR    SALARY     BONUS     COMPENSATION
---------------------------                          -----------   --------   --------   ------------
Peter J. Henn......................................     1999       $212,680   $ 88,333         n/a
  Chief Executive Officer(1)                            1998            n/a        n/a         n/a
                                                        1997            n/a        n/a         n/a
Edward F. Podboy, Jr...............................     1999       $247,981   $505,344         n/a
  Former Chief Executive Officer(2)                     1998       $245,000   $390,932         n/a
                                                        1997       $133,802   $ 44,985     $31,000
Robert B. Cavoto...................................     1999       $115,000   $ 15,000         n/a
  Vice President, Chief Financial Officer and           1998       $105,000   $ 30,000     $11,078
  Assistant Secretary                                   1997            n/a        n/a         n/a

---------------

(1) Prior to his appointment in March 1999, Mr. Henn was compensated under a Legal Services Agreement between the Company and the law firm of Peter J. Henn, P.A. During 1999, the Company paid $56,875 for legal services under the Legal Services Agreement.
(2) Mr. Podboy served as President and Chief Executive Officer of the Company from August 1997 to March 1999. From April to August 1997, Mr. Podboy served as President of LPI Development, Inc. a subsidiary of the Company. All Other Annual Compensation for 1997 is a reimbursement for relocation expenses.

  Executive and Directors' Stock Option Plan

     On June 25, 1993, the Company's stockholders approved and adopted the 1993 Executive and Directors' Stock Option Plan (the "Plan"). The Plan grants the Board of Directors the authority to issue up to 40,000 shares (adjusted for the stock split) of the Company's common stock for stock option awards. The Plan consists of an Executive Option Grant Program and a Director Option Grant Program. Under the Director Option Grant Program, each Director holding office on the tenth business day after adjournment of the annual meeting automatically receives an option to acquire 1,000 shares. Options granted vest 50% upon the first anniversary of the date of the grant and 50% upon the second anniversary of the date of the grant and expire ten years from the date of the grant. The exercise price for the options granted in July 1997, January 1997 (1996 Annual Meeting), 1995, 1994 and 1993 is $4.50, $7.75, $15.64, $17.19 and $15.64 per
share, respectively.

     The Board administers the Executive Option Grant Program and has the authority to determine, among other things, the individuals to be granted executive options, the exercise price at which shares may be acquired, the number of shares subject to each option and the exercise period of each option. The Board is also authorized to construe and interpret the Executive Option Grant Program and to prescribe additional terms and conditions of exercise in option agreements and provide the form of option agreement to be utilized with the Executive Option Grant Program. No Director is eligible to receive options under the Executive Option Grant Program.

     Options granted under the Plan are not transferable except by will or by the laws of descent and distribution, and are exercisable during an optionee's lifetime only by the optionee or the appointed guardian or legal representative of the optionee. Upon the: (a) death or permanent and total disability of an optionee; or (b) retirement in accord with the Company's retirement practices, then any unexercised options to acquire shares will be exercisable at any time within one year in the case of (a) and ninety days in the case of (b) (but in no case beyond the expiration date specified in the Option Agreement). If, while unexercised options remain outstanding under the Plan, the Company ceases to be a publicly traded company, or if the Company merges with another entity or a similar event occurs, all options outstanding under the Plan shall immediately become exercisable at that time.

     The Plan requires the optionee to pay, at the time of exercise, for all shares acquired on exercise in cash, shares or, in the case of the Executive Option Grant Program, other forms of consideration acceptable to the Board.

     If the Company declares a stock dividend, splits its stock, combines or exchanges its shares, or engages in any other transactions which results in a change in capital structure such as a merger, consolidation, dissolution, liquidation or similar transaction, the Board may adjust or substitute, as the case may be, the number of shares available for options under the Plan, the number of shares covered by outstanding options, the exercise price per share of outstanding options, any target price levels for vesting of the options and any other characteristics of the options as the Board deems necessary to equitably reflect the effects of those changes on the option holders.

     Pursuant to the Plan, the Board granted an aggregate 14,440 options through December 31, 1996. Pursuant to the Company's Merger on December 31, 1996 which resulted in a change in control (as defined in the Merger agreement), substantially all stock options issued to the executive officers and various employees of Banyan Management Corp. under the Executive Option Grant Program became fully vested and exercisable until December 31, 1997. None of these options were exercised and have been cancelled.

     The exercise prices as well as the number of shares issuable on any options granted prior to the Merger have been adjusted to give effect to the Company's 25 to 1 reverse stock-split as approved by its stockholders.

     Options granted after December 31, 1996 (other than which have been described above) under the Executive Option Grant Program will be exercisable and vested in installments as follows: (i) 33.3% of the number of shares commencing on the first anniversary of the date of grant; (ii) an additional 33.3% of the shares commencing on the second anniversary of the date of the grant; and (iii) an additional 33.4% of shares commencing on the third anniversary of the date of grant. Options for all shares as granted under the Director Option Grant Program will be exercisable and vest as follows: (i) 50.0% of the number of shares commencing on the first anniversary of the date of grant; and (ii) an additional 50.0% of the number of shares commencing on the second anniversary of the date of grant. The Board is granted discretion to determine the term of each Option granted under the Executive Option Grant Program, but in no event will the term exceed ten years and one day from the date of grant.

     There were no stock options granted to or exercised by any present or former executive officer during the years ended December 31, 1999 and 1998.

  Option Grants

     No stock options were granted to any Named Executive Officers in 1999 or 1998.

  Long Term Incentive and Pension Plans

     The Company has no long term incentive or pension plans.

  Director Compensation

     The directors are paid an annual fee of $15,000, payable quarterly, plus $875 for each board or audit committee meeting attended in person and $250 an hour for any of these meetings attended telephonically. In addition, each director is reimbursed for out-of-pocket expenses incurred in attending meetings of the Board. The three Directors not associated with Aker RGI ASA were paid an additional fee of $10,000 for serving on the Special Committee that was established to evaluate and consider the merger proposal from Holdings (see Note 14 of Notes to the Consolidated Financial Statements).

  Employment Contracts, Termination of Employment and Change in Control Arrangements

     Prior to his appointment as President and Chief Executive Officer in March 1999, Mr. Henn was compensated under a Legal Services Agreement between the Company and the law firm of Peter J. Henn, P.A. The Company paid $56,875 to the law firm of Peter J. Henn, P.A. during 1999 for legal services provided to the Company under the Legal Services Agreement. The Legal Services Agreement also provides that Harbor Title & Escrow will continue to provide title insurance, as required, at the minimum title insurance rates allowed under Florida law.

            PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of March 31, 2000 by (i) each person known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer of the Company, and (iv) all directors and executive officers of the Company as a group:

                                                              BENEFICIAL OWNERSHIP
                                                               OF COMMON STOCK(1)
                                                        --------------------------------
NAME AND ADDRESS BENEFICIAL OWNER                       NUMBER OF SHARES    PERCENTAGE
---------------------------------                       ----------------   -------------
RGI Holdings, Inc.....................................     5,057,646                 80%
  2025 First Avenue, Suite 830
  Seattle, Washington 98121
AFFILIATES OF RGI HOLDINGS:
Kjell Inge Rokke(2)...................................     5,057,646                 80%
  Flat 3, 37 Chesham Place
  London SW1 x 8HB
  United Kingdom
TRG (Europe) B.V. (2).................................     5,057,646                 80%
  Aert Van Nesstraat 45
  3012 CA Rotterdam, The Netherlands
Aker RGI ASA(2).......................................     5,057,646                 80%
  Fjordalleen 16
  P.O. Box 1423
  Vika N-0115
  Oslo, Norway
RGI (Europe) B.V.(2)..................................     5,057,646                 80%
  Kaeuterdijk 15
  2524 EM
  The Haag, The Netherlands
RGI (Denmark) ApS(2)..................................     5,057,646                 80%
  Runsted Strandvej 62B
  DK -- 2960 Rungsten
  Kyst, Denmark
Resource Group International Inc.(2)..................     5,057,646                 80%
  2025 First Avenue, Suite 830
  Seattle, Washington 98121
Peter J. Henn(3)(4)...................................           416        Less than 1%
Robert M. Ungerleider(4)(5)...........................         1,560        Less than 1%
All Directors and Officers as a group
  (7 persons)(4)(5)...................................         1,976        Less than 1%

---------------

(1) Except as otherwise indicated below, all shares areowned directly and each person has sole voting and investment power with respect to all shares. For purposes of this table, a person is deemed to have 'beneficial ownership' of any shares as of a given date which the person has the right to acquire within 60 days after such date. For purposes of computing the outstanding shares held by each person named above on a given date, any shares which such person has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. However, the table does not reflect the acceleration of stock options vesting that will result from the Merger. See "THE MERGER -- Cash-out of Legend Stock Options."
(2) Represents shares held of record by RGI Holdings. See "Certain Information Concerning L.P. Acquisition Corp., RGI Holdings and Other Affiliates."
(3) Represents shares held by PJH Holdings, Inc., an entity controlled by Mr. Henn.
(4) The address is c/o Legend Properties, Inc., 3755 7th Terrace, Suite 301, Vero Beach, Florida 32960.
(5) Excludes options granted to acquire 8,340 shares at prices ranging from $7.74 to $28.125 per share which have vested.

              CERTAIN INFORMATION CONCERNING LP ACQUISITION CORP.,
                       RGI HOLDINGS AND OTHER AFFILIATES

     The Affiliates consist of LP Acquisition Corp. and each of the following:

          (1) Kjell Inge Rokke, a Norwegian citizen;

          (2) TRG (Europe) B.V., a Netherlands corporation wholly-owned by Mr. Rokke and the holder of approximately 90% of the capital stock of Aker RGI;

          (3) Aker RGI;

          (4) RGI (Europe) B.V., a Netherlands corporation and wholly-owned subsidiary of Aker RGI;

          (5) RGI (Denmark) ApS, a Danish limited liability company and wholly-owned subsidiary of RGI Europe;

          (6) Resource Group International Inc., a Washington corporation, a wholly-owned subsidiary of RGI Denmark;

          (7) RGI Holdings, a Washington corporation and 80.45% owned subsidiary of RGI International; and

          (8) Avantor, a Norwegian corporation and the holder of 19.55% of the outstanding capital stock of RGI Holdings.

     TRG is a holding company through which Mr. Rokke owns his controlling interest in Aker RGI. Aker RGI is an investment company that engages in acquiring, restructuring, developing and selling companies. Its key investments are currently in oil and gas technology, ship building and offshore industry yards and fisheries. RGI Europe, RGI Denmark and RGI International are intermediate holding companies for various entities engaged in such businesses. RGI Holdings was organized to serve as a holding company for investments in entities engaged in the ownership and development of real estate and related assets.

  TRG

     The following sets forth with respect to each executive officer and director of TRG his or its name, position, residence or principal business address, present principal occupation (if other than with TRG), citizenship and a brief description of his business experience during the last five years (if other than as an executive officer or director of TRG):


         Board of Directors:

         Kjell Inge Rokke
         Director
         Flat 3, 37 Chesham Place
         London SW1 X 8HB
         United Kingdom

         MeesPierson Trust B.V.
         Director
         P.O. Box 548
         3000 AM Rotterdam
         The Netherlands

         MeesPierson Trust B.V. is a corporation organized and existing under the laws of Netherlands, with corporate seat in Amsterdam, the Netherlands.

         Executive Officers:
         Kjell Inge Rokke -- Director
         MeesPierson Trust B.V. -- Director

The principal executive offices of TRG are located at Aert Van Nesstraat 45, 3012 CA Rotterdam, The Netherlands.


  Aker RGI


     The following sets forth the name of each executive officer and member of the Board of Directors of Aker RGI. The principal business address of Aker RGI and each of the executive officers and directors listed below is Fjordalleen 16, P.O. Box 1423 Vika N-0115, Oslo, Norway. Each member of the Board of Directors of Aker RGI is a Norwegian citizen. The position(s) with such company, present principal occupation (if other than with Aker RGI) and a brief description of business experience during the last five years (if other than as an executive officer or director of Aker RGI) are set forth below.

         Board of Directors:
         Kjell Inge Rokke, Chairman
         Bjorn Ivar Flatgard, Deputy Chairman
         Olav Revhaug, Board member
         Bjorn Gabriel Reed, Board member
         Bjorn Rune Gjelsten, Board Member
         Leif Furre, Board member
         Atle Tiegland, Board member
         Bjorn Kristiansen, Board member
         Svein Ola Moen, Board member

         Executive Officers:
         Kjell Inge Rokke, President and CEO
         Helge Lund, Executive Vice President and COO
         Bengt A. Rem, Executive Vice President, Financial Reporting
           and Administration
         Terje D. Skullerud, Executive Vice President, Finance
         Trond O. Westlie, Executive Vice President, Business
           Development
         Kaci Kullman Five, Executive Vice President, Public Relations

  RGI Europe

     The following sets forth with respect to each executive officer and director of RGI Europe his or its name, position(s) with such company, present principal occupation (if other than with RGI Europe), residence or principal business address, and citizenship or place of organization and a brief description of business experience during the last five years (if other than as an executive officer or director of RGI Europe):


         Board of Directors:

         Bengt A. Rem
         Director
         Chr. Mikkelsensvei 13b
         1472 Fjellhamar, Norway
         (Norwegian citizen)

         Trond O. Westlie
         Director
         Ruglandsveien 30
         1342 Jar, Norway
         (Norwegian citizen)

         MeesPierson Trust B.V.
         Director
         Kneuterdijk 15
         P.O. Box 188
         2501 AR The Hague
         The Netherlands
         (Netherlands corporation)

         Executive Officers:
         MeesPierson Trust B.V. -- Managing Director

The principal executive offices of RGI Europe are located at Kneuterdijk 15, 2524 EM, The Haag, The Netherlands.

  RGI Denmark

     The following sets forth with respect to each executive officer and director of RGI Denmark his name, position with such company, present principal occupation (if other than with RGI Denmark), residence or principal business address, citizenship and a brief description of business experience during the last five years (if other than as an executive officer or director of RGI Denmark):

         Board of Directors:
         Bengt A. Rem
         Director
         Beddingen 20
         Chr. Mikkelsensvei 13b
         1472 Fjellhamar, Norway
         (Norwegian citizen)

         Trond O. Westlie
         Director
         Ruglandsveien 30
         1342 Jar, Norway
         (Norwegian citizen)

         Georg Lett
         Director
         c/o Lett & Co. Advokatfirma
         Borgengade 111
         P.O. Box 2231
         1019 Copenhagen, Denmark
         (Danish citizen)

         Executive Officers:
         Bengt A. Rem -- Director

The principal executive offices of RGI Denmark are located at Runsted Strandvej 62B, DK-2960 Rungsten Kyst, Denmark.

  RGI International

     The following sets forth with respect to each executive officer and director of RGI International his or her name, position(s) with such company, present principal occupation (if other than with RGI International), residence or principal business address, citizenship and a brief description of business experience during the last five years (if other than as an executive officer or director of RGI International:


         Board of Directors:

         Bill Stokes
         President and Chairman of the Board
         c/o ASC Far East, Inc.
         2025 First Ave., Suite 835
         Seattle, WA 98121-2154
         (US citizen)

         Dag Fasmer Wittusen
         Vice President
         Risstubben 5
         0374 Oslo, Norway
         (Norwegian citizen)

         Debra Dormaier
         Treasurer
         c/o Resource Group International, Inc.
         2025 First Ave., Suite 830
         Seattle, WA 98121-2154
         (US citizen)


         Executive Officers:

         Bill Stokes, President and Chairman of the Board

         Michael J. Hyde
         Secretary
         c/o American Seafoods Company, Inc.
         2025 First Ave., Suite 900
         Seattle, WA 98121-2154
         (US citizen)

         Debra Dormaier -- Treasurer

The principal executive offices of RGI International are located at 2025 First Avenue, Suite 830, Seattle, Washington 98121.

     In July 1999, RGI International transferred 6,400 shares of the Company's Common Stock that it directly held to RGI Holdings.

  RGI Holdings

     The following sets forth with respect to each executive officer and director of RGI Holdings his name, position(s) with such company, present principal occupation, principal business address, citizenship and a brief description of his business experience during the last five years (if other than with the RGI Entities):

         Bjorn R. Gjelsten
         President and Director
         c/o RGI Holdings, Inc.
         2025 First Avenue, Suite 830
         Seattle, WA 98121
         (Norwegian citizen)

         Jan Petter Storetvedt
         Executive Vice President and Director
         Fjordalleen 16
         P.O. Box 1423\Vika N-0115
         Oslo, Norway
         (Norwegian citizen and business executive)

         Debra Dormaier
         Vice President, Secretary and Treasurer
         c/o RGI Holdings, Inc.
         2025 First Avenue, Suite 830
         Seattle, WA 98121
         (U.S. citizen)

The principal executive office of RGI Holdings are located at 2025 First Avenue, Suite 830, Seattle, Washington 98121.

  Avantor

     The following sets forth with respect to each executive officer and director of Avantor his name, position(s) with such company, present principal occupation (if other than with Avantor), citizenship (if other than Norwegian) and a brief description of his business experience during the last five years (if other than as an executive officer or director of Avantor):

         Board of Directors:
         Kjell Inge Rokke
         Jan Petter Storetvedt
         Gote Dahlin (Swedish Citizen)
         Carl Erik Krefting
         Truls Olthe

         Executive Officers:
         Christian Joys, Chief Executive Officer
         Esben Madsen, Executive Vice President
         Ave Njastein, Chief Financial Officer

The principal executive offices of Avantor and the executive officers and directors listed above are located at Gullhaugveien 13, 0404 Oslo, Norway.

     In June 1996, RGI Holdings entered into an Addendum No. 1 to Agreement between RGI Real Estate, Inc. (which has been merged into RGI International) and Avantor, pursuant to which RGI Holdings agreed with the holder of 19.55% of its capital stock, Avantor, that from June 30, 1997 through December 31, 1998, Avantor had the option to exchange its shares in RGI Holdings for 1,360,342 shares of Legend Common Stock held by RGI Holdings. Pursuant to a Shareholders Agreement entered into as of April 7, 1997, the option term was extended to December 31, 1999. If this option had been exercised by Avantor, Avantor would have beneficially owned 1,360,342 shares of Common Stock or approximately 22% of the outstanding shares and could have voted the shares or sell such shares in accordance with applicable securities laws. The Shareholders Agreement also provides that (i) if Avantor exercised its option during the option period, it would not distribute or sell the shares without the consent of Aker RGI, and if Aker RGI sells its Common Stock, Avantor would have the right to include its shares proportionally in such sale; and (ii) if Avantor exercised its option and wished to nominate a representative to the Company's Board of Directors, Aker RGI would vote in favor of Avantor's nominee. A copy of the Shareholders Agreement has been filed as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the Merger and is available for inspection and copying at the principal executive offices of the Company during its regular business hours by any stockholder or any representative of a stockholder who has been so designated in writing. A copy of such materials will be provided by the Company to any stockholder or any representative of a stockholder who has been so designated in writing upon written request and at the expense of the requesting stockholder or such representative. See "Available information."

     Purchaser. LP Acquisition Corp. is a newly-formed Delaware corporation organized at the direction of RGI Holdings. The principal executive offices of LP Acquisition Corp. are located at 2025 First Avenue, Suite 830, Seattle, Washington 98121. Debra Dormaier is its sole director and officer. She is President, Vice President and Treasurer.

                              CERTAIN TRANSACTIONS

     The following is a summary of certain relationships and other significant transactions with related parties during 1998 and 1999 as well as the three months ended March 31, 2000 and outstanding intercompany balances as of December 31, 1997, 1998 and 1999 and March 31, 2000:

CONSULTING AND OTHER FEES

     The Company paid the law firm of Peter J. Henn, P.A. $232,022 during the fiscal year ending December 31, 1998 for legal services provided to the Company by Peter J. Henn, the Company's President and Chief Executive Officer. Mr. Henn received no other compensation from the Company for serving as an officer of the Company. Harbor Title & Escrow Company provides all title insurance that the Company is obligated to deliver to purchasers of homes at its Florida properties. Mr. Henn is the sole owner and President of Harbor Title & Escrow Company and received $109,428 in title insurance premiums from the Company during the fiscal year ending December 31, 1998. Harbor Title & Escrow Company charges the Company the minimum title insurance rates allowed under Florida law as determined by the Florida Department of Insurance.

     The Company paid the law firm of Peter J. Henn, P.A. $56,875 during the fiscal year ending December 31, 1999 for legal services under the Legal Services Agreement prior to his appointment as President and Chief Executive Officer.

RECEIVABLES

     As of December 31, 1999 the Company included in other assets a $4,757,642 receivable from Resource Group International, Inc. (RGI), the parent company of RGI Holdings, related to a income tax benefit realized from the utilization of the Company's 1998 operating loss. The income tax benefit is derived from the Company's inclusion in an affiliated consolidated tax group, of which RGI Holdings is the common parent, pursuant to a new Tax Sharing and Allocation Agreement. As of March 31, 2000, the receivable was offset against the payables to related parties.

PAYABLES

     Payables to related parties consist of the following at:

                                                           DECEMBER 31,
                                              ---------------------------------------    MARCH 31,
                                                 1997          1998          1999          2000
                                              -----------   -----------   -----------   -----------
Mortgage note payable to RGI Holdings with
  interest payable quarterly at LIBOR plus
  2.5%. Principal payments equal to 20% of
  Southbridge and 50% of other collateral
  sales revenues is payable quarterly with
  the balance due April 1, 2003. The debt is
  secured by certain real estate inventory
  and property. Unpaid interest will be
  capitalized into principal balance
  annually..................................  $30,649,872   $30,649,872   $31,238,050   $31,238,050
Mortgage note payable to RGI Holdings with
  interest at prime plus 2% and partially
  secured by certain real estate inventory.
  Interest and principal are payable
  quarterly after certain other debt
  payments provided that a $4.5 million cash
  reserve remains. Quarterly principal
  payments are equal to 80% of the defined
  net cash flow for Southbridge, Grand
  Harbor, and Oak Harbor with the balance
  due April 1, 2003. Unpaid interest will be
  capitalized into the principal balance
  annually..................................   20,960,448    35,024,632    38,525,416    38,525,416
Unsecured note payable to RGI, Inc. with
  interest at prime plus 2%. Principal and
  interest is payable on the same terms, but
  after payments on the Mortgage note
  payable discussed immediately above with
  the remainder due April 1, 2003. Unpaid
  interest will be capitalized into the
  principal balance annually................   14,412,667    16,821,696    18,503,058    14,140,853
Unsecured note payable to RGI Holdings,
  interest at prime plus 2%. Principal and
  interest due June 1, 1999.................           --     2,248,278            --            --
Accrued interest............................    6,868,311            --            --     2,186,809
Other.......................................        2,629            --       395,437            --
                                              -----------   -----------   -----------   -----------
                                              $72,893,927   $84,744,478   $88,661,961   $86,091,128
                                              ===========   ===========   ===========   ===========

     RGI Holdings has provided to the Company a $5 million credit facility to provide sufficient working capital to fund ongoing development, construction and operating activities. The credit facility provides for interest at prime plus 2%, matures on April 1, 2003 and is secured by certain real estate inventory and property. The funding purpose and repayment terms are to be agreed upon prior to drawing on this facility.

INDEMNITY

     Aker RGI, the indirect parent of RGI Holdings, has provided an indemnity, to a maximum of $15,000,000, to the bonding company for development bonds at Southbridge, of which an aggregate total of approximately $13.5 million was outstanding at March 31, 2000.

                  MARKET PRICES OF COMMON STOCK AND DIVIDENDS


     There is no established public trading market for the Company's Common Stock. As of the Record Date, there were approximately 8,658 holders of record of Common Stock and approximately 7,700 persons or entities holding Common Stock in nominee name.


     The Company has not declared nor paid any cash dividends on its Common Stock, does not anticipate that any dividends will be declared nor paid in the foreseeable future, and intends to retain earnings to finance the development and expansion of the Company's operations. Under the Merger Agreement, the Company has agreed not to pay any dividends on the Common Stock prior to the Effective Date.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Information Statement contains certain forward-looking statements regarding the intent, belief and current expectations of the Company's management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, expenses, earnings, levels of capital expenditures or other aspects of operating results. The operations of the Company are subject to a number of uncertainties, risks and other influences, many of which are outside the control of the Company and any one of which, or a combination of which, could materially affect the results of the Company's operations and whether the forward-looking statements made by the Company ultimately prove to be accurate. The Company assumes no obligation to update any forward-looking statements.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG LLP, certified public accountants, served as the Company's independent auditors for the fiscal year ended December 31, 1999. The Consolidated Balance Sheets as of December 31, 1999 and December 31, 1998, and the related Consolidated Statements of Income, Stockholders' Equity and Cash Flows for each of the three fiscal years in the period ended December 31, 1999 included in this Information Statement have been audited by KPMG LLP, independent auditors, as stated in their report. A representative of KPMG LLP will be present at the Special Meeting to answer appropriate questions from stockholders and will have the opportunity to make a statement if so desired.

                                 OTHER BUSINESS

     The Board knows of no other business to be brought before the Special Meeting.

                      DOCUMENTS INCORPORATED BY REFERENCE

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Information Statement and prior to the Special Meeting and any adjournment or postponement thereof, shall be deemed to be incorporated by reference in this Information Statement and to be a part hereof for purposes of the Exchange Act from the date of the filing of such documents. Any statement contained in this Information Statement, in a supplement to this Information Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Information Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements, and other information with the SEC. The reports, proxy statements, and other information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices of the SEC:

          500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company. The same information is also available on the Internet at http://www.FreeEDGAR.com.

     The Affiliates, have filed a Schedule 13E-3 with the SEC with respect to the transactions contemplated by the Merger Agreement. As permitted by the rules and regulations of the SEC, this Information Statement omits certain information and exhibits contained in the Schedule 13E-3. The Schedule 13E-3 (including exhibits) and any amendments thereto may be inspected and copied at, or obtained from, the SEC's offices as set forth above. For further information, reference is hereby made to the Schedule 13E-3 and the exhibits thereto. Statements contained in this Information Statement concerning documents filed with the SEC as exhibits to the Schedule 13E-3 or attached as Appendices to this Information Statement are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Schedule 13E-3 or attached as an Appendix to this Information Statement. Each statement in this Information Statement concerning such a document is qualified in its entirety by reference to such document.

     Certain documents discussed in this Information Statement, including, without limitation, the Schedule 13E-3 and all exhibits thereto, are also available for inspection and copying at the principal executive offices of the Company at 3755 7th Terrace, Suite 301, Vero Beach, Florida 32960, telephone
(561) 778-0180, during its regular business hours, by any stockholder or his or her representative so designated in writing. Upon the written request of a stockholder directed to the Secretary of the Company at the above address, the Company will mail to such stockholder a copy of any such document at the expense of such stockholder.

     If the Merger is consummated, the Company will deregister the Common Stock and will no longer be subject to the requirements of the Exchange Act. See "SPECIAL FACTORS -- Certain Effects of the Merger."

     No person has been authorized to give any information or make any representation in connection with the solicitation of proxies made hereby other than those contained or incorporated by reference in this Information Statement, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or LP Acquisition Corp. The delivery of this Information Statement shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date. Information in this Information Statement about the Company has been provided by the Company and information about LP Acquisition Corp. has been provided by LP Acquisition Corp.

                                          By Order of the Board of Directors

                                          /s/ Peter J. Henn
                                          Peter J. Henn
                                          President and Chief Executive Officer

Vero Beach, Florida

August 9, 2000

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Report of KPMG LLP, Independent Auditors....................   F-2
Consolidated Balance Sheets as of December 31, 1999 and
  1998......................................................   F-3
Consolidated Statements of Operations For the Years Ended
  December 31, 1999, 1998 and 1997..........................   F-4
Consolidated Statements of Stockholders' Equity (Deficit)
  For the Years Ended December 31, 1999, 1998 and 1997......   F-5
Consolidated Statements of Cash Flows For the Years Ended
  December 31, 1999, 1998 and 1997..........................   F-6
Notes to Consolidated Financial Statements..................   F-7
Condensed Consolidated Balance Sheet at March 31, 2000
  (unaudited)...............................................  F-23
Condensed Consolidated Statements of Operations for the
  Three Months Ended March 31, 2000 and 1999 (unaudited)....  F-24
Condensed Consolidated Statements of Cash Flows for the
  Three Months Ended March 31, 2000 and 1999 (unaudited)....  F-25
Notes to Condensed Consolidated Financial Statements........  F-26

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders Legend Properties, Inc.:

     We have audited the accompanying consolidated balance sheets of Legend Properties, Inc. (a subsidiary of RGI Holdings, Inc.) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the management of Legend Properties, Inc. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Legend Properties, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                                  /s/ KPMG LLP

West Palm Beach, Florida
April 12, 2000

                    LEGEND PROPERTIES, INC. AND SUBSIDIARIES

                      (A SUBSIDIARY OF RGI HOLDINGS, INC.)

                          CONSOLIDATED BALANCE SHEETS

                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                  1999            1998
                                                              ------------    ------------
                                          ASSETS
Real estate inventory.......................................  $ 75,806,841    $ 82,873,914
Assets held for sale........................................            --       7,916,175
Cash and cash equivalents...................................     2,902,359       4,446,864
Restricted cash and investments.............................    10,602,370      19,017,860
Accounts and notes receivable...............................     3,106,856       1,491,267
Property and equipment, net.................................    22,869,703      24,645,281
Intangibles, net of accumulated amortization of $1,733,331
  in 1999 and $1,052,895 in 1998............................     1,446,007       1,646,542
Other assets, net of accumulated amortization of $3,808,433
  in 1999 and $3,646,481 in 1998............................    10,954,824       5,520,388
                                                              ------------    ------------
                                                              $127,688,960    $147,558,291
                                                              ============    ============
                           LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable to banks and others...........................  $ 21,587,213    $ 40,722,737
Payables to related parties.................................    88,661,961      84,744,478
Accounts payable............................................     3,354,368       3,033,693
Other notes and liabilities.................................    12,785,204      14,443,250
                                                              ------------    ------------
                                                               126,388,746     142,944,158
                                                              ------------    ------------
Stockholders' equity:
Common stock, $.01 par value. Authorized 10,000,000 shares;
  6,311,678 shares issued and 6,290,874 shares outstanding
  at December 31, 1999 and 1998.............................        63,117          63,117
Additional paid-in capital..................................    44,171,103      44,171,103
Accumulated deficit.........................................   (42,812,690)    (39,498,771)
Treasury stock, 20,804 shares at December 31, 1999 and
  1998......................................................      (121,316)       (121,316)
                                                              ------------    ------------
          Total stockholders' equity........................     1,300,214       4,614,133
                                                              ------------    ------------
Commitments and contingencies...............................  $127,688,960    $147,558,291
                                                              ============    ============

        See accompanying notes to the Consolidated Financial Statements.

                    LEGEND PROPERTIES, INC. AND SUBSIDIARIES

                      (A SUBSIDIARY OF RGI HOLDINGS, INC.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                YEARS ENDED DECEMBER 31,
                                                        -----------------------------------------
                                                           1999           1998           1997
                                                        -----------   ------------   ------------
REVENUES:
  Real estate sales...................................  $62,236,880   $ 65,218,900   $ 43,595,507
  Club operations.....................................    7,159,132      5,953,105      5,344,575
  Patient service.....................................    2,755,349      2,600,866      2,718,014
  Rent................................................           --             --      2,186,157
  Other...............................................    2,825,121      1,960,585      1,783,645
                                                        -----------   ------------   ------------
          Total revenues..............................   74,976,482     75,733,456     55,627,898
                                                        -----------   ------------   ------------
OPERATING COSTS AND EXPENSES:
  Real estate sales...................................   48,941,809     49,628,187     31,343,932
  Club operations.....................................    7,962,199      7,291,432      6,364,169
  Patient service direct costs........................    2,074,879      1,919,183      1,521,292
  Rental operations...................................           --             --        359,325
  Other...............................................    2,271,702      1,417,681        612,207
  Selling, general and administrative.................   15,323,065     15,414,245     18,265,252
  Depreciation and amortization.......................    1,809,525      2,092,509      1,780,904
                                                        -----------   ------------   ------------
          Total operating costs and expenses..........   78,383,179     77,763,237     60,247,081
                                                        -----------   ------------   ------------
Operating income (loss)...............................   (3,406,697)    (2,029,781)    (4,619,183)
                                                        -----------   ------------   ------------
OTHER INCOME (EXPENSES):
  Interest income.....................................      623,951        944,800      1,386,920
  Interest income, related party......................           --             --         73,339
  Interest expense, including loan cost
     amortization.....................................   (2,249,319)    (5,596,055)    (7,503,319)
  Interest expense, related party.....................   (7,733,829)    (5,853,716)    (4,823,954)
  Other, net..........................................      120,433        397,779        727,575
                                                        -----------   ------------   ------------
     Net other expense................................   (9,238,764)   (10,107,192)   (10,139,439)
                                                        -----------   ------------   ------------
Loss before minority interests and income tax
  benefit.............................................  (12,645,461)   (12,136,973)   (14,758,622)
                                                        -----------   ------------   ------------
Minority interests in loss of consolidated
  subsidiaries........................................           --             --        252,716
                                                        -----------   ------------   ------------
Loss before income tax benefit........................  (12,645,461)   (12,136,973)   (14,505,906)
                                                        -----------   ------------   ------------
Income tax benefit....................................    9,331,542             --             --
                                                        -----------   ------------   ------------
Net loss..............................................  $(3,313,919)  $(12,136,973)  $(14,505,906)
                                                        -----------   ------------   ------------
Net loss per share -- basic and diluted...............  $      (.53)  $      (1.93)  $      (2.31)
                                                        -----------   ------------   ------------
Weighted average number of common shares
  outstanding.........................................    6,290,874      6,290,874      6,286,322
                                                        -----------   ------------   ------------

        See accompanying notes to the Consolidated Financial Statements.

                    LEGEND PROPERTIES, INC. AND SUBSIDIARIES

                      (A SUBSIDIARY OF RGI HOLDINGS, INC.)

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                                                          TOTAL
                                      COMMON STOCK        ADDITIONAL                                  STOCKHOLDERS'
                                  ---------------------     PAID-IN     ACCUMULATED      TREASURY        EQUITY
                                   SHARES     PAR VALUE     CAPITAL       DEFICIT         STOCK         (DEFICIT)
                                  ---------   ---------   -----------   ------------   ------------   -------------
Balances at December 31, 1996...  6,277,548    $62,776    $43,793,708   $(12,855,892)  $    (11,316)  $ 30,989,276
  Purchase of fractional
    shares......................         --         --        (22,267)            --             --        (22,267)
  Repurchase of shares..........         --         --             --             --       (110,000)      (110,000)
  Sale of stock.................     34,130        341        399,662             --             --        400,003
  Net loss......................         --         --             --    (14,505,906)            --    (14,505,906)
                                  ---------    -------    -----------   ------------   ------------   ------------
Balances at December 31, 1997...  6,311,678     63,117     44,171,103    (27,361,798)      (121,316)    16,751,106
  Net loss......................         --         --             --    (12,136,973)            --    (12,136,973)
                                  ---------    -------    -----------   ------------   ------------   ------------
Balance at December 31, 1998....  6,311,678     63,117     44,171,103    (39,498,771)      (121,316)     4,614,133
  Net loss......................         --         --             --     (3,313,919)            --     (3,313,919)
                                  ---------    -------    -----------   ------------   ------------   ------------
Balance at December 31, 1999....  6,311,678    $63,117    $44,171,103   $(42,812,690)  $   (121,316)  $  1,300,214
                                  =========    =======    ===========   ============   ============   ============

          See accompanying notes to Consolidated Financial Statements.

                    LEGEND PROPERTIES, INC. AND SUBSIDIARIES

                      (A SUBSIDIARY OF RGI HOLDINGS, INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      YEARS ENDED DECEMBER 31,
                                                              -----------------------------------------
                                                                 1999           1998           1997
                                                              -----------   ------------   ------------
Cash flows from operating activities:
  Net loss..................................................  $(3,313,919)  $(12,136,973)  $(14,505,906)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities:
    Depreciation and amortization...........................    1,809,525      2,092,509      1,780,904
    Loan amortization.......................................      266,311        884,958      1,424,591
    Gain on sale of assets held for sale....................           --             --       (195,076)
    Related party interest expense not paid.................    7,513,708      5,853,716      4,721,217
    Related party interest income not collected.............           --             --        (72,537)
    Deferred tax benefit....................................   (4,573,900)
    Minority interests in loss..............................           --             --       (252,716)
    Change in certain assets and liabilities, net of effect
      of acquisitions:
      Decrease (increase) in real estate inventory..........    7,067,073     20,983,245        906,677
      Decrease (increase) in assets held for sale...........    7,916,175     (7,916,175)     8,301,604
      (Increase) in accounts and notes receivable and other
         assets.............................................   (2,113,928)    (4,132,798)      (541,903)
      Increase (decrease) in accounts payable and other
         notes and liabilities..............................   (1,337,371)     4,662,756     (5,504,042)
                                                              -----------   ------------   ------------
         Net cash provided by (used in) operating
           activities.......................................   13,233,674     10,291,238     (3,937,187)
                                                              -----------   ------------   ------------
Cash flows from investing activities:
  Decrease (increase) in restricted cash and investments....    8,415,490     (3,787,322)     7,260,767
                                                              -----------   ------------   ------------
  Purchase of property and equipment........................     (703,209)      (791,440)    (6,297,341)
  Loans to related parties..................................           --             --        (20,000)
  Collection of loans to related parties....................           --             --        398,434
  Investments and acquisitions, net of cash acquired........           --             --
  Proceeds from sale of property and equipment..............      830,062
  Proceeds from assets held for sale........................           --             --     19,436,029
                                                              -----------   ------------   ------------
         Net cash provided by (used in) investing
           activities.......................................    8,542,343     (4,578,762)    20,777,889
                                                              -----------   ------------   ------------
Cash flows from financing activities:
  Proceeds from notes payable to bank and others............   14,874,271     21,569,532     19,653,062
  Repayment of notes payable to bank and others.............  (34,009,795)   (41,258,127)   (45,942,347)
  Proceeds from loans from related parties..................    3,750,000      6,000,000     20,702,720
  Repayment of loans from related parties...................   (7,741,661)        (3,165)      (139,107)
  Payment of loan fees......................................     (193,337)      (306,533)      (179,983)
  Repurchase of common and fractional shares................           --             --       (132,267)
  Sale of common shares.....................................           --             --        400,003
                                                              -----------   ------------   ------------
         Net cash provided by (used in) financing
           activities.......................................  (23,320,522)   (13,998,293)    (5,637,919)
                                                              -----------   ------------   ------------
Net increase (decrease) in cash and cash equivalents........   (1,544,505)    (8,285,817)    11,202,783
Cash and cash equivalents at beginning of year..............    4,446,864     12,732,681      1,529,898
                                                              -----------   ------------   ------------
Cash and cash equivalents at end of year....................  $ 2,902,359   $  4,446,864   $ 12,732,681
                                                              ===========   ============   ============
Supplemental Disclosure of Cash Flow Information --
Cash paid during the year for interest, net of amount
  capitalized of $950,124 in 1999, $1,137,447 in 1998 and
  $903,978 in 1997..........................................  $ 1,282,799   $  4,699,226   $  5,811,516
                                                              ===========   ============   ============
Supplemental Schedule of Noncash Investing and Financing
  Transactions:
Purchase of minority interest in exchange for cancellation
  of a note receivable and accrued interest.................  $        --   $         --   $  1,681,584
                                                              ===========   ============   ============

        See accompanying notes to the Consolidated Financial Statements.

                    LEGEND PROPERTIES, INC. AND SUBSIDIARIES

                      (A SUBSIDIARY OF RGI HOLDINGS, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     Legend Properties, Inc. (the Company or Legend) formerly known as Banyan Mortgage Investment Fund (Banyan), is the surviving corporation from the December 31, 1996 merger (the Merger) with RGI U.S. Holdings, Inc. (RGI/US) (see
Note 2). Prior to the Merger, RGI/US was a wholly-owned subsidiary of RGI Holdings, Inc. (Holdings). As of December 31, 1999, Holdings owns approximately 80 percent of the outstanding common shares of Legend.

     As of December 31, 1999, Legend owns, operates and develops real estate through its wholly owned subsidiaries as follows:

     - Grand Harbor Associates, Inc. (GHA) was formed as a holding company in 1991 and owns a 100 percent interest in Grand Harbor Property Holdings, Inc. (GHPH) and a 100 percent interest in Oak Harbor Property Holdings, Inc., Quality Life Services, Inc. and Quality Life Services, Ltd. (collectively, OHPH). GHA's original 45 percent interest was increased by acquiring an additional 45 percent on January 2, 1996 and the remaining 10 percent interest on July 2, 1997.

      GHPH includes nine corporations and seven limited partnerships and was formed in 1991 to acquire and develop a 772 acre residential golf community in Indian River County, Florida. Grand Harbor (the development) is planned for 1,196 mid to high-end residential units. The development has numerous amenities and facilities, including golf and beach clubs, two 18-hole championship golf courses, tennis courts and a marina.

      OHPH includes eight corporations and a limited partnership and was formed in 1993 to develop a 116 acre senior retirement community in Indian River County, Florida, with an on-site assisted living facility. In 1994, an off-site skilled nursing facility was acquired.

     - VMIF/Anden Southbridge Venture and VMIF/Anden Wayside Venture (for financial reporting purposes, acquired on December 31, 1996 as part of the merger with Banyan (see Note 2)), were formed in 1991 to hold and develop Southbridge, a 2,685 acre master planned community in Prince William County, Virginia planned for approximately 5,400 residential units, 4,000,000 square feet of non-residential uses (including office, R&D, commercial, industrial, and other similar uses) and an 18 hole golf course.

     During 1999, 1998 and 1997, Legend disposed of the following operating and development properties:

     - Ashburn Corporate Center, LC (ACCLC) an 82% owned subsidiary, was formed in March 1998 to hold and develop the Ashburn Corporate Center, a 116-acre commercial business park development project in Loudoun County, Virginia planned for office and flex/tech uses. During 1999, the Company sold the Ashburn Corporate Center for $15.2 million.

     - VMIF Charles County Venture, a wholly owned subsidiary, (for financial reporting purposes, acquired on December 31, 1996 as part of the merger with Banyan (see Note 2)) was formed in 1991 to hold and develop Chapman's Landing, a 2,227 acre master planned community in Charles County, Maryland. Chapman's Landing was sold during October 1998 for $28.5 million.

     - BMIF Monterey County Corp., a wholly owned subsidiary, (for financial reporting purposes, acquired on December 31, 1996 as part of the merger with Banyan (see Note 2)) was formed to hold and develop a 565-acre land parcel in Monterey County, California known as the Laguna Seca Ranch (Laguna). During 1997, the Company sold Laguna for $12.8 million.

                    LEGEND PROPERTIES, INC. AND SUBSIDIARIES

                      (A SUBSIDIARY OF RGI HOLDINGS, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     - American Property Investments, Inc. (API) was formed for the purpose of acquiring, renovating and operating the Lynnwood Shopping Center in Lynnwood, Washington (acquired in November 1987). In November 1997, API sold Lynnwood Center for $20.1 million.

BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Legend and its wholly and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The Company computes cost of sales and relieves property under development (a component of real estate inventory) based on the ratio of current year and estimated future costs to current year and estimated future sales. Actual results could differ from these estimates.

REAL ESTATE INVENTORY

     Real estate inventory is recorded at cost, reduced for impairment losses, if any. Inventoried costs consist of land (including any related legal, engineering and other acquisition costs) common improvements, amenities, construction in progress and completed residential units. Interest, real estate taxes and other carrying costs are capitalized only for discrete parcels or units undergoing active development. The costs of common improvements are allocated to discrete parcels or units based on relative sales values or specific identification.

     The Company reviews its real estate inventory for impairment where events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to future or anticipated net cash flows generated by the asset. If such assets are deemed to be impaired, the impairment is recognized by measuring the difference between the carrying amount of the assets and its fair value.

ASSETS HELD FOR SALE

     Assets held for sale are reported at the lower of the carrying amount or fair value less costs to sell.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of cash, demand deposits with banks and highly liquid investments with maturity dates of three months or less at the date of acquisition.

RESTRICTED CASH AND INVESTMENTS

     Restricted cash includes customer deposits and various escrow accounts with local governments and others related to the completion of certain development of $5,168,410 and $7,007,417, and cash held in bank as loan collateral of $1,057,046 and $7,341,731 at December 31, 1999 and 1998, respectively.

                    LEGEND PROPERTIES, INC. AND SUBSIDIARIES

                      (A SUBSIDIARY OF RGI HOLDINGS, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Restricted investments include an irrevocable trust consisting of three annuities totaling $4,376,914 and $4,668,712 at December 31, 1999 and 1998, respectively, which is solely to provide security for payment on a note payable. The annuity contracts will fully satisfy the note through annual principal and interest payments.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Significant additions and improvements are capitalized while repairs and maintenance are expensed as incurred. Interest charges related to assets developed or constructed for use in operations are capitalized during the construction period. Depreciation and amortization are provided using the straight-line method over the following estimated useful lives:

Buildings and improvements.................................  31 - 39 years
Furniture and fixtures.....................................  3 - 7 years
Land Improvements..........................................  15 years
Marina.....................................................  15 years

INTANGIBLES

     Intangibles include goodwill and a non-compete agreement. Goodwill, which represents the excess of the purchase price over fair value of net assets acquired, is amortized using the straight-line method for periods from thirteen and a half to fifteen years. The recoverability of goodwill is assessed by comparing estimated undiscounted future operating cash flows over the remaining amortization period to the current net asset balance. If impairment is identified, any loss is measured based on projected discounted future operating cash flows using a discount rate reflecting Legend's average cost of funds. The non-compete agreement is amortized using the straight-line method over a period of fifteen years, the term of the agreement.

OTHER ASSETS

     Included among other assets are deferred loan costs that are amortized using the straight-line method over the term of the related debt.

STOCK-BASED COMPENSATION

     In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("Statement 123"). This standard allows the use of either the fair value based method described in Statement 123 or the intrinsic value based method prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees." ("APB 25") The Company has elected to continue accounting for stock based compensation under the APB 25 method and disclose the pro forma impact of Statement 123.

DEPOSITS

     Included in other liabilities are customer deposits on real estate sales, rental and club memberships of $6,667,812 and $7,765,853 at December 31, 1999 and 1998, respectively. The real estate sales and rental deposits are held in restricted bank accounts, which were $3,719,814 and $5,470,785 at December 31, 1999 and 1998, respectively. Among these are certain associate member deposits that will be refunded at the end of the related term or upon cancellation by the member.

REVENUE RECOGNITION

     Revenues on retail sales of real estate are recorded upon the closing and transfer of title to the buyer, whereas rental revenue is recognized over the respective tenant lease terms (1 to 30 years) using the straight-

                    LEGEND PROPERTIES, INC. AND SUBSIDIARIES

                      (A SUBSIDIARY OF RGI HOLDINGS, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

line method. Sales of equity memberships in the Grand Harbor Golf and Beach Club
(Club) are included in real estate sales. Club assets at Grand Harbor are an amenity which is charged to the cost of real estate sales sold based on real estate sold. Membership dues for Grand Harbor are billed on an annual basis and recognized as revenue ratably over the year.

INCOME TAXES

     The Company utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Changes in tax rates that effect deferred tax assets and liabilities are taken into income during the period that includes the enactment date. Deferred income tax assets are reduced by a valuation allowance when, in the opinion of management, it is likely that some portion or all of the deferred income tax assets will not be realized.

     For tax purposes, the Company is included in an affiliated consolidated tax group, of which Resource Group International Inc. is the common parent, pursuant to a new Tax Sharing and Allocation Agreement.

ADVERTISING COSTS

     Costs of advertising, promotion and marketing are generally charged to operations as incurred. These expenses were $2,664,880 in 1999, $2,431,072 in 1998 and $2,395,134 in 1997.

SEGMENT INFORMATION

     The Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131") in 1998. This statement establishes standards for the reporting of information about operating segments in annual and interim financial statements and requires restatement of prior year information. Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker(s) in deciding how to allocate resources and in assessing performance. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect results of operations or financial position but did affect the disclosure of segment information, as presented in Note 14.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement 133"). The effective date for Statement 133 was delayed by Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities -- deferral of the effective date of FASB No. 133'("Statement 137"), to fiscal years beginning after June 15, 2000. Statement 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. It is currently anticipated that the Company will adopt Statement 133 on January 1, 2001, and that the statement will not have a significant financial statement impact upon adoption.

                    LEGEND PROPERTIES, INC. AND SUBSIDIARIES

                      (A SUBSIDIARY OF RGI HOLDINGS, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

RECLASSIFICATIONS

     Certain amounts in prior years consolidated financial statements have been reclassified to conform to the 1999 presentation.

(2) LIQUIDITY

     As of December 31, 1999, the Company's debt obligations, including payables to related parties of $88,661,961 (see Note 6), totaled $110,249,174 of which $5,803,953 matures by December 31, 2000. None of these maturities relate to payables to Holdings. In addition to the debt maturities under existing financings, the Company requires additional financing to advance its business plan. As of December 31, 1999, the Company had $2,902,359 of cash and cash equivalents, which will not be sufficient to fund these obligations.

     The Company expects to meet its existing debt obligations that mature during 2000 by the renewal and extension of existing construction lines, and internally generated funds from real estate sales and operations. Based on alternatives available, management believes that sufficient funds will be available to meet its obligations during 2000. If sufficient funds are not available from the above sources, the Company anticipates delaying certain interest payments to Holdings as allowed under the debt agreements. The Company also has available, if needed, a $5 million credit facility from Holdings, which was unused at December 31, 1999.

(3) ACQUISITIONS

     Certain business combinations consummated during 1997 and 1996 were accounted for under the purchase method of accounting, wherein the purchase price was allocated to the assets acquired and liabilities assumed based upon their relative fair values. Results of operations for these acquired companies have been included in the consolidated financial statements from the acquisition dates.

BANYAN MORTGAGE INVESTMENT FUND

     On April 12, 1996, an Agreement and Plan of Merger was executed among RGI/US, Holdings and Banyan.

     Effective December 31, 1996, RGI/US was merged with and into Banyan. Banyan's certificate of incorporation was amended to convert each twenty-five shares of Banyan's issued and outstanding common stock into one issued and outstanding share (Reverse Split). Additionally, the name of Banyan was changed to Legend Properties, Inc. After giving effect to the Reserve Split, all outstanding shares of RGI/US were converted into 4,386,986 shares of Banyan's common stock. For accounting purposes, the merger was treated as a recapitalization of RGI/US, with RGI/US as the acquirer of Banyan for $22,175,403.

GRAND HARBOR PROPERTY HOLDINGS, INC. AND OAK HARBOR PROPERTY HOLDINGS, INC.

     On January 2, 1996, GHA, a 45 percent general partner in GHPH and OHPH, purchased Southmortgage Finance Co., a holding company for certain bank debt (the proceeds of which were loaned to GHPH), and an additional 45 percent interest in GHPH, OHPH and Harbor Title and Escrow Co. Ltd. (collectively, the Acquired Companies). Harbor Title and Escrow Co. Ltd. provides title and escrow service for GHPH and OHPH. The Acquired Companies were purchased from Andlinger Properties Capital L.P. for cash consideration of $52,237 and a promissory note of $996,220.

     In July 1997, GHA acquired the remaining 10 percent of the Acquired Companies. The Acquired Companies were purchased from Grand Harbor Development Company (GHDC), a corporation majority owned by Don Proctor, in exchange for the cancellation of a note receivable of $1,462,770 plus accrued interest of $218,814, payable to GHA from GHDC. Don Proctor is the majority shareholder of Proctor

                    LEGEND PROPERTIES, INC. AND SUBSIDIARIES

                      (A SUBSIDIARY OF RGI HOLDINGS, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Construction Company, which has an exclusive contract to provide development and construction services at Grand Harbor and Oak Harbor. Mr. Proctor was an officer of GHPH until his resignation in June 1997.

(4) REAL ESTATE INVENTORY AND ASSET HELD FOR SALE

REAL ESTATE INVENTORY

     Real estate inventory consisted of the following at December 31, 1999:

                                                  INITIAL COST TO LEGEND        COST ADJUSTMENTS
                                                --------------------------   -----------------------
  NAME, APPROXIMATE SIZE TYPE                                 BUILDING AND              BUILDING AND
          AND LOCATION            ENCUMBRANCES     LAND       IMPROVEMENTS     LAND     IMPROVEMENTS
  ---------------------------     ------------  -----------   ------------   --------   ------------
Grand Harbor, 300-acre
  residential development in
  Vero Beach, FL................  Note 5 (G-J)  $ 9,059,365    $       --    $     --   $16,642,981
Oak Harbor, 100-acre residential
  development in Vero Beach,
  FL............................  Note 5 (C-F)    3,494,372            --          --     9,687,223
Southbridge, 2,300-acre mixed
  use land development in Prince
  William County, VA............  Note 5(A)
                                  Note 6 (A-B)   20,397,886     7,146,670          --     9,497,544
                                                -----------    ----------    --------   -----------
                                                $32,951,623    $7,146,670    $     --   $35,827,748
                                                ===========    ==========    ========   ===========

                                                          VALUATION
                                                          ADJUSTMENT
                                                             AND
                                                         ACCUMULATED
                                                         DEPRECIATION
                                          BUILDING AND       AND                        DATE OF        DATE
       DESCRIPTION             LAND       IMPROVEMENTS   AMORTIZATION    TOTAL(A)     CONSTRUCTION   ACQUIRED
       -----------          -----------   ------------   ------------   -----------   ------------   --------
Grand Harbor, 300-acre
  residential development
  in Vero Beach, FL.......  $ 9,059,365   $16,642,981     $(119,200)    $25,583,146        (b)        03/91
Oak Harbor, 100-acre
  residential development
  in Vero Beach, FL.......    3,494,372     9,687,223            --      13,181,595        (b)        05/91
Southbridge, 2,300-acre
  mixed use land
  development in Prince
  William County, VA......   20,397,886    16,644,214            --      37,042,100        (b)        12/96
                            -----------   -----------     ---------     -----------
                            $32,951,623   $42,974,418     $(119,200)    $75,806,841
                            ===========   ===========     =========     ===========

     (a) Reconciliation of real estate inventory for the years ended December
31:

                                                           1999           1998           1997
                                                        -----------   ------------   ------------
Balance at beginning of year..........................  $82,873,914   $103,857,159   $128,834,222
                                                        -----------   ------------   ------------
Reallocation of purchase price Banyan.................           --             --        415,869
Net dispositions through sale.........................  (33,052,315)   (47,425,324)   (47,784,281)
Acquisitions..........................................           --             --      1,260,019
Net additions.........................................   25,985,242     26,442,079     21,250,530
Valuation adjustment..................................           --             --       (119,200)
                                                        -----------   ------------   ------------
Balance at end of year................................  $75,806,841   $ 82,873,914   $103,857,159
                                                        ===========   ============   ============

                    LEGEND PROPERTIES, INC. AND SUBSIDIARIES

                      (A SUBSIDIARY OF RGI HOLDINGS, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     (b) Properties are currently at various stages of development and entitlement. The build-out of the projects is expected to continue for periods ranging from 5-20 years under the current development plans.

ASSET HELD FOR SALE

     At December 31, 1998, Asset Held for Sale represents the carrying value of the Ashburn Corporate Center. On April 19, 1999, Ashburn Front Five LLC, a wholly owned subsidiary of the Company, acquired the second parcel of the Ashburn Corporate Center which comprises nearly 28 acres for an approximate purchase price of $4,300,000. In Management's view, the acquisition of the additional parcel was necessary to facilitate the disposition of the entire Ashburn Corporate Center.

     In April 1999, the Company executed a contract for the sale of the entire project to an unrelated third party. In accordance with the contract, the purchaser deposited a $100,000 non-refundable deposit into escrow. Subsequently, the purchaser was unwilling to move forward with the closing so in June 1999 the Company, in accordance with the contract, terminated the contract and received the $100,000 deposit. The deposit was recorded as other income in the Company's consolidated financial statements.

     On September 27, 1999, the Company, through its majority owned subsidiaries, Ashburn Corporate Center, LC and Ashburn Front Five, LLC, sold the land and related improvements of the Ashburn Corporate Center to Catapult Ventures LLC, an unrelated third party.

     The sales price of the property was $15,150,000 (before closing costs of approximately $790,000.) The Company used a portion of the proceeds to repay existing mortgage notes of $5,940,000 (see Note 6 (K)) and related party debts of $3,750,000 on the credit facility advance from Holdings and $1,743,682 on additional Holdings debt. The sale resulted in a gain for financial reporting purposes of approximately $2,000,000.

(5) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and consist of the following at December 31:

                                                                 1999          1998
                                                              -----------   -----------
Marina......................................................  $ 2,683,471   $ 2,683,471
Buildings and improvements..................................   14,124,773    14,602,202
Furniture, fixtures and equipment...........................    7,433,063     7,225,351
Depreciable land improvements...............................    2,014,677     2,014,677
                                                              -----------   -----------
                                                               26,255,984    26,525,701
Less accumulated depreciation and amortization..............    8,129,706     6,623,845
                                                              -----------   -----------
                                                               18,126,278    19,901,856
Land (including golf course land)...........................    4,743,425     4,743,425
                                                              -----------   -----------
                                                              $22,869,703   $24,645,281
                                                              ===========   ===========

                    LEGEND PROPERTIES, INC. AND SUBSIDIARIES

                      (A SUBSIDIARY OF RGI HOLDINGS, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(6) NOTES PAYABLE TO BANKS AND OTHERS

     Notes payable to banks and others consists of the following at December 31:

                      (REFERENCE TO NOTE 3)                           1998          1997
                      ---------------------                        -----------   -----------
(A)  Note payable to others, interest only payable monthly at 12 percent, principal due April 20, 1999, secured by certain
     real estate inventory.......................................  $        --   $ 2,950,000
(B)  Note payable to bank, interest payable monthly at prime rate plus 1.0 percent (9.50 percent at December 31, 1999);
     principal is due during 2000................................      259,521            --
(C)  Note payable to others, interest at 6.34 percent, due in annual installments of $600,000, including interest through
     July 1, 2009. Secured by annuity contracts..................    4,345,780     4,650,912
(D)  Notes payable to banks, interest payable monthly at the banks' cost of funds rate (not to exceed the LIBOR rate plus
     .50 percent) plus 2.25 percent (8.7113 percent at December
     31, 1999); principal payments of $786,597, $969,000 and
     $692,712 due in 2000, 2001 and 2002, respectively. Secured by second mortgages on certain real estate inventory and
     property....................................................    2,448,309     3,048,309
(E)  Notes payable to banks, interest payable monthly at LIBOR plus 2.50 percent and prime rate plus 1.0 percent (8.66
     percent to 9.50 percent at December 31, 1999); principal
     payments of $887,361, $160,143, $177,519 and $3,326,698 due in 2000, 2001, 2002 and 2003, respectively. Secured by first mortgages on certain real estate inventory, certain property
     and equipment...............................................    4,551,721    11,433,815
(F).. Construction revolving line of credit, interest payable monthly at the prime rate plus 1 percent (9.50 percent at
     December 31, 1999), due December 2000. Secured by first
     mortgages on certain real estate inventory, certain property and equipment. Total advances are not to exceed
     $16,000,000.................................................      845,163     1,287,663
(G)  Notes payable to bank, interest payable monthly at the
     bank's cost of funds rate (not to exceed the LIBOR rate plus
     .50 percent) plus 2.25 percent (8.7113 percent at December
     31, 1999); principal payments of $1,283,395, $1,581,000 and
     $1,207,288 due in 2000, 2001 and 2002, respectively. Secured by first and second mortgages on certain real estate
     inventory...................................................    4,071,683     4,741,701
(H)  Notes payable to banks, interest payable monthly at the prime rate (8.50 percent at December 31, 1999); principal is due November 2000. Secured by a first mortgage on certain
     real estate inventory.......................................      371,698     1,732,588
(I)  Construction revolving lines of credit payable to banks:
     principal payments of $1,022,549 and $3,611,986 due October
     2000 and December 2001, respectively. Interest payable
     monthly at the prime rate (8.50 percent at December 31,
     1999). Secured by a first mortgage on certain property.
     Total advances are not to exceed $16,000,000................    4,634,535     4,743,556

                    LEGEND PROPERTIES, INC. AND SUBSIDIARIES

                      (A SUBSIDIARY OF RGI HOLDINGS, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                      (REFERENCE TO NOTE 3)                           1998          1997
                      ---------------------                        -----------   -----------
(J)  Notes payable to others, interest at 7.50 percent to 9.0 percent; principal and interest due during 1999. secured by
     a first mortgage on certain real estate inventory...........           --        91,000
(K)  Note payable to others, interest due monthly at 18%,
     principal due September 6, 1999. Secured by a first mortgage
     on assets held for sale.....................................           --     5,940,000
(L)  Other.......................................................       58,803       103,193
                                                                   -----------   -----------
                                                                   $21,587,213   $40,722,737
                                                                   ===========   ===========

     Scheduled principal maturities of notes payable to banks and others at December 31, 1999 are as follows:

  2000......................................................  $ 5,803,953
  2001......................................................    6,696,620
  2002......................................................    2,447,661
  2003......................................................    3,719,841
  2004......................................................      414,927
  Thereafter................................................    2,504,211
                                                              -----------
                                                              $21,587,218
                                                              ===========

     In conjunction with the acquisition of Royal Palm Convalescent Center by OHPH in June 1994, an irrevocable trust consisting of three annuities was established for the sole purpose of providing security for payments due on the note payable to others (see (C)). The annuity contracts totaled $4,225,298 and $4,512,127 at December 31, 1999 and 1998, respectively, plus accrued interest receivable of $151,616 and $156,585, and will fully satisfy the annual principal and interest payments of $600,000 under the note payable through maturity on July 1, 2009.

(7) RELATED PARTY TRANSACTIONS

     The following is a summary of other significant transactions and accounts with related parties during 1999, 1998 and 1997 and as of December 31, 1999 and 1998:

RECEIVABLES

     As of December 31, 1999 the Company has included in other assets a $4,757,642 receivable from RGI, Inc., the parent company of Holdings, related to the utilization of the benefit of a deferred tax asset recorded by the Company. The benefit is derived from the Company's inclusion in RGI, Inc.'s consolidated tax return.

                    LEGEND PROPERTIES, INC. AND SUBSIDIARIES

                      (A SUBSIDIARY OF RGI HOLDINGS, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

PAYABLES

     Payables to related parties consist of the following at December 31:

                   (REFERENCE TO NOTE 3)                        1999          1998
                   ---------------------                     -----------   -----------
(A)  Mortgage note payable to Holdings with interest
     payable quarterly at LIBOR plus 2.5%. Principal
     payments equal to 20% of Southbridge and 50% of other
     collateral sales revenues is payable quarterly with
     the balance due April 1, 2003. The debt is secured by
     certain real estate inventory and property. Unpaid
     interest will be capitalized into the principal
     balance annually......................................  $31,238,050   $30,649,872
(B)  Mortgage note payable to Holdings with interest at
     prime plus 2% and secured by certain real estate
     inventory. Interest and principal are payable
     quarterly after certain other debt payments provided
     that a $4.5 million cash reserve remains. Quarterly
     principal payments are equal to 80% of the defined net
     cash flow for Southbridge, Grand Harbor, and Oak
     Harbor with the balance due April 1, 2003. Unpaid
     interest will be capitalized into the principal
     balance annually......................................   38,525,416    35,024,632
(C)  Unsecured note payable to RGI, Inc. with interest at
     prime plus 2%. Principal and interest is payable on
     the same terms, but after payments on the Mortgage
     note payable discussed immediately above with the
     remainder due April 1, 2003. Unpaid interest will be
     capitalized into the principal balance annually.......   18,503,058    16,821,696
(D)  Unsecured note payable to Holdings, interest at prime
     plus 2%. Principal and interest due June 1, 1999......           --     2,248,278
(E)  Other.................................................      395,437            --
                                                             -----------   -----------
                                                             $88,661,961   $84,744,478
                                                             ===========   ===========

     The entire $88,661,961 related party payable (principal and accrued interest) is due on April 1, 2003.

     Holdings has provided to the Company a $5 million credit facility to provide sufficient working capital to fund ongoing development, construction and operating activities. The credit facility provides for interest at Prime plus 2%, matures on April 1, 2003 and is secured by certain real estate inventory and property. Funding purpose and repayment terms are to be agreed upon prior to drawing on this facility.

     On May 18, 1999, the Company borrowed $3,750,000 under the $5 million credit facility with Holdings. Funds from the $3,750,000 advance were used to repay a $2,248,279 unsecured note payable to Holdings which matured on June 1, 1999 and to repay a portion of a $2,950,000 note payable to an unrelated third party.

     On September 29, 1999, the $3,750,000 advance plus accrued interest was repaid to Holdings. In addition, the Company made an additional $1,743,682 principal payment to Holdings pursuant to the Company's agreement with Holdings. Funds for the repayments were generated by the sale of the Ashburn Corporate Center, as discussed in Note 3.

                    LEGEND PROPERTIES, INC. AND SUBSIDIARIES

                      (A SUBSIDIARY OF RGI HOLDINGS, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

INDEMNITY

     Aker RGI ASA, the indirect parent of Holdings, has provided an indemnity, to a maximum of $15,000,000, to the bonding company for development bonds at Southbridge, of which an aggregate total of approximately $13,500,000 was outstanding at December 31, 1999.

CONSTRUCTION AGREEMENT

     Prior to December 31, 1999, Proctor Construction Company ("Proctor") provided all development and construction services at Grand Harbor and Oak Harbor since Legend acquired the projects. Donald C. Proctor is the majority shareholder of Proctor, and an affiliate of Mr. Proctor owned 10 percent of GHPH and OHPH (the corporations that own Grand Harbor and Oak Harbor, see Note 2). This exclusive contract was effective through December 31, 1999, with fees equal to the cost of the work, a 7 percent overhead charge and a 5 percent profit fee, half of which was payable to GHPH and OHPH. There can be no assurance that Legend purchased these services at prevailing market rates.

(8) INCOME TAXES

     Income tax benefit attributable to loss from continuing operations consists of:

                                                      CURRENT      DEFERRED      TOTAL
                                                    -----------   ----------   ----------
Year ended December 31, 1999:
  US federal......................................  $(4,757,642)  (4,573,900)  (9,331,542)
  State and local.................................           --           --           --
Year ended December 31, 1998:
  US federal......................................           --           --           --
  State and local.................................           --           --           --
                                                    ===========   ==========   ==========

     Income benefit attributable to loss from continuing operations was $9,331,542 and $0 for the years ended December 31, 1999 and December 31, 1998, respectively, and differed from the amount computed by applying the US federal income tax rate of 34 percent to pretax income from continuing operations as a result of the following:

                                                                 1999          1998
                                                              -----------   ----------
Computed "expected" tax benefit Increase (reduction) in
  income taxes..............................................  $(4,299,457)  (4,126,571)
  Resulting from:
     State and local income taxes, net of federal income tax
       benefit..............................................     (493,173)    (473,341)
     Change in the beginning-of-the-year balance of the
       valuation allowance for deferred tax assets allocated
       to income tax benefit................................  (12,247,900)   3,711,000
     Change in valuation allowance due to election to treat
       loss carryover as expiring...........................   12,451,570           --
     Amount attributable to benefit received due to prior
       year loss utilized by parent company.................   (4,757,642)          --
     Permanent items, primarily due to meals and
       entertainment, etc...................................           --      467,212
     Other..................................................       15,060      421,700
                                                              -----------   ----------
          Total.............................................  $(9,331,542)          --
                                                              ===========   ==========

                    LEGEND PROPERTIES, INC. AND SUBSIDIARIES
                      (A SUBSIDIARY OF RGI HOLDINGS, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998 are presented below:


                                                                 1999          1998
                                                              -----------   ----------
Deferred tax assets:
  Real estate inventory and assets held for sale............  $20,492,000   20,488,000
  Deferred income...........................................      245,000      270,000
  Net operating loss carryforwards..........................   12,685,000   20,324,000
  Organization and loan fees................................      771,000      849,000
  Other.....................................................           --      176,000
          Total gross deferred tax assets...................   34,193,000   42,107,000
                                                              -----------   ----------
  Less valuation allowance..................................  $28,702,100   40,950,000
                                                              ===========   ==========



                                                                 1999          1998
                                                              -----------   ----------
Net deferred tax asset......................................  $ 5,490,900    1,157,000
  Deferred tax liabilities:
     Property and equipment.................................      523,000      516,000
     Inventory..............................................      354,000           --
     Other..................................................       40,000      641,000
                                                              -----------   ----------
     Gross deferred liabilities.............................      917,000    1,157,000
                                                              -----------   ----------
Net deferred tax asset......................................  $ 4,573,900           --
                                                              ===========   ==========


     The net deferred tax asset of $4,573,900 is recorded in other assets at December 31, 1999.

     The valuation allowance for deferred tax assets as of January 1, 1999 was $40,950,000. The net change in the total valuation allowance for the year ended December 31, 1999 was a decrease of $12,247,900. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of the deferred assets and liabilities, projected future taxable income and the planning strategies in making this assessment. Based upon the historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not that Legend will realize the benefits of these deductible differences, net of existing valuation allowances at December 31, 1999. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward periods are reduced.

     A receivable from Legend's parent company, representing the tax benefit obtained by the utilization of its 1998 operating loss, has been established in 1999 in accordance with a new tax sharing agreement used by the consolidated group which has an effective date retroactive to January 1, 1998. (see Note 7)

     As of December 31, 1999, Legend has a net operating loss carryforward of approximately $33,500,000 which substantially expires in 2000, 2001, 2002 and 2003. This excludes net operating losses which were previously elected to be treated as expiring under Internal Revenue Code Regulation Section 1.1502-32(b)(4).

(9) FAIR VALUE OF FINANCIAL INSTRUMENTS

     Legend's financial instruments include cash, restricted cash, receivables, accounts payable, and short-term and long-term borrowings. In general, Legend believes that the fair value of these financial instruments

                    LEGEND PROPERTIES, INC. AND SUBSIDIARIES

                      (A SUBSIDIARY OF RGI HOLDINGS, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

approximates their carrying amounts based upon their short-term nature or upon current market indicators, such as prevailing interest rates available to the Company for similar instruments.

     Legend's financial instruments also include restricted investments, consisting of an irrevocable trust fund containing three annuities, established to provide the annual payments required on the note payable to others (see Note 5(c)). The annual distributions from the annuities fully satisfy the interest and principal payments of the note payable. Moreover, these annuities cannot be surrendered and, therefore, have no cash value. Because the restricted investments and the note payable are inextricably linked, the fair value of each is considered to be the carrying amounts reported in the balance sheet.

(10) CONCENTRATION OF ASSETS

     The majority of Legend's assets are real estate holdings which are subject to possible fluctuating economic conditions. Such fluctuations can have a significant impact on the market values, which in turn could limit the potential recovery of the properties' carrying values.

(11) STOCK OPTION PLAN

     The Company has granted stock options under the Executive and Directors' Stock Option Plan (the Plan) which was approved on June 25, 1993. The Plan grants the Board of Directors the authority to issue up to 40,000 shares of the Company's common stock for stock option awards. The Plan consists of an Executive Option Grant Program and a Director Option Grant Program. Options issued under the Executive Option Grant Program vest over a three-year period. Options issued under the Director Option Grant Program vest over a two-year period. All options granted lapse ten years from the date of grant.

     The following is a summary of stock option activity:

                                                       OPTION PRICE      NUMBER OF SHARES
                                                       ------------      ----------------
Balance at December 31, 1996.........................  $11.69 to $28.13       25,280
Granted..............................................  $4.50 to $7.75          9,300
Forfeited............................................  $4.50 to $28.13       (20,500)
Balance at December 31, 1997.........................  $4.50 to $17.19        14,080
Granted..............................................  --                         --
Balance at December 31, 1998.........................  $4.50 to $17.19        14,080
Granted..............................................  --                         --
Balance at December 31, 1999.........................  $4.50 to $17.19        14,080

     At December 31, 1999, the number of options exercisable was 14,080. The Company has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Accordingly, the Company applies Accounting Principles Board Opinion No. 25 in accounting for the Plan and therefore no compensation cost has been recognized for the Plan.

     An insignificant amount of compensation cost would have been recorded had compensation cost for the Company's stock options been determined based upon the fair value at the grant date consistent with the methodology prescribed under SFAS No. 123.

(12) EMPLOYEE BENEFIT PLAN

     The Company sponsors a defined contribution plan that provides employees of the Company an opportunity to accumulate funds for their retirement. Employees are eligible to join the plan if they are at least 21 years of age, have completed one year of service with the Company, and worked a minimum of 1,000 hours.

                    LEGEND PROPERTIES, INC. AND SUBSIDIARIES

                      (A SUBSIDIARY OF RGI HOLDINGS, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

The Company matches the contributions of participating employees on the basis of the percentages specified in the plan. Company matching contributions to the plan were approximately $53,000, $47,000 and $83,000 in 1999, 1998 and 1997,
respectively.

(13) COMMITMENTS & CONTINGENCIES

LEASES

     The Company is obligated under various leases covering office space and equipment. Minimum payments under these leases are:

FISCAL YEAR                                                   OPERATING
-----------                                                   ---------
     2000...................................................  $237,225
     2001...................................................   189,715
     2002...................................................    39,013
     2003...................................................    14,031
     2004...................................................     1,862
                                                              --------
Total minimum lease payments................................  $475,596
                                                              ========

     Rent expense was $307,221, $228,445 and $259,363 for years 1999, 1998 and
1997, respectively.

  Ashburn Corporate Center

     During August 1998, Legend filed a lawsuit and a memorandum of Lis Pendens in the Circuit Court of Loudoun County against Atlantic Research Corporation
(ARC), which was amended during November 1998. Legend was seeking specific performance under a real estate sales contract and any other relief the court would offer. During the first quarter of 1999, Legend and ARC reached an agreement concerning the real estate sales contract which resulted in Legends acquisition of the second parcel in ACC (see Note 3). As a result, the litigation was withdrawn and dismissed in the second quarter of 1999.

  Laguna Seca Ranch

     On December 14, 1998, a Legend subsidiary, BMIF Monterey County Corp., filed a complaint against New Cities Development Group, Bates Properties, Inc., New Cities Development Company, Deregt Development, Inc., Rancho Monterey, L.L.C. (collectively New Cities), Old Republic Title Company and David Bohen (collectively Old Republic) in the United States District Court, Northern District of California, San Jose Division.

     During 1997, Legend sold the Laguna Seca Ranch to New Cities with Legend retaining a house with certain surrounding property known as Lot 40 together with certain access easements to the nearest public right of way. New Cities agreed, as part of the sale, to establish a separate legal parcel for Lot 40 subsequent to the sale. As part of the sale, Legend agreed to cooperate and share equally in certain costs with New Cities in negotiating an agreement concerning water service to the property with California-American Water Company (Cal-Am). Pursuant to this, Legend agreed to post $200,000 in an interest bearing escrow held by Old Republic to pay any necessary amounts due from Legend in consummating an agreement with Cal-Am. An agreement was reached with Cal-Am on March 20, 1998 to provide the water needs, and Legend agreed with New Cities to contribute $60,000 out of the escrow to defray certain costs. On August 28, 1998 Cal-Am withdrew from its commitment. Subsequently, Old Republic released the $200,000 escrow with interest to New Cities.

                    LEGEND PROPERTIES, INC. AND SUBSIDIARIES

                      (A SUBSIDIARY OF RGI HOLDINGS, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Legend claimed that New Cities breached certain implied covenants in refusing to negotiate and consummate the agreement with Cal-Am, that New Cities failed to establish Lot 40 as a separate parcel, and that Old Republic wrongly released the funds in escrow to New Cities. Legend was seeking to recover $140,000 plus interest on the escrow, that New Cities convey Lot 40, that New Cities pay approximately $75,000 of costs incurred by Legend for negotiating the agreement with Cal-Am, and other damages.

     During the first quarter of 2000, Legend and the defendants reached a settlement on all matters whereby New Cities agreed to pay Legend $100,000, net of $5,887 for the reimbursement of utilities and services, related to the settlement for water service agreement and convey Lot 40 to Legend. Legend agreed to pay New Cities $119,743 for certain development costs associated with Lot 40 and to remove the Lis Pendens from Lot 40.

  General Legal Matters

     The Company is subject to various lawsuits arising in the ordinary course of business. The Company is of the opinion that the outcome of any such lawsuits will not have a material adverse effect on its operations.

(14) PURCHASE OFFER

     On October 15, 1999, the Company announced that it received a proposal from Holdings for the merger of the Company with a wholly-owned subsidiary of Holdings. Pursuant to the offer, Holdings would acquire all of the outstanding shares of the Company's common stock not currently held by Holdings, for $0.13 per share in cash. Holdings holds approximately 80% of the Company's common stock.

     The Company's Board of Directors established a special committee to evaluate and consider the proposal. The proposed merger is subject to, among other things, (i) the execution of a definitive merger agreement, containing customary terms, (ii) approval of the transaction by the Company's special committee, Board of Directors and shareholders, (iii) compliance with all applicable regulatory and governmental requirements and (iv) receipt of an opinion from the special committee's financial advisor that the consideration to be received by the public shareholders is fair from a financial point of view.

     On January 6, 2000, the Company's Board of Directors and Holdings executed a definitive merger agreement where Holdings will acquire all of the outstanding shares, not currently held by Holdings, for $0.50 per share in cash. The transaction is anticipated to close during the second quarter of 2000.

(15) OPERATING SEGMENTS

     Legend's reportable operating segments are distinct operations that service differing markets. The real estate segment consists of the development, construction and sales activities for all of the Legend properties. The club operations consist of the clubhouse and related activities for Grand Harbor and Oak Harbor. Patient services includes the Royal Palm Convalescent Center which offers skilled nursing care, and the Somerset House Assisted Living Facility.

                    LEGEND PROPERTIES, INC. AND SUBSIDIARIES

                      (A SUBSIDIARY OF RGI HOLDINGS, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The accounting policies for the reportable segments are the same as those described in Note 1. Internal interest is charged at rates similar to those charged on the payables to related parties. Summarized information concerning the reportable segments is presented in the following table.

                                                                               OTHER, CORPORATE
                                              REAL        CLUB      PATIENT           AND
                                             ESTATE    OPERATIONS   SERVICES    ELIMINATIONS(1)     TOTAL
($000 OMITTED)                              --------   ----------   --------   -----------------   -------
1999
Revenues..................................  $ 62,237      7,159       2,756          2,825          74,977
Operating costs and expenses..............   (59,157)    (9,480)     (3,532)        (6,214)        (78,383)
Other income/(expenses)...................    (8,231)        --        (277)         8,600              92
Net income (loss) before Minority
  interest................................  $ (5,151)    (2,321)     (1,053)         5,211          (3,314)
          Total assets....................    86,425     13,199      14,717         13,348         127,689
                                            ========     ======      ======         ======         =======
Capital expenditures......................  $    424         90           0            189             703
                                            ========     ======      ======         ======         =======
Revenues..................................  $ 65,219      5,953       2,601          1,960          75,733
Operating costs and expenses..............   (61,202)    (9,485)     (3,455)        (3,621)        (77,763)
Other income/(expenses)...................    (8,790)    (1,151)       (301)           135         (10,107)
                                            --------     ------      ------         ------         -------
Net income (loss) before Minority
  interest................................  $ (4,773)    (4,683)     (1,155)        (1,526)        (12,137)
                                            ========     ======      ======         ======         =======
          Total assets....................   113,101     13,684      15,523          5,250         147,558
Capital expenditures......................  $    338        160        (135)           429             792
                                            ========     ======      ======         ======         =======
Revenues..................................  $ 43,596      5,345       2,718          3,969          55,628
Operating costs and expenses..............   (44,916)    (8,499)     (2,736)        (4,096)        (60,247)
Other income/(expenses)...................   (10,452)      (711)       (127)         1,150         (10,140)
                                            --------     ------      ------         ------         -------
Net income (loss) before Minority
  interest................................  $(11,772)    (3,865)       (145)         1,023         (14,759)
                                            ========     ======      ======         ======         =======
          Total assets....................   120,192     14,487      15,622         12,570         162,871
Capital expenditures......................  $  1,042        958       3,840            457           6,297
                                            ========     ======      ======         ======         =======

---------------

(1) Other includes other segments, which were not reportable in 1999 and 1998. These other segments were not reported in earlier periods since they were disposed of prior to 1998 and it was impractical to report separately.

                    LEGEND PROPERTIES, INC. AND SUBSIDIARIES

                      (A SUBSIDIARY OF RGI HOLDINGS, INC.)

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 2000
                                  (UNAUDITED)

                                                                  2000
                                                              ------------
                                  ASSETS
Real estate inventory.......................................  $ 71,461,811
Cash and cash equivalents...................................     2,250,482
Restricted cash and investments.............................    12,045,787
Accounts and notes receivable...............................     4,344,083
Property and equipment, net.................................    22,458,316
Intangible assets, net......................................     1,407,957
Other assets, net...........................................     7,072,531
                                                              ------------
                                                              $121,040,967
                                                              ============
                   LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable to banks and others...........................  $ 18,736,042
Payables to related parties.................................    86,091,128
Accounts payable............................................     2,832,807
Other notes and liabilities.................................    13,235,363
                                                              ------------
                                                               120,895,340
                                                              ------------
Stockholders' equity:
  Common stock, $.01 par value. Authorized 10,000,000
     shares; 6,311,678 shares issued and 6,290,874 shares
     outstanding............................................        63,117
  Additional paid-in capital................................    44,171,103
  Accumulated deficit.......................................   (43,967,277)
  Treasury stock, 20,804 shares.............................      (121,316)
                                                              ------------
          Total stockholders' equity........................       145,627
                                                              ------------
                                                              $121,040,967
                                                              ============

   See accompanying notes to the Condensed Consolidated Financial Statements.

                    LEGEND PROPERTIES, INC. AND SUBSIDIARIES

                      (A SUBSIDIARY OF RGI HOLDINGS, INC.)

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999
                                  (UNAUDITED)

                                                                 2000          1999
                                                              -----------   ----------
Revenues:
  Real estate sales.........................................  $13,327,228   15,023,361
  Club operations...........................................    2,726,439    2,188,669
  Patient services..........................................      695,104      694,157
  Other.....................................................      431,330      746,926
                                                              -----------   ----------
          Total revenues....................................   17,180,101   18,653,113
                                                              -----------   ----------
Operating costs and expenses:
  Real estate sales.........................................   10,250,207   10,990,730
  Club operations...........................................    2,255,907    2,150,668
  Patient services..........................................      515,636      504,724
  Other.....................................................      503,587      575,243
  Selling, general and administrative.......................    2,731,173    5,216,127
  Depreciation and amortization.............................      417,896      446,524
                                                              -----------   ----------
          Total operating costs and expenses................   16,674,406   19,884,016
                                                              -----------   ----------
Operating income (loss).....................................      505,695   (1,230,903)
Other income (expense):
  Interest income...........................................      113,118      206,835
  Interest expense, including loan cost amortization........     (208,291)    (840,489)
  Interest expense, related party...........................   (2,186,809)  (1,878,293)
                                                              -----------   ----------
          Net other expense.................................   (2,281,982)  (2,511,947)
                                                              -----------   ----------
Loss before income tax benefit..............................   (1,776,287)  (3,742,850)
Income tax benefit..........................................      621,700           --
                                                              -----------   ----------
Net loss....................................................  $(1,154,587)  (3,742,850)
                                                              ===========   ==========
Net loss per share -- basic and diluted.....................  $     (0.18)       (0.59)
                                                              ===========   ==========
Weighted average number of common shares outstanding........    6,290,874    6,290,874
                                                              ===========   ==========

   See accompanying notes to the Condensed Consolidated Financial Statements.

                    LEGEND PROPERTIES, INC. AND SUBSIDIARIES

                      (A SUBSIDIARY OF RGI HOLDINGS, INC.)

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999
                                  (UNAUDITED)

                                                                 2000          1999
                                                              -----------   -----------
Cash flows from operating activities:
  Net loss..................................................  $(1,154,587)   (3,742,850)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................      417,896       446,524
     Amortization of loan costs.............................       45,778       101,323
     Related party interest expense not paid................    2,186,809     1,878,293
     Loss on sale of property and equipment.................        1,140         9,063
     Deferred tax benefit...................................     (621,700)           --
     Change in certain assets and liabilities:
       Decrease in real estate inventory and assets for
        sale................................................    4,345,030     3,399,522
       Decrease (increase) in accounts and notes receivable
        and other assets....................................    3,220,988      (473,919)
       Decrease in accounts payable and other notes and
        liabilities.........................................      (71,402)   (1,326,230)
                                                              -----------   -----------
          Net cash provided by operating activities.........    8,369,952       291,726
                                                              -----------   -----------
Cash flows from investing activities:
  (Increase) decrease in restricted cash and investments....   (1,443,417)    7,847,216
  Proceeds from sale of property and equipment..............      168,534       560,499
  Purchase of property and equipment........................     (138,133)     (225,543)
                                                              -----------   -----------
          Net cash (used in) provided by investing
            activities......................................   (1,413,016)    8,182,172
                                                              -----------   -----------
Cash flows from financing activities:
  Proceeds from notes payable to bank and others............    2,987,747     4,353,857
  Repayment of notes payable to bank and others.............   (5,838,918)  (12,211,832)
  Repayment of loans from related parties...................   (4,757,642)           --
  Payment of loan fees and other............................           --       (88,303)
                                                              -----------   -----------
  Net cash used in financing activities.....................   (7,608,813)   (7,946,278)
                                                              -----------   -----------
Net (decrease) increase in cash and cash equivalents........     (651,877)      527,620
Cash and cash equivalents at beginning of period............    2,902,359     4,446,864
                                                              -----------   -----------
Cash and cash equivalents at end of period..................  $ 2,250,482     4,974,484
                                                              ===========   ===========
Supplemental Disclosure of Cash Flow Information:
  Cash paid during the period for interest, net of amount
     capitalized of $265,068 in 2000 and $270,175 in 1999...  $   204,586       719,158
                                                              ===========   ===========

   See accompanying notes to the Condensed Consolidated Financial Statements.

                    LEGEND PROPERTIES, INC. AND SUBSIDIARIES

                      (A SUBSIDIARY OF RGI HOLDINGS, INC.)

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                 MARCH 31, 2000

(1) BASIS OF PRESENTATION

     Legend Properties, Inc. (the "Company" or "Legend") formerly known as Banyan Mortgage Investment Fund ("Banyan"), is the surviving corporation from the December 31, 1996 merger (the "Merger") with RGI U.S. Holdings, Inc. ("RGI/US").

     Prior to the Merger, RGI/US was a wholly-owned subsidiary of RGI Holdings, Inc. ("Holdings").

     As of March 31, 2000, Holdings owns approximately 80% of the outstanding common shares of the Company. On October 15, 1999, the Company received a proposal from Holdings for the merger of the Company with a wholly-owned subsidiary of Holdings. The Company's Board of Directors established a special committee to evaluate and consider the proposal. On January 6, 2000 the Board of Directors approved a merger and the Company and Holdings executed a Merger Agreement where Holdings will acquire all of the outstanding shares, not currently held by Holdings, for $0.50 per share in cash. The merger is subject to, among other things, approval by the shareholders and compliance with all applicable regulatory and governmental requirements.

     The condensed consolidated financial statements include the accounts of Legend and its subsidiaries. In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for the periods presented. All significant intercompany accounts and transactions have been eliminated in consolidation.

     These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the related disclosures contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

     The results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results to be expected for the full fiscal year.


(2) LIQUIDITY


     As of March 31, 2000, the Company's debt obligations, including payables to related parties of $86,091,128, totaled $104,827,170 of which $4,221,138 matures by December 31, 2000. None of these maturities relate to payables to related parties. In addition to the debt maturities under existing financings, the Company requires additional financing to advance its business plan. As of March 31, 2000, the Company had $2,250,482 of cash and cash equivalents, which will not be sufficient to fund these obligations.

     The Company expects to meet its existing debt obligations that mature during 2000 by the renewal and extension of existing construction lines, and internally generated funds from real estate sales and operations. Based on alternatives available, management believes that sufficient funds will be available to meet its obligations during 2000. If sufficient funds are not available from the above sources, the Company anticipates delaying certain quarterly interest payments to Holdings as allowed under the debt agreements. The Company also has available, if needed, a $5 million credit facility from Holdings, which was unused at March 31, 2000.

     For future construction and development activities, the Company anticipates utilizing existing construction lines or securing additional construction lines or development financing as noted above. Once construction lines or development financing are secured, they are typically renewed on an annual basis.

     There can be no assurance that the Company will be able to secure the necessary construction and development financing to implement its plan or that, if available, the terms and conditions will be acceptable

                    LEGEND PROPERTIES, INC. AND SUBSIDIARIES
                      (A SUBSIDIARY OF RGI HOLDINGS, INC.)

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

to the Company. If the Company is unable to secure the necessary additional financing or capital when needed, the plans for its projects will likely be materially revised, which would have a material adverse effect on the Company's financial condition and results of operations.


(3) INCOME TAXES


     Income tax benefit attributable to loss from continuing operations was $621,700 and $0 for the three months ended March 31, 2000 and 1999, respectively. All of the $621,700 was deferred and is recorded in Other Assets at March 31, 2000.

     The 2000 income tax benefit resulted from the anticipated to be realized utilization of the Company's 2000 operating loss by an affiliated consolidated tax group, pursuant to a Tax Sharing and Allocation Agreement.


(4) OPERATING SEGMENTS


     The Company's reportable operating segments are distinct operations that service differing markets. The real estate segment consists of the development, construction and sales activities for all of the Company's properties. The club operations segment consists of the clubhouse and related activities for Grand Harbor and Oak Harbor. Patient services consist of the Royal Palm Convalescent Center which offers skilled nursing care, and Somerset House which offers assisted living care. Summarized information concerning the reportable segments for the three months ended March 31, 2000 and 1999, is presented in the following table.

  Three Months Ended March 31, 2000 and 1999

                                                                                       OTHER,
                                                               CLUB      PATIENT    CORPORATE AND
($000'S OMITTED)                              REAL ESTATE   OPERATIONS   SERVICES   ELIMINATIONS     TOTAL
----------------                              -----------   ----------   --------   -------------   -------
2000
Revenues....................................    $13,327        2,727        695           431        17,180
Operating costs and expenses................    (12,002)      (2,596)      (890)       (1,187)      (16,675)
Other income/expenses.......................     (1,279)          --        (76)         (305)       (1,660)
                                                -------       ------       ----        ------       -------
Net income (loss)...........................    $    46          131       (271)       (1,061)       (1,155)
                                                =======       ======       ====        ======       =======
1999
Revenues....................................    $15,023        2,189        694           747        18,653
Operating cost and expenses.................    (13,792)      (2,946)      (881)       (2,265)      (19,884)
Other income/expenses.......................     (2,172)         (43)       (63)         (233)       (2,511)
                                                -------       ------       ----        ------       -------
Net income (loss)...........................    $  (941)        (800)      (250)       (1,751)       (3,742)
                                                =======       ======       ====        ======       =======

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                               RGI HOLDINGS, INC.

                              LP ACQUISITION CORP.

                                      AND

                            LEGEND PROPERTIES, INC.

                          DATED AS OF JANUARY 6, 2000

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
                                    ARTICLE I
                                   THE MERGER
SECTION 1.01.  The Merger..................................................   A-1
SECTION 1.02.  Closing.....................................................   A-1
SECTION 1.03.  Effective Time..............................................   A-1
SECTION 1.04.  Effects of the Merger.......................................   A-1
SECTION 1.05.  Certificate of Incorporation and Bylaws.....................   A-2
SECTION 1.06.  Directors...................................................   A-2
SECTION 1.07.  Officers....................................................   A-2

                                   ARTICLE II
                  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
             THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
SECTION 2.01.  Effect on Capital Stock.....................................   A-2
SECTION 2.02.  Exchange of Certificates....................................   A-2

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
SECTION 3.01.  Organization................................................   A-3
SECTION 3.02.  Capitalization..............................................   A-4
SECTION 3.03.  Authority...................................................   A-4
SECTION 3.04.  SEC Reports and Financial Statements........................   A-5
SECTION 3.05.  State Takeover Statutes.....................................   A-5
SECTION 3.06.  Brokers; Fees and Expenses..................................   A-5
SECTION 3.07.  Vote Required...............................................   A-5

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
SECTION 4.01.  Organization................................................   A-6
SECTION 4.02.  Authority...................................................   A-6
SECTION 4.03.  Consents and Approvals; No Violations.......................   A-6
SECTION 4.04.  Litigation..................................................   A-6
SECTION 4.05.  Information Supplied........................................   A-6
SECTION 4.06.  Interim Operations of Sub...................................   A-7
SECTION 4.07.  Brokers.....................................................   A-7
SECTION 4.08.  Board Determination.........................................   A-7
SECTION 4.09.  Full Disclosure.............................................   A-7

                                    ARTICLE V
                                    COVENANTS
SECTION 5.01.  Covenants of the Company....................................   A-7
SECTION 5.02.  No Solicitation.............................................   A-9
SECTION 5.03.  Other Actions...............................................  A-10

                                                                             PAGE
                                                                             ----
                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS
SECTION 6.01.  Stockholder Approval; Preparation of Proxy Statement........  A-10
SECTION 6.02.  Access to Information.......................................  A-11
SECTION 6.03.  Reasonable Efforts..........................................  A-11
SECTION 6.04.  Company Stock Options; Plans................................  A-12
SECTION 6.05.  Confidentiality.............................................  A-12
SECTION 6.06.  Fees and Expenses...........................................  A-13
SECTION 6.07.  Indemnification; Insurance..................................  A-13
SECTION 6.08.  Employment and Benefit Arrangements.........................  A-13

                                   ARTICLE VII
                                   CONDITIONS
SECTION 7.01.  Conditions to Each Party's Obligation To Effect the           A-13
               Merger......................................................
SECTION 7.02.  Conditions to Obligations of Parent and Sub to Effect the     A-14
               Merger......................................................
SECTION 7.03.  Conditions to Obligations of the Company to Effect the        A-15
               Merger......................................................

                                  ARTICLE VIII
                            TERMINATION AND AMENDMENT
SECTION 8.01.  Termination.................................................  A-15
SECTION 8.02.  Effect of Termination.......................................  A-16
SECTION 8.03.  Amendment...................................................  A-16
SECTION 8.04.  Extension; Waiver...........................................  A-16

                                   ARTICLE IX
                                  MISCELLANEOUS
SECTION 9.01.  Nonsurvival of Representations and Warranties...............  A-16
SECTION 9.02.  Notices.....................................................  A-17
SECTION 9.03.  Interpretation..............................................  A-17
SECTION 9.04.  Counterparts................................................  A-18
SECTION 9.05.  Entire Agreement; Third Party Beneficiaries.................  A-18
SECTION 9.06.  Governing Law...............................................  A-18
SECTION 9.07.  Publicity...................................................  A-18
SECTION 9.08.  Assignment..................................................  A-18
SECTION 9.09.  Enforcement.................................................  A-18

                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of January 6, 2000, among RGI Holdings, Inc., a Washington corporation ("Parent"), LP Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Legend Properties, Inc., a Delaware corporation (the "Company").


     WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement; and


     WHEREAS the respective Boards of Directors of Parent, Sub and the Company have each approved the merger of Sub into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each outstanding share (collectively, the "Shares") of common stock, par value $0.01 per share, of the Company (the "Company Common Stock"), other than those Shares of Company Common Stock owned directly or indirectly by Parent or the Company, will be converted into the right to receive $0.50 in cash; and


     WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER


     SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "Corporation Law"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the Corporation Law. At the election of Parent, any direct or indirect wholly owned subsidiary (as defined in Section 9.03) of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.



     SECTION 1.02. Closing. The closing of the Merger will take place at 10:00 a.m. (Miami time) on a date to be specified by Parent or Sub, which shall be no later than the fifth business day after satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), at the offices of Greenberg, Traurig, P.A., counsel to Parent, unless another date, time or place is agreed to in writing by the parties hereto.



     SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a Certificate of Merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the Corporation Law and shall make all other filings or recordings required under the Corporation Law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").


     SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the Corporation Law.

     SECTION 1.05.  Certificate of Incorporation and Bylaws.

     (a) The Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law; provided that Article I thereof shall be amended to provide that the corporate name of the Surviving Corporation is "Legend Properties, Inc."

     (b) The bylaws of Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time or such other persons as Parent shall designate shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
             THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     SECTION 2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

          (b) Cancellation of Parent Owned Stock. Each share of Company Common Stock that is owned by Parent, Sub or any other subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c) Cancellation of Company Owned Stock. All Shares (if any) that are held in the treasury of the Company or by any wholly owned subsidiary of the Company shall be canceled and no consideration shall be delivered in exchange therefor.


          (d) Conversion of Company Common Stock. Each Share (other than Shares to be canceled in accordance with Section 2.01(b) or (c)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, $0.50 (the "Merger Consideration"). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.


     SECTION 2.02.  Exchange of Certificates.


     (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as paying agent in the Merger (the "Paying Agent"), and, from time to time on, prior to or after the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent funds in amounts and at the times necessary for the payment of the Merger Consideration upon surrender of certificates representing Shares, or, in situations involving lost, stolen or destroyed certificates, upon delivery of an affidavit of lost, stolen or destroyed certificate accompanied by a bond as indemnity against a claim in such sum as reasonably required by Parent, as part of the Merger pursuant to Section 2.01 (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be payable to Parent).


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


     (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.01. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. In the event any Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of the Merger Consideration in respect of the shares represented by such Certificate, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent.


     (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

     (d) No Liability. At any time following the expiration of six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto, which shall be payable to Parent at Parent's request) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to any applicable abandoned property, escheat or similar law) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Sub as follows:

     SECTION 3.01. Organization. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority could not be
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

reasonably expected to (i) prevent or materially delay the consummation of the Merger, or (ii) have a material adverse effect (as defined in Section 9.03) on the Company. The Company and each of its subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing could not reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger. The Company has made available to Parent complete and correct copies of its Amended and Restated Certificate of Incorporation and Bylaws and the certificates of incorporation and bylaws (or similar organizational documents) of the Company's subsidiaries.


     SECTION 3.02. Capitalization. The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock"). At the close of business on December 31, 1999, (i) 6,290,844 shares of Company Common Stock were issued and outstanding, (ii) 40,000 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Company Stock Options (as defined in Section 6.04) and (iii) no shares of Company Preferred Stock were issued and outstanding. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of the Subsidiaries or obligating the Company or any of the Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are not any outstanding contractual obligations (i) of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or (ii) of the Company to vote or to dispose of any shares of the capital stock of any of the Subsidiaries. There are no restrictions on the right of the Company to vote or dispose of any shares of the capital stock of the Subsidiaries.


     SECTION 3.03.  Authority.


     (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of the terms of this Agreement by the holders of a majority of the Shares (the "Company Stockholder Approval")). The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (in each case, other than, with respect to the Merger, the Company Stockholder Approval). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally.



     (b) The Board of Directors of the Company, as well as a special committee (the "Special Committee") comprised of three independent members of the Company's Board of Directors, at meetings duly called and held on January 6, 2000, duly and unanimously adopted resolutions (i) approving this Agreement and the Merger (and such approval is sufficient to render inapplicable the provisions of Section 203 of the Corporation Law), (ii) determining that the terms of the Merger are substantively and procedurally fair to, and in the best


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

interests of, the Company's stockholders, and (iii) recommending that the Company's stockholders approve and adopt this Agreement.

     (c) The Company's Board of Directors and the Special Committee have received the written opinion, dated as of the date hereof, of Josephthal & Co. Inc., that the Merger Consideration to be received by the holders of Shares is fair from a financial point of view, together with the written presentation of Josephthal & Co. Inc. to the Board of Directors and the Special Committee, relating thereto.


     SECTION 3.04. SEC Reports and Financial Statements. The Company has filed with the SEC, and has heretofore made available to Parent true and complete copies of, all forms, reports, schedules, statements and other documents (other than preliminary materials) required to be filed by it under the Exchange Act or the Securities Act of 1933 (the "Securities Act") from and after December 31, 1997 (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the "Company SEC Documents"). The Company SEC Documents, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Except to the extent revised or superseded by a subsequently filed Company SEC Document, the Company SEC Documents do not contain an untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents as well as the Company's financial statements as of and for the three months and nine months ended September 30, 1999 heretofore delivered to Parent, as of the dates thereof comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X promulgated by the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments, none of which will be material) the consolidated financial position of the Company and the Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. None of the Subsidiaries is required to file any forms, reports, schedules, statements or other documents with the SEC.


     SECTION 3.05. State Takeover Statutes. The Board of Directors of the Company has approved the Merger and this Agreement and such approval is sufficient to render inapplicable to the Merger, this Agreement and the transactions contemplated by this Agreement, the provisions of Section 203 of the Corporation Law. To the best knowledge of the Company, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by this Agreement.

     SECTION 3.06. Brokers; Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Josephthal & Co. Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent true and complete copies of all written agreements or arrangements, and reduced to writing and furnished to Parent the terms of all unwritten agreements or arrangements, providing for any such broker's, finder's financial advisor's or similar fee or commission between the Company and Josephthal & Co. Inc.


     SECTION 3.07. Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class of capital stock necessary to approve this Agreement and the Merger.


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

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Parent and Sub represent and warrant to the Company as follows:

     SECTION 4.01. Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority could not be reasonably expected to prevent or materially delay the consummation of the Merger. Each of Parent and Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing could not reasonably be expected to prevent or materially delay the consummation of the Merger. Each of Parent and Sub has made available to the Company complete and correct copies of its articles/certificate of incorporation and bylaws.

     SECTION 4.02. Authority. Parent and Sub have requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent and Sub are necessary to authorize this Agreement or to consummate such transactions. No vote of Parent stockholders is required to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub, as the case may be, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Sub enforceable against them in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally.


     SECTION 4.03. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act (including the filing with the SEC of a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with all supplements and amendments thereto, the "Schedule 13E-3"), the HSR Act and
Section 251 of the Corporation Law, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective articles/certificate of incorporation or bylaws of Parent and Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings could not be reasonably expected to prevent or materially delay the consummation of the Merger), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Parent or Sub is a party or by which either of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Sub or any of their properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults which could not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger.


     SECTION 4.04. Litigation. There is no suit, claim, action or proceeding pending before any Governmental Entity or, to the best knowledge of Parent or Sub, threatened against Parent or Sub that could reasonably be expected to prevent or materially delay the consummation of the Merger.

     SECTION 4.05. Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the

Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 13E-3 to be filed by Parent in connection with the transactions contemplated hereby will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

     SECTION 4.06. Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     SECTION 4.07. Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

     SECTION 4.08. Board Determination. The Board of Directors of each of Parent and Sub have duly and unanimously adopted resolutions approving this Agreement and the Merger.

     SECTION 4.09. Full Disclosure. No statement contained in any certificate or schedule furnished or to be furnished by Parent or Sub to the Company in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                   ARTICLE V

                                   COVENANTS

     SECTION 5.01. Covenants of the Company. The Company agrees as to itself and the Subsidiaries that (except as expressly contemplated or permitted by this Agreement or to the extent that Parent shall otherwise consent in advance, which consent shall not be unreasonably withheld and shall subsequently be confirmed in writing):

          (a) Ordinary Course. The Company shall, and shall cause the Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course and the Company shall, and shall cause the Subsidiaries to, use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with the Company and the Subsidiaries.

          (b) Dividends; Changes in Stock. The Company shall not, and shall not permit any of the Subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a direct or indirect wholly owned subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or the Subsidiaries or any other securities thereof.

          (c) Issuance of Securities. The Company shall not, and shall not permit any of the Subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest (including stock appreciation rights or phantom stock) other than (i) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with the terms of such Company Stock Options, or (ii) issuances by a Subsidiary of the Company of its capital stock to the Company.
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

          (d) Governing Documents. The Company shall not, and shall not permit any of the Subsidiaries to, amend or propose to amend its certificate of incorporation or bylaws (or similar organizational documents).

          (e) No Acquisitions. The Company shall not, and shall not permit any of the Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or any substantial assets of (other than inventory and equipment in the ordinary course consistent with past practice, to the extent not otherwise prohibited by this Agreement), or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof.

          (f) No Dispositions. Other than dispositions in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any of the Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets.

          (g) Indebtedness. The Company shall not, and shall not permit any of the Subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of the Subsidiaries, guarantee any debt securities of others, enter into any "keep-well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings under the Company's existing construction revolving line of credit, including any extensions thereof or amendments thereto, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than, with respect to both clause (i) and (ii) above, (A) to the Company or any direct or indirect wholly owned subsidiary of the Company, or (B) any advances to employees in accordance with past practice.

          (h) Advice of Changes; Filings. The Company shall confer with Parent on a regular and frequent basis as reasonably requested by Parent, report on operational matters and promptly advise Parent orally and, if requested by Parent, in writing of any change or event having, or which, insofar as can reasonably be foreseen, is likely to have, a material adverse effect on the Company. The Company shall promptly provide to Parent (or its counsel) copies of all filings made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

          (i) Accounting Changes. The Company shall not make any material change, other than in the ordinary course of business, consistent with past practice, or as required by the SEC or law, with respect to any accounting methods, principles or practices used by the Company (except insofar as may be required by a change in generally accepted accounting principles, of which the Company shall promptly notify Parent).

          (j) Discharge of Liabilities. Except for fees and expenses related to the transactions contemplated herein, the Company shall not, and shall not permit any of the Subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of (i) liabilities recognized or disclosed in the Most Recent Financial Statements, or (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice. The Company shall not, and shall not permit any of the Subsidiaries to, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of the Subsidiaries is a party.

          (k) Compensation of Company Employees. Except as provided in Section 6.04, the Company and the Subsidiaries will not, without the prior written consent of Parent, except as may be required by law, (i) enter into, adopt, amend or terminate any Company Benefit Plan or other employee benefit plan or any agreement, arrangement, plan or policy for the benefit of any director, executive officer or current or former key employee, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, executive officer or key employee, except as required by any Company Benefit Plan or agreement with such employees existing on the date of this Agreement, (iii) enter into, adopt, amend or terminate any Company Benefit Plan or other benefit plan or agreement, arrangement, plan or policy for the benefit of any employees who are not directors, executive offices or current or former key employees of the Company, other than increases in the compensation of employees made in the ordinary course of business consistent with past practice, or (iv) pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including the granting of, acceleration of exercisability of or vesting of stock options, stock appreciation rights or restricted stock).

          (l) Material Contracts. Neither the Company nor any of the Subsidiaries shall (i) modify, amend or terminate any material contract or agreement to which the Company or such Subsidiary is a party, or (ii) waive, release or assign any material rights or claims.

          (m) No Dissolution, Etc. The Company shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation of the Company or any of the Subsidiaries.

          (n) Tax Election. The Company shall not make any tax election or settle or compromise any material income tax liability.

          (o) Other Actions. The Company shall not nor will it permit any of the Subsidiaries to take or agree or commit to take any action that is reasonably likely to result in any of the Company's representations or warranties hereunder being untrue in any material respect at, or as of any time prior to, the Effective Time.

          (p) General. The Company shall not, and shall not permit any of the Subsidiaries to, authorize any of, or commit or agree to take any of, the foregoing actions described in this Section 5.01.

     SECTION 5.02.  No Solicitation.


     (a) The Company and its officers, directors, employees, representatives and agents shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal (as hereinafter defined). From and after the date hereof until the termination of this Agreement, the Company shall not, nor shall it permit any of the Subsidiaries to, authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of the Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information or assistance), or knowingly take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal; provided, however, that if, at any time the Board of Directors of the Company determines in good faith, based upon the opinion of independent legal counsel (who may be the Company's regularly engaged independent counsel), that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to an unsolicited Superior Proposal (as hereinafter defined), and subject to compliance with Section 5.02(c), (x) furnish information with respect to the Company to the person making such unsolicited Superior Proposal pursuant to a customary confidentiality agreement, and (y) participate in discussions or negotiations regarding such Superior Proposal. For purposes of this Agreement, "Acquisition Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the total value of the assets of the Company and the Subsidiaries or 20% or more of any class of equity securities of the Company or any of the Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of the Subsidiaries, any merger, consolidation, business combination, sale of all or substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Subsidiaries (other than the transactions between the parties hereto contemplated by this Agreement), or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which could reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby. For purposes of this Agreement, a "Superior Proposal" means any


                                       A-9
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bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, 20% or more of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of Josephthal & Co. Inc. to be more favorable to the Company's stockholders than the terms of the Merger set forth in this Agreement.


     (b) Except as set forth in this Section 5.02, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation of this Agreement or the Merger by such Board of Directors or such committee, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of the Company determines in good faith, based upon the opinion of independent legal counsel (who may be the Company's regularly engaged independent counsel), that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors of the Company may (subject to the other provisions of Section 5.02) withdraw or modify its approval or recommendation of this Agreement and the Merger, approve or recommend a Superior Proposal (as defined above), cause the Company to enter into an agreement with respect to a Superior Proposal or terminate this Agreement, but in each case only at a time that is after the fifth business day following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. In addition, if the Company proposes to enter into an agreement with respect to any Acquisition Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to Parent the Termination Fee (as such term is defined in Section 6.06(b)).


     (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 5.02, the Company shall promptly advise Parent orally and in writing of any request for information or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the person making such request or Acquisition Proposal.

     (d) Nothing contained in this Section 5.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with independent legal counsel (who may be the Company's regularly engaged independent counsel), failure so to disclose would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 5.02(b), withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

     SECTION 5.03. Other Actions. Except as contemplated by Section 5.02 or the other provisions of this Agreement, the Company shall not, and shall not permit any of the Subsidiaries to, take any action that could reasonably be expected to result in (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect, or (iii) any of the conditions to the Merger set forth in Article VII hereof not being satisfied in all material respects.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.01.  Stockholder Approval; Preparation of Proxy Statement.


     (a) The Company shall, as soon as practicable, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholder Meeting") for the purpose of obtaining the Company Stockholder Approval. The Company shall, through its Board of Directors, recommend to its stockholders that the

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Company Stockholder Approval be given. The Company shall, at the direction of
Parent, solicit from holders of Shares entitled to vote at the Stockholder Meeting proxies in favor of the Company Stockholder Approval and shall take all other action necessary or, in the judgment of Parent, helpful to secure the vote or consent of such holders required by the Corporation Law or this Agreement to effect the Merger.

     (b) Parent and the Company shall, as soon as practicable, jointly prepare and the Company shall file a preliminary Proxy Statement (or, if requested by Parent and applicable, an information statement in lieu of a proxy statement pursuant to Rule 14C under the Exchange Act, with all references herein to the Proxy Statement being deemed to refer to such information statement, to the extent applicable) with the SEC and shall use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. The Company and its counsel shall permit Parent and its counsel to participate in all communications with the SEC and its staff, including all meetings and telephone conferences, relating to the Proxy Statement, the Merger or this Agreement.

     (c) Parent agrees to cause all Shares owned by Parent or any subsidiary of Parent to be voted in favor of the Company Stockholder Approval.

     (d) The Company hereby consents to the inclusion in the Proxy Statement of the recommendation of the Company's Board and the recommendation of the Board's Special Committee, described in Section 3.03, subject to any modification, amendment or withdrawal thereof.

     (e) In connection with the Merger, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Shares, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the documents necessary to consummate the Merger, Parent and Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Merger and, if this Agreement shall be terminated, shall, upon request, deliver, and shall use their best efforts to cause their agents to deliver, to the Company all copies of such information then in their possession or control.

     SECTION 6.02. Access to Information. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which the Company is subject (from which it shall use reasonable efforts to be released), the Company shall, and shall cause each of the Subsidiaries to, afford to Parent and to the officers, employees, accountants, counsel and other representatives of Parent access, during normal business hours to all their respective properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of the Subsidiaries to) furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to SEC requirements, and (b) all other information concerning its business, properties and personnel as Parent may reasonably request.

     SECTION 6.03. Reasonable Efforts. Each of the Company, Parent and Sub agrees to use its reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include
                                      A-11
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furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Merger. Each of the Company, Parent and Sub will, and the Company shall cause each of the Subsidiaries to, use its reasonable efforts to take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Sub, the Company or any of their subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement, except that no party need waive any substantial rights or agree to any substantial limitation on its operations or to dispose of or hold separate any material assets.

     SECTION 6.04.  Company Stock Options; Plans.


     (a) Parent and the Company shall, effective as of the Effective Time, (i) cause each outstanding option to purchase Company Common Stock (a "Company Stock Option") issued pursuant to the Company's 1993 Executive and Directors' Stock Option Plan (the "Company Stock Option Plan"), whether or not exercisable or vested, to become fully exercisable and vested, (ii) cause each Company Stock Option that is outstanding to be canceled, and (iii) in consideration of such cancellation and, except to the extent that Parent or Sub and the holder of any such Company Stock Option otherwise agree, cause the Company (or, at Parent's option, Sub) to pay such holders of Company Stock Options an amount in respect thereof equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price of each such Company Stock Option, and (y) the number of shares of Company Common Stock subject to the Company Stock Option immediately prior to its cancellation (such payment to be net of applicable withholding taxes).


     (b) Except as may otherwise be agreed by Parent or Sub and the Company, the Company Stock Option Plan shall terminate as of the Effective Time, and no holder of Company Stock Options or any participant in the Company Stock Option Plan shall have any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

     (c) Except as may otherwise be agreed by Parent or Sub and the Company, all other plans, programs or arrangements providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of the Subsidiaries shall terminate as of the Effective Time, and no participant in any such plans, programs or arrangements shall have any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

     SECTION 6.05. Confidentiality. Prior to the Closing, each of Parent and Sub shall, and shall cause its affiliates (as defined in Section 9.03) and its and their employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any information of any kind concerning the Company and its business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by Parent, Sub, any of their respective affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to Parent, Sub, any of their respective affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers on a nonconfidential basis, and (iii) information that is required to be disclosed by Parent, Sub, any of their respective affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Entity; and provided further that Parent promptly shall notify the Company of any disclosure pursuant to clause (iii) of this Section 6.05. Promptly after any termination of this Agreement, Parent, Sub and their representatives shall return to the Company or destroy all copies of documentation with respect to the Company that were supplied by or on behalf of the Company pursuant to this Agreement, without retaining any copy thereof, and destroy any notes or analyses Parent, Sub and/or their representatives may have prepared containing information derived from such materials.

     SECTION 6.06.  Fees and Expenses.

     (a) Except as provided below in this Section 6.06, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses and Parent shall reimburse the Company for all such fees and expenses incurred by the Company.


     (b) If (i) Parent or Sub terminates this Agreement under Section 8.01(c) or
Section 8.01(d), or (ii) the Company terminates this Agreement pursuant to
Section 8.01(e), then Parent shall have no obligation to reimburse the Company for its fees and expenses and the Company shall assume and pay to Parent, or cause to be paid, all out-of-pocket expenses actually incurred by Parent and Sub in connection with the transactions contemplated hereby (such sum is referred to herein as the "Termination Fee").


     SECTION 6.07.  Indemnification; Insurance.


     (a) Parent and Sub agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers (the "Indemnified Parties") of the Company and the Subsidiaries as provided in their respective certificates of incorporation or bylaws (or similar organizational documents) or existing indemnification contracts shall survive the Merger and shall continue in full force and effect in accordance with their terms.



     (b) In addition, Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than two years after the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the Company's existing D&O Insurance policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.


     (c) This Section 6.07 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties and their respective heirs, personal representatives, successors and assigns, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

     SECTION 6.08.  Employment and Benefit Arrangements.

     (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor all employment, severance, termination and retirement agreements to which the Company is a party, as such agreements are in effect on the date hereof.

     (b) For a one-year period following the Effective Time, Parent shall cause the Surviving Corporation to provide those employees who are employees of the Surviving Corporation at the Effective Time with benefits that are, in the aggregate, no less favorable to such employees as are the benefits of the Company available to such employees immediately prior to the Effective Time.

     (c) The provisions of this Section 6.08 are not intended to create rights of third party beneficiaries.

                                  ARTICLE VII

                                   CONDITIONS

     SECTION 7.01. Conditions to Each Party's Obligation to Effect The Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) This Agreement and the Merger shall have been approved and adopted by the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Company Common Stock;

          (b) All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Authority or other regulatory body required in connection with the execution, delivery and performance of this Agreement, the failure to obtain which would prevent the consummation of the Merger or have a material adverse effect on the Company, shall have been obtained without the imposition of any condition having a material adverse effect on Company;

          (c) If applicable, early termination shall have been granted or applicable waiting periods shall have expired under the HSR Act; and

          (d) No Governmental Authority or other regulatory body (including any court of competent jurisdiction) shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal, materially restricting or in any way preventing or prohibiting the Merger or the transactions contemplated by this Agreement.

     SECTION 7.02. Conditions to Obligations of Parent and Sub to Effect The Merger. The obligations of Parent and Sub to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a) There shall not have occurred any change, condition, event or development that has resulted in, or could reasonably be expected to result in, a material adverse effect on the Company;

          (b) The representations and warranties of the Company in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time;

          (c) The representations and warranties of the Company in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, except in any case where such failure to be true and correct would not, in the aggregate, (x) have a material adverse effect on the Company or Parent, or (y) prevent or materially delay the consummation of the Merger;

          (d) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement;

          (e) An officer of the Company shall have delivered to Parent and Sub a certificate to the effect that each of the conditions specified in Sections 7.02(b), (c) and (d) is satisfied in all respects;

          (f) All authorizations, consents, waivers and approvals from parties to contracts or other agreements to which any of the Company or the Subsidiaries is a party, or by which any of them is bound, as may be required to be obtained by them in connection with the performance of this Agreement, the failure to obtain which would prevent the consummation of the Merger or have, individually or in the aggregate, a material adverse effect on Company, shall have been obtained;

          (g) At the mailing date of the Proxy Statement and the date of the Stockholders Meeting, the Proxy Statement shall not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein not misleading; and

          (h) Parent shall have received an opinion, dated the Effective Time, of Shefsky & Froelich, Ltd., counsel to the Company, in form and substance reasonably satisfactory to Parent, with respect to the matters set forth in Sections 3.01, 3.02 and 3.03 (including as to the Company Stockholder Approval) hereof.

     SECTION 7.03. Conditions to Obligations of The Company to Effect The Merger. The obligations of the Company to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a) The representations and warranties of Parent and Sub in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time;

          (b) The representations and warranties of the Parent and Sub in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time;

          (c) Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement; and

          (d) Parent and Sub shall have delivered to the Company a certificate to the effect that each of the conditions specified in Sections 7.03(a),
     (b) and (c) is satisfied in all respects.

          (e) The Company shall have received an opinion, dated the Effective Time, of Greenberg Traurig, P.A., counsel to Parent and Sub, in form and substance reasonably satisfactory to the Company, with respect to the matters set forth in Sections 4.01, 4.02, 4.03(i) and 4.08 hereof, provided that such opinion may rely, as to matters of Washington law, upon an opinion of counsel licensed to practice in the State of Washington and reasonably acceptable to the Company.

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

     SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the terms of this Agreement by the stockholders of the Company:

          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Company Common Stock pursuant to the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

     Provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to any party that has failed to perform its obligations under Section 6.03 or the proviso contained in
     Section 7.01(b);

          (c) by Parent or Sub, if

             (i) any representation or warranty of the Company shall not have been true and correct in all material respects when made, except in any case where such failure to be true and correct would not, in the aggregate, (x) have a material adverse effect on the Company, or (y) prevent or materially delay the consummation of the Merger;

             (ii) any representation or warranty of the Company (other than representations and warranties made as of a specified date) shall have ceased at any later date to be true and correct in all material respects as if made at such later date, except in any case where such failure to be true and correct would not, (x) in the aggregate, have a material adverse effect or (y) prevent or materially delay the consummation of the Merger; or

             (iii) the Company shall have failed to comply in any material respect with any of its material obligations or covenants contained herein;

          (d) by Parent or Sub, if

             (i) the Board of Directors of the Company or the Special Committee shall have failed to approve and recommend or shall have withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Merger or this Agreement, or approved or recommended any Acquisition Proposal;

             (ii) the Company shall have entered into any agreement with respect to any Superior Proposal in accordance with Section 5.02(b); or

             (iii) the Board of Directors of the Company or the Special Committee shall have resolved to take any of the foregoing actions;

          (e) by the Company in connection with entering into a definitive agreement in accordance with Section 5.02(b), provided it has complied with all provisions thereof, including the notice provisions therein and the payment of the Termination Fee, and provided that the Company shall not have breached in any material respect the provisions of Section 5.02(a); or

          (f) by the Company, if

             (i) any representation or warranty of Parent or Sub shall not have been true and correct in all material respects when made or (unless made as of a specified date) shall have ceased at any later date to be true and correct in all material respects as if made at such later date; or

             (ii) Parent or Sub fails to comply in any material respect with any of its material obligations or covenants contained herein.

     SECTION 8.02. Effect of Termination. In the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers, directors, stockholders or affiliates, except with respect to Section 3.06, Section 4.06, Section 6.05, Section 6.06, this Section 8.02 and Article IX; provided, however, that nothing herein shall relieve any party for liability for any breach hereof.

     SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after obtaining the Company Stockholder Approval, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders (or which reduces the amount or changes the Merger Consideration to be delivered to such stockholders) without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE IX

                                 MISCELLANEOUS

     SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, in the case of the Company, shall survive the acceptance for payment of, and payment for, Shares by Sub pursuant to this Agreement.

     SECTION 9.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Parent or Sub, to:

              RGI Holdings, Inc.
              c/o Resource Group International
              2025 First Avenue
              Seattle, Washington, 98102
              Attention: Deborah Dormaier
              Telecopy No.: (206) 448-0404
              Confirm No.: (206) 464-0200

        with a copy to:

              Greenberg Traurig, P.A.
              1221 Brickell Avenue
              Miami, Florida 33131
              Attention: Michael W. Hein, Esq.
              Telecopy No.: (305) 579-0717
              Confirm No.: (305) 579-0500

        and

        (b) if to the Company, to:

              Legend Properties, Inc.
              17300 River Ridge Boulevard
              Dumfries, Virginia 22026
              Attention: President
              Telecopy No.: (703) 445-0811
              Confirm No.: (703) 221-4251

        with a copy to:

              Shefsky & Froelich, Ltd.
              444 North Michigan Avenue
              Suite 2500
              Chicago, Illinois 60611
              Attention: Michael J. Choate, Esq.
              Telecopy No.: (312) 527-5921
              Confirm No.: (312) 527-4000


     SECTION 9.03. Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. As used in this Agreement, the term "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person, and the term "affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act. As used in this Agreement, "material adverse change" or "material adverse effect" means, when used in connection with the Company, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that, individually or in the aggregate with any such other changes or effects, is materially adverse to the business, prospects, assets (including intangible assets), financial condition or results of operations of the Company and the Subsidiaries taken as a whole. Notwithstanding the foregoing, a "material adverse change" or "material adverse effect" shall not include changes in general economic conditions or changes affecting the industries generally in which the Company operates.


     SECTION 9.04. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when said counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     SECTION 9.05. Entire Agreement; Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.07, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     SECTION 9.06. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

     SECTION 9.07. Publicity. Except as otherwise required by law, for so long as this Agreement is in effect, neither the Company, Sub nor Parent shall, nor shall the Company permit any of the Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

     SECTION 9.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 9.09. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the State of Delaware. The prevailing party in any judicial action shall be entitled to receive from the other party reimbursement for the prevailing party's reasonable attorneys' fees and disbursements, and court costs.

           [The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          RGI Holdings, Inc.

                                          By: /s/ DEBRA DORMAIER
                                            ------------------------------------
                                            Name: Debra Dormaier
                                            Title: Vice President

                                          LP Acquisition Corp.

                                          By: /s/ DEBRA DORMAIER
                                            ------------------------------------
                                            Name: Debra Dormaier
                                            Title: Vice President

                                          Legend Properties, Inc.

                                          By: /s/ PETER J. HENN
                                            ------------------------------------
                                            Name: Peter J. Henn
                                            Title: President and Chief Executive
                                              Officer

                               (Josephthal Logo)

                                                                      APPENDIX B

                                                                 January 5, 2000

The Board of Directors
Legend Properties, Inc.
3755 7th Terrace
Suite 301
Vero Beach, Florida 32960

Dear Board of Directors:

     Josephthal & Co. Inc. ("Josephthal", "we", or "us") understands that RGI Holdings, Inc. will acquire all of the outstanding shares of common stock of Legend Properties, Inc. (the "Company" or "Legend"), not currently owned by RGI (the "Remaining Shares"). The transaction would be structured as a cash merger (the "Merger") in which each holder of the Remaining Shares would receive $50 per share. Legend, formerly known as Banyan Mortgage Investment Fund, is the surviving corporation from the December 31, 1996 merger of Banyan Mortgage Investment Fund with RGI US Holdings, Inc. For financial reporting purposes, the merger was treated as a recapitalization of RGI US Holdings, Inc., with RGI US Holdings, Inc. as the acquirer of Banyan Mortgage Investment Fund. Prior to the merger, RGI US Holdings Inc. was a wholly owned subsidiary of RGI Holdings, Inc. ("RGI"). We understand that RGI owns approximately 80% of the outstanding shares of Legend.

     You have requested our opinion (the "Fairness Opinion"), as to the fairness from a financial point of view, to Legend and its stockholders (other than RGI), of the consideration to be paid by RGI (the "Merger Consideration"), to the holders of the Remaining Shares. We do not perform tax, accounting or legal services or render such advice, in our review and analyses, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us by the Company or publicly available and have neither attempted independently to verify nor assumed responsibility for verifying any of this information. We have not conducted a physical inspection of Legend's properties or facilities, nor have we made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of the related properties, facilities or business segments. We have assumed that management's financial analyses have been prepared on a good faith reasonable basis reflecting the best currently available estimates and judgments of Legend's management and/or financial consultants or advisors to Legend.

     In conducting our analysis, and arriving at the opinion expressed herein, we have reviewed the following materials and considered such financial and other factors as we deemed relevant, including, among others, the following: (i) certain historical financial, operating and other data that were publicly available or were furnished to us by Legend regarding the Merger including, but not limited to: (a) projections and cash flow analyses for the Company prepared by management; (b) projections and cash flow analyses for the Company's three core properties Grand Harbor, Oak Harbor and Southbridge), prepared by management (c) Form 10-K for the periods ending 12/31/98, 12/31/97, 12/31/96 and 12/31/95, Form 10-Q for the periods ending 3/31/96 through 9/30/99, and Form 8-K dated 10/2/95; (d) internally generated operating reports and discussions from management concerning the various business segments of Legend; (e) a debt analysis summary prepared by management as of 9/30/99; (f) real estate appraisals prepared by management with the assistance of identified third parties; (d) various press releases and marketing materials regarding the development and status of the company's three core properties (Grand Harbor, Oak Harbor and Southbridge); (iii) publicly available financial, operating and stock market data for companies engaged in businesses deemed comparable to those of the Company; and (iv) such other factors and information as we deemed appropriate.

     In conducting our analyses and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of Legend; (ii) the business prospects of Legend; (iii) the historical and current market for the Remaining Shares and (iv) the nature and terms of other transactions and comparable company analyses that we believe to be relevant. We have also taken into account our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuation generally. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise this presentation based upon circumstances or events occurring after the date hereof. In that regard, we have not considered any similar transaction to which Legend might become a party whether announced or not, that has not closed prior to the date hereof. This presentation is limited to the fairness, from a financial point of view, of the Merger Consideration to the holders of the Remaining Shares. This presentation does not address in any way Legend's underlying business decision to effect the Merger, nor do we opine on the capital requirements or availability of capital for Legend.

     In connection with our review and analyses and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us or which is public, and have not attempted to verify independently any such information. We have relied solely on the information and estimates provided to us by management of Legend and have neither made nor obtained any independent appraisals of any properties, other assets or facilities of Legend. With respect to certain financial information, including financial analyses and projections, relating to the business or prospects of Legend, provided to us by management of Legend, we have assumed that the financial information has been reasonably prepared and that the financial projections present Legend management's best currently available estimates and judgments as to the future financial performance of Legend. Further, the Company represents and warrants the accuracy and completeness of the information it has provided. Josephthal was not requested to, nor did we, inspect any of the assets of Legend.

     As you know, Josephthal has been retained by Legend to render this opinion and provide other financial advisory services, and will receive fees for such services. In addition, in the ordinary course of business, Josephthal may actively trade the shares of Legend for its own account and for the accounts of customers, and, accordingly, may at any time hold a long or short position in such securities. This opinion is solely for the use of the Board of Directors of Legend and is not to be publicly disclosed, used, excerpted from, reproduced or disseminated, quoted from or referred to at any time, in any manner or for any purpose, without the prior written consent of Josephthal; provided, however, that Legend may include the Fairness Opinion in whole, but not in part, as an appendix to the Proxy Statement to be filed with the Securities and Exchange Commission and delivered to the stockholders of Legend. This opinion does not constitute a recommendation to any holder of Legend Remaining Shares as to how any such stockholder should vote on any aspect of the Merger, nor does this opinion address the relative merits of the Merger or any other transactions or business strategies or the decision of the Board of Directors of Legend to proceed with the Merger.

     Based upon and subject to the foregoing it is our opinion that, as of the date hereof, the consideration to be paid in the Merger is fair to Legend and its stockholders (other than RGI) from a financial point of view.

                                          Very truly yours,

                                          /s/ Josephthal & Co. Inc.
                                          Josephthal & Co. Inc.

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